  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 11, 1997

                                               REGISTRATION NO.: 333-28365
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------
                        HALL, KINION & ASSOCIATES, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                  7370                        77-0337705
      (STATE OR OTHER    (PRIMARY STANDARD INDUSTRIAL      (I.R.S. EMPLOYER
      JURISDICTION OF     CLASSIFICATION CODE NUMBER)   IDENTIFICATION NUMBER)
      INCORPORATION OR
       ORGANIZATION)

                      19925 STEVENS CREEK BOULEVARD
                       CUPERTINO, CALIFORNIA 95014
                            (408) 863-5600
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                ---------------
                                BRENDA C. HALL
                            CHIEF EXECUTIVE OFFICER
                        HALL, KINION & ASSOCIATES, INC.

                      19925 STEVENS CREEK BOULEVARD
                       CUPERTINO, CALIFORNIA 95014
                              (408) 863-5600
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                                ---------------
                                  COPIES TO:

              SCOTT C. DETTMER                                 DAVID J. SEGRE
              MARGARET E. NIBBI                              ROBERT G. O'CONNOR
              ROBERT G. SPECKER                             MICHELLE L. WHIPKEY
             CHRISTINE M. NAKATA                      WILSON SONSINI GOODRICH & ROSATI
          GUNDERSON DETTMER STOUGH                        PROFESSIONAL CORPORATION
    VILLENEUVE FRANKLIN & HACHIGIAN, LLP                     650 PAGE MILL ROAD
           155 CONSTITUTION DRIVE                       PALO ALTO, CALIFORNIA 94304
        MENLO PARK, CALIFORNIA 94025                           (415) 493-9300
               (415) 321-2400

                                ---------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------
                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------
                                                             PROPOSED        PROPOSED
                                                             MAXIMUM         MAXIMUM
          TITLE OF EACH CLASS OF            AMOUNT TO BE  OFFERING PRICE    AGGREGATE         AMOUNT OF
        SECURITIES TO BE REGISTERED         REGISTERED(1)  PER SHARE(2)  OFFERING PRICE(2) REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value.............    2,892,250       $13.00       $37,599,250        $11,394(3)
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------

(1) Includes 377,250 shares that the Underwriters have the option to purchase to cover over-allotments, if any.
(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a).

(3) The registration fee was previously paid on May 28, 1997.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED JULY 11, 1997

                                2,515,000 SHARES

                             [LOGO OF HALL KINION]

                                  COMMON STOCK

  Of the 2,515,000 shares of Common Stock offered hereby, 1,666,667 shares are being sold by Hall, Kinion & Associates, Inc. ("Hall Kinion" or the "Company") and 848,333 shares are being sold by the Selling Stockholders. The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. See "Principal and Selling Stockholders."

  Prior to this offering (the "Offering"), there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $11.00 and $13.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Company has applied to have the Common Stock approved for quotation on the Nasdaq National Market under the symbol "HAKI."

  SEE "RISK FACTORS" COMMENCING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                                  -----------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES AND  EXCHANGE COMMISSION  OR  ANY STATE  SECURITIES COMMISSION
    PASSED  UPON  THE   ACCURACY  OR  ADEQUACY  OF   THIS  PROSPECTUS.  ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                     Proceeds to
                Price to        Underwriting       Proceeds to         Selling
                 Public         Discount (1)       Company (2)      Stockholders
--------------------------------------------------------------------------------
Per Share.         $                 $                 $                 $
Total (3).        $                 $                 $                 $
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) See "Underwriting" for information concerning indemnification of the Underwriters and other matters.

(2) Before deducting expenses payable by the Company, estimated at $900,000.

(3) Certain Selling Stockholders have granted to the Underwriters a 30-day option to purchase up to 377,250 additional shares of Common Stock solely to cover over-allotments, if any. If the Underwriters exercise this option
    in full, the Price to Public will total $   , the Underwriting Discount
    will total $    and the Proceeds to Selling Stockholders will total $    .
    See "Underwriting."

  The shares of Common Stock are offered by the several Underwriters named herein, subject to receipt and acceptance by them and their right to reject any order in whole or in part. It is expected that delivery of the certificates representing such shares will be made against payment therefor at the office of
Montgomery Securities on or about       , 1997.

                                  -----------
MONTGOMERY SECURITIES
                            ROBERT W. BAIRD & CO.
                               Incorporated
                                             THE ROBINSON-HUMPHREY COMPANY, INC.

                                       , 1997

                                HALL KINION:
                         IT PROFESSIONALS FOR THE NEXT
                           GENERATION OF TECHNOLOGY



                            [LOGO OF HALL KINION]
                        The Staffing Solutions People



                 [COLLAGE OF FOUR DIFFERENT ABSTRACT IMAGES]



CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK OF THE COMPANY, INCLUDING PURCHASES OF THE COMMON STOCK TO STABILIZE ITS MARKET PRICE, PURCHASES OF THE COMMON STOCK TO COVER SOME OR ALL OF A SHORT POSITION IN THE COMMON STOCK MAINTAINED BY THE UNDERWRITERS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus, including information under "Risk Factors." Except as otherwise specified, all information contained in this Prospectus: (i) assumes no exercise of the Underwriters' over-allotment option; (ii) assumes the retirement of 800,000 shares of the Company's Common Stock in satisfaction of certain promissory notes; and (iii) except in the Consolidated Financial Statements, assumes that each outstanding share of Series A Preferred Stock of the Company will be converted into approximately 1.04 shares of Common Stock upon the closing of this Offering assuming an offering price of $12.00 per share. See "Description of Capital Stock" and "Underwriting." References to the "TeamAlliance Acquisition" refer to the acquisition by the Company of certain assets of TeamAlliance Technology Partners L.P. and certain limited liability and management companies (collectively,"TeamAlliance").

                                  THE COMPANY

  Hall, Kinion & Associates, Inc. is a leading provider of specialized information technology ("IT") professionals on a contract and permanent basis in 14 major technology centers located throughout the United States and in London. The Company provides its services primarily to high technology companies, such as software developers, computer systems manufacturers and telecommunications suppliers, primarily for use in their development of next generation products. These companies require highly skilled technical personnel in their engineering, product development and quality assurance functional areas (collectively, "R&D departments"). To meet the specialized needs of these clients, the Company provides its services through distinct technology practice groups ("Practice Groups") organized around specific technologies (such as Windows, Unix or CAD) frequently used by such clients. The Company believes that this specialization enables it to respond rapidly to its clients and provide leading-edge technology assignments for its IT professionals. In 1996, the Company placed contract and permanent IT professionals with an extensive group of high technology clients, including Borland, Cisco Systems, Microsoft, Oracle and numerous emerging growth technology clients, with no single client representing more than 5.0% of net revenues. With the Company's acquisition of TeamAlliance in December 1996, the Company expanded its service offerings to include traditional IT professional services for information systems ("IS") departments of corporate clients. The Company believes that the IS business complements its core R&D business and allows the Company to further leverage its specialized Practice Groups and its national presence.

  The high technology industry continues to experience substantial growth and rapid rates of innovation. These trends, combined with intense competition, have placed pressure on high technology companies to shorten product life cycles and the time-to-market of new products. The development of next generation products, however, often requires significant and highly specialized technical talent which may not be available internally. As a result, high technology companies are frequently turning to supplemental sources of IT professionals with expertise in current technologies. Furthermore, as new technologies and systems are introduced, businesses which rely on them for mission-critical functions must implement these systems within their already complex computing environments. Consequently, IS departments are faced with the challenge of finding qualified IT professionals to design, develop, deploy and maintain their systems. To address these demands for contract and permanent IT professionals, both R&D departments of high technology companies and IS departments of large corporations are turning to IT professional service companies to augment their existing operations. In July 1996, Dataquest estimated that the size of the IT professional services market in the United States in 1995 was approximately $44.3 billion. Dataquest estimates that this market will grow at a compound annual rate of approximately 15.0%, reaching approximately $89.2 billion by the year 2000.

  The Company's objective is to provide efficient and high quality contract and permanent IT professionals to R&D departments of high technology clients and IS departments of corporate clients and to become the "agent of choice" for IT professionals. To achieve this objective, the Company: (i) focuses on technology-driven clients that typically require IT professionals with more highly specialized skill sets than traditional supplemental IT personnel; (ii) provides specialized IT services through distinct Practice Groups that are focused on specific technologies and that operate relatively autonomously with their own sales forces and recruiting personnel; (iii) pursues cross-selling opportunities between permanent placement and contract services; (iv) seeks to attract and retain qualified IT professionals; and (v) provides strong corporate support to its 14 regional markets.

  In late 1994, the Company implemented a growth strategy intended to create a network of offices in regional markets, each comprised of multiple Practice Groups. Key elements of this growth strategy are to:

  . ADD PRACTICE GROUPS TO EXISTING REGIONAL MARKETS. The Company currently has 11 different types of Practice Groups. However, only one of the Company's 14 regional markets has more than four types of Practice Groups currently operating. As a result, the Company believes that there is a substantial opportunity to increase the number of Practice Groups within each of its existing regional markets. The Company has begun to add permanent and R&D contract services Practice Groups to selected regional markets entered through the TeamAlliance Acquisition.

  . HIRE ADDITIONAL REVENUE-GENERATING EMPLOYEES FOR EXISTING PRACTICE GROUPS. The Company believes there is potential for revenue growth from the addition of technical recruiting agents and account managers in existing Practice Groups. The addition of these employees represents increased opportunities to generate revenues by servicing a greater number of current and prospective clients and IT professionals.

  . OPEN ADDITIONAL LOCATIONS IN NEW REGIONAL TECHNOLOGY MARKETS. A key element of the Company's growth strategy is to continue to enter new regional markets with a concentration of high technology companies. The Company currently has Practice Groups in 14 regional markets, including Silicon Valley, the Research Triangle and certain other high technology markets. The Company is currently considering entering other technology markets, such as Atlanta, Boston and Dallas, and may in the future consider further international expansion beyond London.

  . ACQUIRE COMPLEMENTARY BUSINESSES. The Company intends to explore the potential acquisition of businesses that would provide it with: (i) new technology practices; (ii) strategically complementary businesses; (iii) new geographical presences; or (iv) international recruiting capabilities. For example, as a result of the TeamAlliance Acquisition, the Company expanded its Practice Groups to include traditional IS contract services and entered five new regional markets.

                                  THE OFFERING

Common Stock offered by the Company.......  1,666,667 shares

Common Stock offered by the Selling
 Stockholders.............................    848,333 shares

Common Stock to be outstanding after the
 Offering.................................  8,933,619 shares(1)
Use of proceeds...........................  To repay outstanding indebtedness and for working capital and other
                                            general corporate purposes,
                                            including possible acquisitions.
                                            See "Use of Proceeds."
Proposed Nasdaq National Market symbol....  HAKI
--------

(1) Assumes the conversion of each outstanding share of Series A Preferred Stock of the Company into approximately 1.04 shares of Common Stock upon the closing of this Offering assuming an offering price of $12.00 per share. See "Description of Capital Stock." Also assumes the retirement of 800,000 shares of the Company's Common Stock in satisfaction of certain promissary notes. See "Certain Transactions." Excludes 2,438,186 shares of Common Stock issuable upon exercise of outstanding stock options as of June 30, 1997 at a weighted average exercise price of $4.33 per share, and 250,000 shares of Common Stock issuable upon exercise of outstanding warrants at an exercise price of $0.01 per share. Using the treasury stock method, the outstanding options and warrants represent 1,510,590 shares of Common Stock equivalents assuming an offering price of $12.00 per share. Also excludes: (i) 300,000 shares of Common Stock reserved for future grant under the Company's 1997 Stock Option Plan; (ii) 350,000 shares of Common Stock reserved for future grant under the Company's IT Professional Plan; and (iii) 150,000 shares of Common Stock reserved for future issuance under the Company's Employee Stock Purchase Plan. See "Management--1997 Stock Option Plan," "--Employee Stock Purchase Plan," "--IT Professional Plan" and Note 8 of Notes to Consolidated Financial Statements.

         SUMMARY CONSOLIDATED AND PRO FORMA CONSOLIDATED FINANCIAL DATA
              (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)

                                                                             SIX MONTHS
                                 YEAR ENDED DECEMBER 31,                   ENDED JUNE 30,
                          -------------------------------------- PRO FORMA ---------------
                           1992    1993   1994    1995    1996   1996 (1)   1996    1997
                          ------  ------ ------- ------- ------- --------- ------- -------
CONSOLIDATED STATEMENT
OF OPERATIONS DATA:
Net revenues............  $4,361  $9,780 $15,968 $29,385 $50,571  $65,091  $22,740 $42,691
Gross profit............   2,058   3,394   5,240  10,176  20,229   24,237    9,101  16,758
Income (loss) from
 operations.............     (27)    125     262   1,307   1,996    1,697    1,532   1,162
Net income (loss).......    (107)     28      33     682   1,361      475    1,028     555
Net income (loss) per
 share (2)..............  $(0.01) $  --  $   --  $  0.09 $  0.15  $  0.05  $  0.11 $  0.06
Shares used in per share
 computations...........   7,227   7,227   7,227   7,272   9,351    9,351    8,941   9,503
SELECTED OPERATING DATA
(AT PERIOD END):
Regional markets........       1       1       3       5      14       14        6      14
Total employees (3).....      40      58      64     141     327      327      181     348

                                                      JUNE 30, 1997
                                          --------------------------------------
                                          ACTUAL   PRO FORMA (4) AS ADJUSTED (5)
                                          -------  ------------- ---------------
CONSOLIDATED BALANCE SHEET DATA:
Working capital (deficit)................ $  (850)    $  (850)       $14,350
Total assets.............................  26,826      26,826         36,011
Long-term debt...........................   5,998       5,998          3,498
Redeemable convertible preferred stock...   9,900         --             --
Total stockholders' equity (deficit).....  (2,190)      7,710         25,410

--------
(1) The pro forma consolidated statement of operations data reflects the combined operations of the Company and TeamAlliance as if the acquisition, which was completed on December 2, 1996, had been completed as of January 1, 1996. See "Unaudited Pro Forma Condensed Combining Statement of Income."

(2) Computed on the basis described in Note 1 of Notes to Consolidated Financial Statements.

(3) Total employees excludes IT professionals performing contract assignments for clients.

(4) Adjusted to reflect the conversion of all outstanding shares of Preferred Stock into Common Stock.

(5) Adjusted to reflect the sale of 1,666,667 shares of Common Stock by the Company hereby and the application of the estimated net proceeds therefrom. Also reflects the tender of 800,000 shares of the Company's Common Stock in payment of certain outstanding promissory notes. See "Use of Proceeds" and "Capitalization."

                                 RISK FACTORS

  The following risk factors should be considered carefully in addition to the other information contained in this Prospectus before purchasing the shares of Common Stock offered hereby. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from those projected in the forward-looking statements. Factors that may cause such a difference include, but are not limited to, those set forth in Risk Factors below and elsewhere in this Prospectus.

ABILITY TO ATTRACT AND RETAIN QUALIFIED IT PROFESSIONALS

  The Company's success depends on its ability to attract and retain qualified IT professionals with the technical skills and experience necessary to meet its clients' requirements for technical personnel. Competition for individuals with proven technical skills, particularly in the Windows, Unix, CAD and other technology environments for which the Company provides services, is intense, and the Company expects that competition for IT professionals will increase in the future. Furthermore, IT professionals typically provide services on an assignment-by-assignment basis and can terminate an assignment with the Company at any time. The Company competes for such individuals with other providers of technical staffing services, systems integrators, providers of outsourcing services, computer consultants and temporary personnel agencies. Many of the IT professionals who work with the Company also work with the Company's competitors, and there can be no assurance that IT professionals currently working on projects for the Company will not choose to work for competitors on future assignments. There also can be no assurance that the Company will be able to attract and retain qualified IT professionals in sufficient numbers in the future. The Company's net revenues in any period are related, among other factors, to the number of IT professionals it has on staff and engaged on assignments. If the Company is unable to hire or retain such personnel, the Company's business, operating results and financial condition would be materially adversely affected. See "Business--Business Strategy," "--IT Professionals" and "--Competition."

RISKS INHERENT IN ADDITION OF PRACTICE GROUPS AND EXPANSION INTO NEW MARKETS

  The Company's growth depends on its ability to successfully expand existing Practice Groups, add additional Practice Groups within its existing regional markets and enter new regional markets. This expansion is dependent on a number of factors, including the Company's ability to: attract, hire, integrate and retain qualified revenue generating employees; develop, recruit and maintain a base of qualified IT professionals within a regional market; accurately assess the demand of a new market; and initiate, develop and sustain corporate client relationships in each new regional market. There can be no assurance that the addition of Practice Groups and entrance into new regional markets will occur on a timely basis or achieve anticipated financial results. The addition of new Practice Groups and entrance into new regional markets typically results in increases in operating expenses, primarily due to increased headcount. Expenses are incurred in advance of forecasted revenue, and there is typically a delay before the Company's new recruiting personnel and sales employees reach full productivity. If the Company is unable to add Practice Groups or enter new regional markets in a cost-effective manner or if those Practice Groups and regional markets do not achieve anticipated financial results, the Company's business, operating results and financial condition could be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business-- Growth Strategy."

FLUCTUATIONS IN QUARTERLY RESULTS; SEASONALITY

  The Company's quarterly operating results have in the past and may in the future fluctuate significantly depending on a number of factors, including but not limited to: the rate of hiring and the productivity of revenue-generating personnel; the availability of qualified IT professionals; changes in the relative mix between the Company's contract services and permanent placement services; changes in the pricing of the Company's services; the timing and rate of entrance into new regional markets and the addition of practice groups; departures or temporary absences of key revenue-generating personnel; the structure and timing of acquisitions; changes in the demand for IT professionals; and general economic factors. In addition, because the Company provides services on an assignment-by-assignment basis, which clients can terminate at any time, there can be no assurance that existing clients will continue to use the Company's services at historical levels. Although the impact of seasonal factors will vary, the Company experiences a certain amount of seasonality in its first quarter due primarily to the number of holidays and the number of internal training and incentive programs in the first quarter, which may reduce the number of days worked by IT professionals and revenue-generating employees during such quarter. As a result, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as any indication of future performance. In the event the Company's operating results fall below the expectations of public market analysts and investors, the price of the Company's Common Stock would likely be materially adversely affected. Although the Company has experienced substantial revenue growth in recent years, there can be no assurance that, in the future, the Company will sustain revenue growth or profitability on a quarterly or annual basis at historical levels. See "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

INTEGRATION OF TEAMALLIANCE

  In December 1996, the Company acquired certain assets of TeamAlliance, which was comprised of six affiliated but separate entities that were located in five states. These management companies now operate as a separate practice group within the Company's Contract Services Division. The integration of TeamAlliance, its clients, IT professionals and employees has required a significant amount of management time and attention, and has resulted in significant integration-related expenses, including expenses associated with training TeamAlliance employees and relocating certain TeamAlliance offices. The Company expects that it may incur additional integration related expenses in future periods, and there can be no assurance that the integration of TeamAlliance will not involve disruptions or difficulties, such as departures of clients, IT professionals or employees, resulting in a material adverse impact on the Company's business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON KEY PERSONNEL

  The Company's future business and operating results depend in significant part upon the continued contributions of its key employees and senior management personnel, many of whom would be difficult to replace. The loss or temporary absence of any of the Company's senior management, significant revenue generating employees, other key personnel and, in particular, Brenda
C. Hall, its Chief Executive Officer, or the inability to attract and retain key employees or management personnel in the future, could have a material adverse effect on the Company's business, operating results and financial condition. See "Management."

MANAGEMENT OF GROWTH

  The Company has recently experienced a period of rapid growth that has placed and will continue to place significant demands upon its management and other resources. The Company's net revenues increased 72.1% from $29.4 million in 1995 to $50.6 million in 1996, while headcount increased from 141 employees to 327 employees in the same period. The Company's ability to effectively manage future growth will require the Company to expand its operational, financial and other internal systems. Implementing a new or expanded financial and management information system can be time-consuming and expensive and require significant management resources. There can be no assurance that the Company's current personnel, systems, procedures and controls will be adequate to support the Company's future operations or that any new system can be implemented effectively. Any failure to manage its growth effectively could have a material adverse effect on the Company's business, operating results and financial condition. See "Business--Growth Strategy."

RISKS OF ACQUISITIONS

  A component of the Company's growth strategy is the acquisition of complementary businesses. The successful implementation of this strategy is dependent upon the Company's ability to identify suitable acquisition candidates, obtain requisite financing, acquire such companies on suitable terms and integrate their operations successfully with those of the Company. To date, the Company has completed one acquisition and there can be no assurance that the Company will be able to identify additional suitable acquisition candidates or that the Company will be able to acquire such candidates on favorable terms. Moreover, other providers of IT professional services are also competing for acquisition candidates, which could result in an increase in the price of acquisition targets and a diminished pool of companies available for acquisition. Acquisitions also involve a number of other risks, including adverse effects on the Company's reported operating results from increases in amortized goodwill and interest expense, the diversion of management attention and the subsequent integration of acquired businesses. To the extent the Company seeks to acquire complementary businesses for cash, the Company may be required to obtain additional financing and there can be no assurance such financing will be available on favorable terms, if at all. Due to all of the foregoing, acquisitions may have a material adverse effect on the Company's business, operating results and financial condition. In addition, if the Company issues stock to complete any future acquisitions, existing stockholders will experience further ownership dilution. See "Business--Growth Strategy."

INDUSTRY AND GEOGRAPHIC CONCENTRATION

  The Company's business is dependent on the trends prevalent in, and the continued growth and rate of change of, the high technology industry. In 1996, substantially all of the Company's net revenues were derived by providing services to clients in the high technology industry. In addition, approximately 73.2% of the Company's net revenues in 1996 were derived from services provided to clients located in Silicon Valley (56.9% on a pro forma basis for the TeamAlliance Acquisition). A substantial deterioration in general economic conditions in Silicon Valley or in the high technology industry as a whole would materially and adversely affect the Company's business, financial condition and operating results. See "Business--Clients."

HIGHLY COMPETITIVE MARKET

  The IT staffing industry is highly competitive and fragmented and has low barriers to entry. The Company competes for potential clients with providers of outsourcing services, systems integrators, computer systems consultants, other providers of IT staffing services and temporary personnel agencies. Many of the Company's current and potential competitors have longer operating histories, significantly greater financial and marketing resources, greater name recognition and a larger installed base of IT professionals and clients than the Company. In addition, many of these competitors, including numerous smaller privately held companies, may be able to respond more quickly to customer requirements and to devote greater resources to the marketing of services than the Company. Because there are relatively low barriers to entry, the Company expects that competition will increase in the future. Increased competition could result in price reductions, reduced margins or loss of market share, any of which could materially and adversely affect the Company's business, operating results and financial condition. Further, there can be no assurance that the Company will be able to compete successfully against current and future competitors or that competitive pressures faced by the Company will not have a material adverse effect on its business, operating results and financial condition. See "Business--Competition."

CONCENTRATION OF OWNERSHIP BY PRINCIPAL STOCKHOLDERS

  Upon completion of this Offering, the Company's principal stockholders, Brenda C. Hall, Todd J. Kinion and entities affiliated with the Sprout Group, will beneficially own approximately 70.8% of the Company's outstanding shares of Common Stock (approximately 66.7% if the over-allotment option is exercised in full). As a result, these stockholders as a group will be able to exercise control over almost all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership could have the effect of making it difficult for a third party to acquire control of the

Company and may discourage third parties from attempting to do so. See "Management" and "Principal and Selling Stockholders."

LIABILITY RISKS

  The Company is exposed to liability with respect to actions taken by its IT professionals while on assignment, such as damages caused by errors of IT professionals, misuse of client proprietary information or theft of client property. The Company often indemnifies its clients from the foregoing. Although the Company maintains insurance coverage, due to the nature of the Company's assignments, and in particular the access by IT professionals to client information systems and confidential information, and the potential liability with respect thereto, there can be no assurance that such insurance coverage will continue to be available on reasonable terms or that it will be adequate to cover any such liability. The Company may be exposed to claims of discrimination and harassment and other similar claims as a result of inappropriate actions allegedly taken against IT professionals by corporate clients. As an employer, the Company is also exposed to possible claims of wrongful discharge and violations of immigration laws. Employment related claims may result in negative publicity, litigation and liability for money damages and fines. See "Business--Employees."

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

  Sales of substantial numbers of shares of Common Stock in the public market after the Offering could adversely affect the market price of the Common Stock. Upon completion of the Offering, the Company will have outstanding 8,933,619 shares of Common Stock. All of the 2,515,000 shares sold in this Offering will be freely transferable as of the date of this Prospectus by persons other than "affiliates" of the Company without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act") and an additional 28,550 shares held by an existing shareholder will be eligible for sale in the public market in reliance on Rule 144(k) of the Securities Act. The remaining 6,390,069 shares of Common Stock that will be outstanding upon completion of this Offering (the "Restricted Shares") will be held by officers, directors, employees, IT professionals and other stockholders of the Company. The Restricted Shares were sold by the Company in reliance upon exemptions from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act") and are "restricted securities" under the Securities Act. Certain holders of Restricted Shares have agreed not to sell their shares without the prior written consent of Montgomery Securities for a period of 180 days from the date of this Prospectus. Beginning 180 days after commencement of the Offering unless earlier released, in whole or in part, by Montgomery Securities, 6,343,981 Restricted Shares that are subject to lock-up agreements will become eligible for sale in the public markets subject to Rule 144 and Rule 701 under the Securities Act. The remaining 46,088 Restricted Shares will become eligible for sale under Rule 144 at various dates thereafter as the holding period provisions of Rule 144 are satisfied. As of June 30, 1997, 2,438,186 shares were issuable upon exercise of currently outstanding options. All holders of such options have agreed pursuant to existing agreements with the Company not to sell or otherwise transfer or dispose of any Common Stock for a period of 180 days from the date of this Prospectus. In addition, certain holders of such options have additionally agreed not to sell any Common Stock acquired without the prior written consent of Montgomery Securities for a period of 180 days from the date of this Prospectus. As of June 30, 1997, 250,000 shares were issuable upon exercise of currently outstanding warrants, all of which are also subject to the lock-up agreements described above and will become eligible for sale in the public markets subject to Rule 144 beginning 180 days after commencement of this Offering unless earlier released, in whole or in part, by Montgomery Securities. Upon completion of this Offering, certain holders of 5,952,687 shares of Common Stock and securities convertible into or exercisable for shares of Common Stock have certain registration rights under a registration rights agreement among such holders and the Company and certain other agreements. In addition, following completion of the Offering, the Company intends to register under the Securities Act approximately 3,238,186 shares of Common Stock subject to outstanding stock options or reserved for issuance under the Company's 1997 Stock Option Plan, IT Professional Stock Option Plan and Employee Stock Purchase Plan (the "Stock Plans") as well as stock options granted outside the Stock Plans. See "Management--1997 Stock Option Plan," "-- IT Professional Plan," "--Employee Stock Purchase Plan," "Principal and Selling Stockholders," "Description of Capital Stock--Registration Rights," "Shares Eligible for Future Sale" and "Underwriting."

NO PRIOR TRADING MARKET FOR COMMON STOCK; POTENTIAL VOLATILITY OF STOCK PRICE

  Prior to this Offering, there has been no public market for the Company's Common Stock. There can be no assurance that an active trading market will develop or be sustained after this Offering or that the market price of the Company's Common Stock will not fall below the offering price. The initial public offering price will be determined through negotiations among the Company, the Selling Stockholders and the Representatives of the Underwriters based on several factors and may not be indicative of the market price of the Common Stock after this Offering. The market price of the shares of Common Stock is likely to be highly volatile and may be significantly affected by factors such as actual or anticipated fluctuations in the Company's operating results, announcements of acquisitions by the Company or its competitors, conditions or trends in the IT staffing industry or in technology stocks generally, adoption of new tax and accounting standards affecting the IT staffing industry, changes in financial estimates by securities analysts, general market conditions and other factors. In addition, the technology sector of the stock market has experienced in recent years significant price and volume fluctuations. Because the Company's business is dependent on the trends prevalent in, and the continued growth and rate of change of, the high technology industry, these broad market fluctuations may adversely affect the market price of the Company's Common Stock following this Offering. See "-- Industry and Geographic Concentration" and "Underwriting."

EFFECT OF CERTAIN CHARTER PROVISIONS; ANTI-TAKEOVER EFFECTS OF CERTIFICATE OF INCORPORATION, BYLAWS, DELAWARE LAW

  Upon completion of this Offering, the Company's Amended and Restated Certificate of Incorporation (the "Certificate") and Bylaws and Delaware law contain provisions that could have the effect of delaying, deferring or preventing an unsolicited change in control of the Company, which may adversely affect the market price of the Common Stock or the ability of shareholders to participate in a transaction in which they might otherwise receive a premium for their shares over the then-current market price. Such provisions also may have the effect of preventing changes in the management of the Company. These provisions provide that all stockholder action must be taken at an annual or special meeting of the stockholders, that only the Board of Directors may call special meetings of the stockholders and that the Board of Directors be divided into three classes to serve for staggered three-year terms. In addition, the Certificate authorizes the Board of Directors to issue up to 10,000,000 shares of preferred stock ("Preferred Stock") without shareholder approval and on such terms as the Board of Directors may determine. Although no shares of Preferred Stock will be outstanding upon the closing of this Offering and the Company has no present plans to issue any shares of Preferred Stock, the rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of any Preferred Stock that may be issued in the future. In addition, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which could have the effect of delaying or preventing a change of control of the Company. See "Description of Capital Stock--Preferred Stock" and "--Anti-Takeover Effects of Provisions of the Certificate of Incorporation, Bylaws and Delaware Law."

IMMEDIATE AND SUBSTANTIAL DILUTION

  Investors participating in this Offering will incur immediate, substantial dilution in net tangible book value per share of $10.21 from the initial public offering price per share. To the extent outstanding options or warrants to purchase the Company's Common Stock are exercised, there will be further dilution. See "Dilution."

                                  THE COMPANY

  Hall Kinion was incorporated in December 1991 and intends to reincorporate in Delaware in July 1997. The Company's operations were located in the Silicon Valley from inception and began expanding to additional regional markets in late 1994. The Company currently provides specialized IT professionals on a contract and permanent basis through 21 offices located in 14 major technology centers in the United States and London.

  In January 1996, entities affiliated with the Sprout Group ("Sprout") purchased 1,600,000 shares of Series A Preferred Stock and warrants to purchase an aggregate of up to 250,000 shares of Common Stock for an aggregate purchase price of $10.0 million. In connection with this transaction, Brenda
C. Hall, the Company's Chief Executive Officer and a director of the Company, and Todd J. Kinion, a former officer and a current director of the Company, borrowed from the Company $3.0 million and $2.0 million, respectively, pursuant to certain secured promissory notes. Ms. Hall and Mr. Kinion may pay their respective promissory notes by tendering to the Company 480,000 and 320,000 shares of Common Stock, respectively. Ms. Hall and Mr. Kinion have agreed to tender such shares in payment of the promissory notes upon completion of this Offering. See "Certain Transactions."

  The Company is organized into two divisions: Contract Services, which has historically provided supplemental staffing to R&D departments of high technology companies, and Permanent Placement, which provides IT professionals for placement on a permanent basis. In December 1996, the Company completed the TeamAlliance Acquisition for a cash payment of $4.2 million at the date of acquisition and the issuance of 52,000 shares of the Company's Common Stock. In addition, the Company has agreed to pay the principals an aggregate of an additional $4.2 million in installments over a three-year period and to make additional monthly installments during 1997 aggregating approximately $500,000 to certain management companies and their shareholders. With the TeamAlliance Acquisition, the Company expanded its Contract Services Division to provide supplemental IT professionals to IS departments of corporate clients. As a result of the TeamAlliance Acquisition, the Company commenced operations in five regional markets not previously served.

  The Company's principal office is located at 19925 Stevens Creek Boulevard, Cupertino, California 95014, and its telephone number is (408) 863-5600. The Company's web site is located at www.hallkinion.com.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 1,666,667 shares of Common Stock offered by the Company hereby are estimated to be approximately $17.7 million (assuming an offering price of $12.00 per share) and after deducting the underwriting discount and estimated offering expenses. The Company expects to use approximately $7.3 million of the net proceeds to repay outstanding indebtedness under its loan agreements with Comerica Bank-- California ("Comerica"), of which $4.4 million was incurred in connection with the TeamAlliance Acquisition and the balance of such indebtedness was incurred for working capital purposes. The Company also intends to repay a cash overdraft in the amount of approximately $1.2 million. The Company intends to use the remaining net proceeds for working capital and other corporate purposes, including the possible acquisition of complementary businesses. The Company has no current plans, agreements or commitments and is not currently engaged in any negotiations with respect to any such acquisitions. Pending such uses, the Company plans to invest the net proceeds in investment grade interest-bearing securities.

  Under its loan agreements with Comerica, the Company has outstanding revolving loans, which bear interest at the bank's prime rate (8.5% as of June 30, 1997) plus 0.5%, and term loans, which bear interest at the bank's prime rate plus 1.0% and become due and payable on November 15, 1998. As of June 30, 1997, borrowings under these loan agreements were $7.3 million, consisting of $3.8 million under the revolving credit facility and $3.5 million under the term loan facility.

  The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholders.

                                DIVIDEND POLICY

  The Company has never declared or paid any cash dividends on its capital stock and does not anticipate paying cash dividends in the foreseeable future. In addition, the Company's revolving line of credit agreement currently restricts the Company's ability to pay cash dividends without the bank's consent.

                                CAPITALIZATION

  The following table sets forth the short-term debt and capitalization of the Company as of June 30, 1997: (i) on an actual basis; (ii) on a pro forma basis giving effect to the conversion of all outstanding shares of Preferred Stock into Common Stock; and (iii) as adjusted to reflect the receipt and the application of the estimated net proceeds from this Offering of $17.8 million at an assumed initial public offering price of $12.00 per share after deducting the estimated underwriting discount and offering expenses, and the tender of 800,000 shares of the Company's Common Stock in payment of certain outstanding stockholder notes receivable.

                                                           JUNE 30, 1997
                                                      --------------------------
                                                                 PRO       AS
                                                      ACTUAL    FORMA   ADJUSTED
                                                      -------  -------  --------
                                                           (IN THOUSANDS)
Short-term debt (1).................................  $ 7,400  $ 7,400  $ 1,385
                                                      =======  =======  =======
Long-term debt (2)..................................  $ 5,998  $ 5,998  $ 3,498
                                                      -------  -------  -------
Redeemable convertible preferred stock: 1,600,000
 shares, $0.001 par value, authorized, actual;
 10,000,000 shares, authorized, pro forma and as
 adjusted; 1,600,000 shares outstanding, actual; and
 no shares outstanding, pro forma and as adjusted
 (3)................................................    9,900      --       --
                                                      -------  -------  -------
Stockholders' equity (deficit):
Common stock; 10,000,000 shares, $0.001 par value,
 authorized, actual; 100,000,000 shares, authorized,
 pro forma and as adjusted; 6,400,288 shares
 outstanding, actual; 8,066,952 shares outstanding,
 pro forma; and 8,933,619 shares outstanding, as
 adjusted (4).......................................      521   10,421   28,111
Stockholder notes receivable........................   (5,496)  (5,496)      (6)
Accumulated translation adjustment..................        9        9        9
Retained earnings (deficit).........................    2,776    2,776   (2,704)
                                                      -------  -------  -------
  Total stockholders' equity (deficit)..............   (2,190)   7,710   25,410
                                                      -------  -------  -------
Total capitalization................................  $13,708  $13,708  $28,908
                                                      =======  =======  =======

--------
(1) Short-term debt includes current portion of long-term debt, cash overdraft and the line of credit.

(2) See Note 4 of Notes to Consolidated Financial Statements.

(3) See Note 7 of Notes to Consolidated Financial Statements.

(4) See Note 8 of Notes to Consolidated Financial Statements.

                                   DILUTION

  The pro forma net tangible book value of the Company's Common Stock as of June 30, 1997 was $(1.7) million, or approximately $(0.21) per share. Pro forma net tangible book value per share represents the amount of the Company's stockholders' equity, less intangible assets, divided by the pro forma number of shares of Common Stock outstanding after giving effect to the conversion of all outstanding shares of Preferred Stock into shares of Common Stock upon completion of this Offering.

  Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of Common Stock in this Offering made hereby and the pro forma net tangible book value per share of Common Stock immediately after completion of this Offering. After giving effect to the sale of 1,666,667 shares of Common Stock in this Offering at an assumed offering price of $12.00 per share and the application of the estimated net proceeds therefrom, the pro forma net tangible book value of the Company as of June 30, 1997 would have been $16.0 million, or $1.79 per share. This represents an immediate increase in net tangible book value of $2.00 per share to existing stockholders and an immediate dilution in net tangible book value of $10.21 per share to purchasers of Common Stock in this Offering. Investors participating in this Offering will incur immediate, substantial dilution. This is illustrated in the following table:

   Assumed public offering price per share......................         $12.00
     Pro forma net tangible book value per share as of June 30,
      1997...................................................... $(0.21)
     Increase per share attributable to new investors...........   2.00
                                                                 ------
   Pro forma net tangible book value per share after the
    Offering....................................................           1.79
                                                                         ------
   Net tangible book value dilution per share to new investors..         $10.21
                                                                         ======

  The following table sets forth as of June 30, 1997, after giving effect to the conversion of all outstanding shares of Preferred Stock into Common Stock upon completion of this Offering, the difference between the existing stockholders and the purchasers of shares in the Offering with respect to the number of shares purchased from the Company, the total consideration paid and the average price per share paid:

                            SHARES PURCHASED  TOTAL CONSIDERATION
                            ----------------- ------------------- AVERAGE PRICE
                             NUMBER   PERCENT   AMOUNT    PERCENT   PER SHARE
                            --------- ------- ----------- ------- -------------
Existing stockholders
 (1)(2).................... 7,266,952   81.3% $10,421,000   34.3%    $ 1.43
New stockholders........... 1,666,667   18.7   20,000,000   65.7     $12.00
                            ---------  -----  -----------  -----
  Totals (2)............... 8,933,619  100.0% $30,421,000  100.0%
                            =========  =====  ===========  =====

--------
(1) After giving effect to the tender of 800,000 shares of the Company's Common Stock in payment of certain outstanding stockholder notes receivable.

(2) The sale of shares by the Selling Stockholders in the Offering will cause the number of shares held by the existing stockholders to be reduced to 6,418,619 or approximately 71.8% of the total number of shares, and will increase the number of shares to be purchased by new stockholders to 2,515,000 or 28.2% of the total number of shares.

  As of June 30, 1997, there were options outstanding to purchase a total of 2,438,186 shares of Common Stock at a weighted average exercise price of $4.33 per share under the Company's 1997 Stock Option Plan and warrants to purchase 250,000 shares of Common Stock at an exercise price of $0.01 per share. To the extent outstanding options or warrants are exercised, there will be further dilution to new investors. See "Management--1997 Stock Option Plan," "Certain Transactions" and Note 8 of Notes to Consolidated Financial Statements.

        SELECTED CONSOLIDATED AND PRO FORMA CONSOLIDATED FINANCIAL DATA

                  (IN THOUSANDS, EXCEPT PER SHARE DATA)

  The following selected consolidated and pro forma consolidated financial data should be read in conjunction with the Company's consolidated and pro forma consolidated financial statements and related notes thereto and with Management's Discussion and Analysis of Financial Condition and Results of Operations, included elsewhere in this Prospectus. The consolidated statement of operations data for the years ended December 31, 1994, 1995 and 1996, and the consolidated balance sheet data at December 31, 1995 and 1996 are derived from audited consolidated financial statements included elsewhere in this Prospectus. The pro forma consolidated statement of operations data for the year ended December 31, 1996 is derived from the unaudited pro forma condensed combining statement of income included elsewhere in this Prospectus. The consolidated balance sheet data at December 31, 1992 and 1993 and the consolidated statement of operations data for the years ended December 31, 1992 and 1993 are derived from unaudited consolidated financial statements not included in this Prospectus. The consolidated balance sheet data at December 31, 1994 is derived from audited consolidated financial statements not included in this Prospectus. The consolidated balance sheet data at June 30, 1997 and the consolidated statement of operations data for the six months ended June 30, 1996 and 1997 are derived from unaudited financial statements included elsewhere in this Prospectus. The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, contain all adjustments, consisting of only normal recurring adjustments, necessary for the fair presentation of the results of operations for such period.

                                                                                SIX MONTHS
                                                                                   ENDED
                                 YEAR ENDED DECEMBER 31,            PRO FORMA    JUNE 30,
                          ----------------------------------------- --------- ---------------
                           1992    1993    1994     1995     1996   1996 (1)   1996    1997
                          ------  ------  -------  -------  ------- --------- ------- -------
CONSOLIDATED STATEMENT
 OF OPERATIONS DATA:
Net revenues:
 Contract services......  $3,070  $8,376  $14,222  $25,660  $42,254  $56,774  $19,039 $37,422
 Permanent placement....   1,291   1,404    1,746    3,725    8,317    8,317    3,701   5,269
                          ------  ------  -------  -------  -------  -------  ------- -------
 Total net revenues.....   4,361   9,780   15,968   29,385   50,571   65,091   22,740  42,691
Cost of contract
 services...............   2,303   6,386   10,728   19,209   30,342   40,854   13,639  25,933
                          ------  ------  -------  -------  -------  -------  ------- -------
Gross profit............   2,058   3,394    5,240   10,176   20,229   24,237    9,101  16,758
Operating expenses:
 Selling, general and
  administrative
  expenses..............   2,085   3,269    4,978    8,869   17,412   21,719    7,569  15,596
 Other operating
  expenses..............     --      --       --       --       821      821      --      --
                          ------  ------  -------  -------  -------  -------  ------- -------
 Total operating
  expenses..............   2,085   3,269    4,978    8,869   18,233   22,540    7,569  15,596
                          ------  ------  -------  -------  -------  -------  ------- -------
Income (loss) from
 operations.............     (27)    125      262    1,307    1,996    1,697    1,532   1,162
Other income (expense),
 net....................     (20)    (44)    (203)    (156)     369     (778)     183    (197)
                          ------  ------  -------  -------  -------  -------  ------- -------
Income (loss) before
 income taxes...........     (47)     81       59    1,151    2,365      919    1,715     965
Income taxes............      60      53       26      469    1,004      444      687     410
                          ------  ------  -------  -------  -------  -------  ------- -------
Net income (loss).......  $ (107) $   28  $    33  $   682  $ 1,361  $   475  $ 1,028 $   555
                          ======  ======  =======  =======  =======  =======  ======= =======
Net income (loss) per
 share (2)..............  $(0.01) $  --   $   --   $  0.09  $  0.15  $  0.05  $  0.11 $  0.06
                          ======  ======  =======  =======  =======  =======  ======= =======
Shares used in per share
 computation............   7,227   7,227    7,227    7,272    9,351    9,351    8,941   9,503

                                            DECEMBER 31,
                                  -----------------------------------  JUNE 30,
                                  1992  1993   1994    1995    1996      1997
                                  ---- ------ ------  ------  -------  --------
CONSOLIDATED BALANCE SHEET DATA:
Working capital (deficit)........ $135 $  251 $ (209) $ (114) $   189  $  (850)
Total assets.....................  780  1,700  2,572   5,680   22,994   26,826
Long-term debt...................   71    244    --      --     6,738    5,998
Redeemable convertible preferred
 stock...........................  --     --     --      --     9,900    9,900
Total stockholders' equity
 (deficit).......................  198    226    259     941   (2,748)  (2,190)

-------
(1) The pro forma consolidated statement of operations data reflects the combined operations of the Company and TeamAlliance as if the acquisition, which was completed on December 2, 1996, had been completed on January 1, 1996. See "Unaudited Pro Forma Condensed Combining Statement of Income."
(2) Computed on the basis described in Note 1 of Notes to Consolidated Financial Statements.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  Hall, Kinion & Associates, Inc. provides specialized IT professionals in 14 major technology centers located throughout the United States and in London. The Company is organized into two divisions: Contract Services, which has historically provided supplemental IT professionals to R&D departments of high technology companies, and Permanent Placement, which places IT professionals in permanent positions. With the acquisition of TeamAlliance in December 1996, the Company expanded its Contract Services Division to provide IT professionals to IS departments of corporate clients through a new IS Practice Group.

  During 1996, revenues from the Contract Services and Permanent Placement Divisions accounted for 83.6% and 16.4% of net revenues, respectively. If the TeamAlliance Acquisition had occurred on January 1, 1996, net revenues on a pro forma basis for the Contract Services and Permanent Placement Divisions would have accounted for 87.2% and 12.8% of 1996 net revenues, respectively. During the six months ended June 30, 1997, revenues from the Contract Services and Permanent Placement Divisions accounted for 87.7% and 12.3% of net revenues, respectively.

  The Company's net revenues are derived from hourly billings of IT professionals performing contract assignments and fees received for permanent placements. For contract services, assignments generally last from three to nine months and revenues are recognized as services are provided. For its permanent placement IT professionals, the Company receives a fee upon placement of the candidate that is usually structured as a percentage of the placed IT professional's first-year annual compensation. Permanent placement revenues from these fees are recognized when the IT professional commences employment.

  Since late 1994, the Company has experienced rapid growth by adding additional sales and recruiting employees, developing new Practice Groups and entering new regional markets. As of December 31, 1994, the Company had 64 employees and seven Practice Groups in three regional markets. As of December 31, 1996, the Company had 327 employees and 42 Practice Groups in 14 regional markets. During this two-year period, net revenues increased from $16.0 million to $50.6 million. Although contributing to the increase in net revenues, the addition of new Practice Groups and the entry into new regional markets resulted in substantial increases in operating expenses, primarily due to increased headcount. These expenses are incurred in advance of any recognized revenue and there is often a delay before the Company's new recruiting personnel and sales employees reach full productivity.

  The Company's gross profit margins are affected by changes in the mix of services provided between Contract Services and Permanent Placement. Consistent with industry practice, the Company recognizes all costs related to permanent placement revenues as operating expenses. Accordingly, all costs of revenues, which include compensation, statutory and other benefits, including vacation days of IT professionals, and other direct costs of providing services to clients, are associated with contract services. Because the Company reports 100% gross margin for permanent placement revenues, changes in the mix between permanent placement and contract services revenues can have a significant effect on the Company's gross margins and operating expenses.

  In December 1996, the Company completed the TeamAlliance Acquisition for a cash payment of $4.2 million at the date of acquisition and the issuance of 52,000 shares of the Company's Common Stock. In addition, the Company has agreed to pay the principals an aggregate of an additional $4.2 million in installments over a three-year period and to make additional monthly installments aggregating $500,000 to certain management companies and their shareholders during 1997. With the acquisition of TeamAlliance, the Company entered five new regional markets. The acquisition was accounted for under the purchase method of accounting and, accordingly, the purchase price in excess of the net tangible book value was allocated to goodwill. Such goodwill is being amortized over 30 years. See Notes 1 and 2 of Notes to Consolidated Financial Statements.

RESULTS OF OPERATIONS

  The following table sets forth as a percentage of net revenues, except as otherwise noted, the Company's results of operations for the periods shown:

                                         YEAR ENDED            SIX MONTHS
                                        DECEMBER 31,         ENDED JUNE 30,
                                      ---------------------  ----------------
                                      1994    1995    1996    1996     1997
                                      -----   -----   -----  -------  -------
   Net revenues:
     Contract services...............  89.1 %  87.3 %  83.6%    83.7%    87.7 %
     Permanent placement.............  10.9    12.7    16.4     16.3     12.3
                                      -----   -----   -----  -------  -------
       Total net revenues............ 100.0   100.0   100.0    100.0    100.0
   Cost of contract services.........  67.2    65.4    60.0     60.0     60.7
                                      -----   -----   -----  -------  -------
   Gross profit(1)...................  32.8    34.6    40.0     40.0     39.3
   Selling, general administrative
    expenses.........................  31.2    30.2    34.4     33.3     36.5
   Other operating expenses..........    --      --     1.6       --       --
                                      -----   -----   -----  -------  -------
   Income from operations............   1.6     4.4     4.0      6.7      2.8
   Other income (expense), net.......  (1.3)   (0.5)    0.7      0.8     (0.5)
                                      -----   -----   -----  -------  -------
   Income before income taxes........   0.3 %   3.9 %   4.7%     7.5%     2.3 %
                                      =====   =====   =====  =======  =======

--------
(1) Gross profit for contract services excluding permanent placement revenues (as a percentage of net contract services revenues) was 24.6%, 25.1% and 28.2% for years ended December 31, 1994, 1995 and 1996, respectively, and 28.4% and 30.7% for the six months ended June 30, 1996 and 1997, respectively.

SIX MONTHS ENDED JUNE 30, 1997 COMPARED TO SIX MONTHS ENDED JUNE 30, 1996

  Net revenues. Net revenues increased $19.9 million, or 87.7%, from $22.7 million for the six months ended June 30, 1996, to $42.7 million for the six months ended June 30, 1997. The Company's net revenues from contract services increased by $18.4 million, or 96.6%, and net revenues from permanent placements increased by $1.6 million, or 42.4%, in the first half of 1997 from the first half of 1996. The increase in revenue from contract services was primarily due to revenues associated with the TeamAlliance Acquisition, growth in existing regional markets including the addition of new Practice Groups, and to a lesser extent, an increase in average hourly billing rates charged for the Company's IT professionals. The Company also realized an increase in revenues from permanent placements due primarily to the addition of revenues from regional markets entered in 1996 and growth in sales within existing regional markets.

  Gross profit. Gross profit increased $7.7 million, or 84.1%, from $9.1 million for the first six months of 1996 to $16.8 million for the first six months of 1997. As a percentage of net revenues, gross profits decreased to 39.3% in the first half of 1997 from 40.0% in the first half of 1996. This decrease was primarily due to a change in the mix between contract services and permanent placements. Contract services revenues increased as a percentage of net revenues from 83.7% in the first six months of 1996 to 87.7% in the first six months of 1997, while permanent placement revenues decreased as a percentage of net revenues from 16.3% in the first half of 1996 to 12.3% in the first half of 1997. Permanent placement revenues decreased as a percentage of net revenues due primarily to the addition of the TeamAlliance operations.

  Gross profit for contract services excluding permanent placement revenues (as a percentage of net contract services revenues) increased to 30.7% in the first six months of 1997 from 28.4% in the first six months of 1996. This increase was primarily due to an increase in average hourly billing rates charged for the Company's IT professionals.

  Operating expenses. Operating expenses increased $8.0 million, or 106.1%, from $7.6 million for the six months ended June 30, 1996 to $15.6 million for the six months ended June 30, 1997. As a percentage of net revenues, operating expenses increased to 36.5% in the first half of 1997 from 33.3% in the first half of 1996.

This increase was primarily due to increased headcount and operating expenses from the integration of the TeamAlliance operations, including training costs and office relocation costs incurred in the Houston, Tampa and Chicago regional markets and in connection with relocating the Company's corporate headquarters to Cupertino, California. To a lesser extent, operating expenses increased due to expenses incurred from the addition of a permanent placement Practice Group in Houston and the opening of a new office in Foster City, California.

  Other income (expense), net. Other expense was $197,000 for the first six months of 1997 compared to other income of $183,000 for the first six months of 1996. This decrease in other income was primarily due to an increase in interest expense to $345,000 for the first six months of 1997 compared to $29,000 in the first six months of 1996. This expense primarily reflects indebtedness incurred in connection with the TeamAlliance Acquisition and for additional working capital purposes. The Company's interest expense is partially offset by interest income from certain secured promissory notes of Ms. Hall and Mr. Kinion.

  Income Taxes. Income taxes as a percentage of income before taxes were 42.5% and 40.1% for the six month periods ending June 30, 1997 and June 30, 1996, respectively. The Company's income taxes as a percentage of income before taxes varies somewhat from period to period due primarily to changes in nondeductible expenses.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

  Net revenues. Net revenues increased $21.2 million, or 72.1%, to $50.6 million in 1996 from $29.4 million in 1995. The Company's net revenues from contract services increased by $16.6 million, or 64.7%, and net revenues from permanent placements increased by $4.6 million, or 123.3%, in 1996 from 1995. The increase in revenues was primarily due to growth in sales within existing regional markets, including a full year of revenue from the Portland and Denver regional markets which the Company entered in 1995. To a lesser extent, revenues increased due to expansion into additional regional markets, including, with respect to contract services, one month of net revenues from the TeamAlliance operations. During 1996, the Company expanded into Austin (April), Phoenix (July), Raleigh (September) and London (November). Due to the delay typically experienced by the Company before new employees reach full productivity, the Company did not recognize significant revenues from these regional markets in 1996. As a result, the number of Company employees (excluding IT professionals) increased by 132.0% in 1996, while net revenues increased by only 72.1%. In addition, in December 1996 the Company entered the New York City, Chicago, Houston, Orlando and Tampa regional markets, as a result of the TeamAlliance Acquisition.

  Gross profit. Gross profit increased $10.0 million, or 98.8%, to $20.2 million in 1996 from $10.2 million in 1995. As a percentage of net revenues, gross profit increased to 40.0% in 1996 from 34.6% in 1995. This increase as a percentage of net revenues was primarily due to a change in the mix between contract services and permanent placements. Contract services decreased as a percentage of net revenues from 87.3% in 1995 to 83.6% in 1996, while permanent placement increased as a percentage of net revenues from 12.7% in 1995 to 16.4% in 1996.

  Gross profit for contract services excluding permanent placement revenues (as a percentage of net contract services revenues) increased to 28.2% in 1996 from 25.1% in 1995. This increase was due to an increase in average hourly billing rates charged for the Company's IT professionals beginning in late 1995.

  Operating expenses. Operating expenses increased $9.4 million, or 105.6%, to $18.2 million in 1996 from $8.9 million in 1995. As a percentage of net revenues, operating expenses increased to 36.0% in 1996 from 30.2% in 1995. This increase was primarily due to an increase in permanent placement revenues as a percentage of total net revenues, as all expenses associated with permanent placement revenues are recognized as operating expenses. In addition, the increase was the result of a substantial increase in new sales employees, who are typically less productive in their first year, and the Company's opening of Practice Groups in four additional regional markets in 1996.

  Other operating expenses. In 1996, the Company incurred other operating expenses of $821,000. Of this amount, approximately $370,000 was associated with reserves for pending litigation and approximately $270,000 was associated with severance obligations to former executive officers of the Company.

  Other income (expense), net. During 1996, the Company reported interest income net of expense of $369,000 as compared to interest expense of $156,000 in 1995. This income reflects the investment of proceeds received from the Company's sale of redeemable convertible preferred stock in January 1996 and the repayment of the outstanding balance on the Company's credit line.

  Income taxes. Income taxes as a percentage of income before taxes increased to 42.5% in 1996 from 40.7% in 1995. This increase was primarily due to certain nondeductible expenses incurred by the Company in the fourth quarter of 1996.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

  Net revenues. Net revenues increased $13.4 million, or 84.0%, to $29.4 million in 1995 from $16.0 million in 1994. The Company's net revenues from contract services increased by $11.4 million, or 80.4%, and net revenues from permanent placements increased by $2.0 million, or 113.3%, in 1995 from 1994. This increase resulted primarily from internal growth attributable to the addition of new specialized Practice Groups, the Company's initial expansion outside of California and increased net revenues for permanent placement services. During 1995, the Company expanded its operations into Denver (November) and Portland (July). During November 1994, the Company entered the Seattle regional market. Due to the delay typically experienced by the Company before new employees reach full productivity, the Company did not recognize significant revenues from those regional markets in 1995. As a result, the number of Company employees (excluding IT professionals) increased by 120.0% in 1995, while net revenues increased by only 84.0%.

  Gross profit. Gross profit increased $4.9 million, or 94.2%, to $10.2 million in 1995 from $5.2 million for 1994. As a percentage of net revenues, gross profit increased to 34.6% in 1995 from 32.8% in 1994. This increase was primarily due to a change in the mix between contract services and permanent placements. Contract services decreased as a percent of net revenues from 89.1% in 1994 to 87.3% in 1995, while permanent placements increased as a percent of net revenues from 10.9% in 1994 to 12.7% in 1995.

  Gross profit for contract services excluding permanent placement revenues (as a percentage of net contract services revenues) increased to 25.1% in 1995 from 24.6% in 1994.

  Operating expenses. Operating expenses increased $3.9 million, or 78.2%, to $8.9 million in 1995 from $5.0 million in 1994. As a percentage of net revenues, operating expenses decreased to 30.2% in 1995 from 31.2% in 1994. This decline was primarily attributable to the Company's ability to allocate its costs over a much greater revenue base. However, this operating leverage was partially offset by a significant increase in new employees, and the costs associated with the Company's entrance into the Denver and Portland regional markets during 1995.

  Income taxes. Income taxes as a percentage of income before taxes decreased to 40.7% in 1995 from 44.1% in 1994. This decrease was attributable to the effect of nondeductible expenses which had a greater proportional impact on the tax provision in 1994 than in 1995.

SELECTED QUARTERLY OPERATING RESULTS

  The following tables set forth certain unaudited quarterly consolidated statement of operations data, both in dollar amount and as a percentage of total net revenues, for each of the ten quarters ended June 30, 1997. In the opinion of management, this information has been presented on the same basis as the audited consolidated financial statements appearing elsewhere in this Prospectus, and all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly the unaudited quarterly results when read in conjunction with the audited consolidated financial statements of the Company and related notes thereto. The operating results for any quarter should not be relied upon as any indication of results for any future period.

                                                                 QUARTER ENDED
                          -----------------------------------------------------------------------------------------------
                          MAR. 31,  JUNE 30, SEPT. 30, DEC. 31, MAR. 31, JUNE 30,  SEPT. 30, DEC. 31,  MAR. 31,  JUNE 30,
                            1995      1995     1995      1995     1996     1996      1996      1996      1997      1997
                          --------  -------- --------- -------- -------- --------  --------- --------  --------  --------
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenues:
 Contract services......   $4,364    $5,491   $7,169    $8,636   $8,628  $10,411    $10,275  $12,940   $17,037   $20,385
 Permanent placement....      637       769    1,076     1,243    1,668    2,033      2,109    2,507     2,156     3,113
                           ------    ------   ------    ------   ------  -------    -------  -------   -------   -------
  Total net revenues....    5,001     6,260    8,245     9,879   10,296   12,444     12,384   15,447    19,193    23,498
Cost of contract
 services...............    3,359     4,227    5,299     6,324    6,213    7,426      7,399    9,304    12,020    13,913
                           ------    ------   ------    ------   ------  -------    -------  -------   -------   -------
Gross profit............    1,642     2,033    2,946     3,555    4,083    5,018      4,985    6,143     7,173     9,585
Selling, general and
 administrative
 expenses...............    1,638     1,900    2,369     2,962    3,450    4,119      4,220    5,623     7,064     8,532
Other operating
 expenses...............      --        --       --        --       --       --         721      100       --        --
                           ------    ------   ------    ------   ------  -------    -------  -------   -------   -------
Income from operations..        4       133      577       593      633      899         44      420       109     1,053
Net income (loss).......   $  (22)   $   64   $  326    $  314   $  416  $   612    $   100  $   233   $    20   $   535
                           ======    ======   ======    ======   ======  =======    =======  =======   =======   =======
Net income (loss) per
 share (1)..............   $  --     $ 0.01   $ 0.05    $ 0.04   $ 0.05  $  0.06    $  0.01  $  0.02   $   --    $  0.06
                           ======    ======   ======    ======   ======  =======    =======  =======   =======   =======
Shares used in per share
 computation............    7,227     7,227    7,227     7,412    8,447    9,420      9,523    9,523     9,506     9,509
                                                                 QUARTER ENDED
                          -----------------------------------------------------------------------------------------------
                          MAR. 31,  JUNE 30, SEPT. 30, DEC. 31, MAR. 31, JUNE 30,  SEPT. 30, DEC. 31,  MAR. 31,  JUNE 30,
                            1995      1995     1995      1995     1996     1996      1996      1996      1997      1997
                          --------  -------- --------- -------- -------- --------  --------- --------  --------  --------
Net revenues:
 Contract services......     87.3 %    87.7%    86.9%     87.4%    83.8%    83.7%      83.0%    83.8%     88.8%     86.8%
 Permanent placement....     12.7      12.3     13.1      12.6     16.2     16.3       17.0     16.2      11.2      13.2
                           ------    ------   ------    ------   ------  -------    -------  -------   -------   -------
Total net revenues......    100.0     100.0    100.0     100.0    100.0    100.0      100.0    100.0     100.0     100.0
Cost of contract
 services...............     67.2      67.5     64.3      64.0     60.3     59.7       59.7     60.2      62.6      59.2
                           ------    ------   ------    ------   ------  -------    -------  -------   -------   -------
Gross profit............     32.8      32.5     35.7      36.0     39.7     40.3       40.3     39.8      37.4      40.8
Operating expenses......     32.7      30.4     28.7      30.0     33.5     33.1       34.1     36.4      36.8      36.3
Other operating expenses      --        --       --        --       --       --         5.8      0.6       --        --
                           ------    ------   ------    ------   ------  -------    -------  -------   -------   -------
Income from operations..      0.1       2.1      7.0       6.0      6.2      7.2        0.4      2.8       0.6       4.5
Net income (loss).......     (0.4)%     1.0%     4.0%      3.2%     4.0%     4.9%       0.8%     1.5%      0.1%      2.3%
                           ======    ======   ======    ======   ======  =======    =======  =======   =======   =======
Gross profit: contract
 services (2)...........     23.0 %    23.0%    26.1%     26.8%    28.0%    28.7%      28.0%    28.1%     29.4%     31.7%

--------
(1) See Note 1 of Notes to Consolidated Financial Statements.
(2) Represents gross profit for contract services (excluding permanent placement revenues) as a percentage of net contract services revenues.

  The Company's quarterly operating results have in the past and may in the future fluctuate significantly depending on a number of factors, including but not limited to: the rate of hiring and the productivity of additional revenue-generating personnel; the availability of qualified IT professionals; changes in the relative mix between the Company's contract and permanent services; changes in the pricing of the Company's services; the timing and rate of entrance into new regional markets and addition of Practice Groups; temporary absences of key revenue-generating personnel; the structure and timing of acquisitions; changes in the demand for IT professionals; and general economic factors, among others. See "Risk Factors--Fluctuations in Quarterly Results; Seasonality."

LIQUIDITY AND CAPITAL RESOURCES

  The Company's principal capital requirement is to fund working capital. The Company has utilized various sources to fund this working capital including cash flow from internal operations, bank credit lines and the sale of preferred stock.

  During 1996, 1995 and 1994, the Company used cash in operations of approximately $1.6 million, $193,000 and $180,000, respectively, and $1.2 million for the six months ended June 30, 1997. The principal use of cash during each of these periods was to support growth in accounts receivable resulting from the Company's growth in net revenues and to fund operating expenses associated with entering new markets and adding Practice Groups. In the first six months of 1997, the Company experienced an increase in accounts receivable in part from TeamAlliance, which was purchased in December 1996. In connection with this acquisition, the Company did not purchase the existing accounts receivable balances. This growth was financed using external sources, such as bank financing and the sale of preferred stock and internal sources, including net income and accrued expenses. The Company pays its IT professionals on a weekly basis, while corporate clients are generally billed at the end of the applicable pay period. Corporate clients typically remit payments 30 to 40 days after invoice date. These working capital requirements are somewhat mitigated by permanent placement revenues as the sales commissions associated with such revenues are not paid until fees are collected from the Company's client.

  During 1996, 1995 and 1994, the Company made capital expenditures of $2.6 million, $634,000 and $332,000, respectively, and $963,000 during the six months ended June 30, 1997. In October 1996, the Company purchased a corporate training facility in Park City, Utah. The purchase price consisted of $1.0 million in cash plus a note payable to the seller in the amount of $1.1 million. The note bears interest at 8.75% per annum, matures in the year 2026 and requires installments of principal and interest totaling $9,023 each month. The note is fully secured by a deed of trust against the property. See
Note 3 of Notes to Consolidated Financial Statements.

  In December 1996, the Company completed the TeamAlliance Acquisition for a cash payment of $4.2 million at the date of acquisition and the issuance of 52,000 shares of the Company's Common Stock. In addition, the Company has agreed to pay the principals an aggregate of an additional $4.2 million in installments over a three-year period and to make additional monthly installments aggregating approximately $500,000 to certain management companies and their shareholders during 1997. The Company financed the cash portion of the purchase price with available borrowings under the term loan facility. See Note 2 of Notes to Consolidated Financial Statements.

  In January 1996, entities affiliated with the Sprout Group ("Sprout") purchased 1,600,000 shares of Series A Preferred Stock and warrants to purchase an aggregate of up to 250,000 shares of Common Stock. In connection with this transaction, Brenda C. Hall, the Company's Chief Executive Officer and a director of the Company, and Todd J. Kinion, a former officer and a current director of the Company, borrowed from the Company $3.0 million and $2.0 million, respectively, pursuant to secured promissory notes. Each of these promissory notes becomes due and payable in January 2001 or upon the occurrence of certain events, including the closing of this Offering. Ms. Hall and Mr. Kinion may pay their respective promissory notes by tendering to the Company 480,000 and 320,000 shares of Common Stock, respectively. Ms. Hall and Mr. Kinion have agreed to tender such shares in payment of the promissory notes upon completion of this Offering. See "Certain Transactions."

  At June 30, 1997, the Company had $161,000 in cash and cash equivalents and $850,000 of negative working capital. The Company has a term loan and revolving line of credit facility enabling the Company to borrow a stated percentage of eligible accounts receivable up to a maximum of $12.0 million. As of June 30, 1997, borrowings under these loan agreements were $7.3 million, consisting of $3.8 million under the revolving credit facility and $3.5 million under the term loan. All borrowings under these loan agreements are secured by the assets of the Company. The term loan bears interest at the bank's prime rate plus 1.0% (9.5% in total at June 30, 1997), and the revolving line of credit bears interest at the bank's prime rate plus 0.5%. As of June 30, 1997, the Company also had a cash overdraft of $1.2 million. The Company intends to repay all borrowings under these facilities and the cash overdraft using the proceeds from this Offering. See Note 4 of Notes to Consolidated Financial Statements.

  The Company believes that the proceeds from this Offering together with cash flow from operations and borrowings under the Company's credit facility, or other credit facilities that may become available to the Company in the future, will be adequate to meet the Company's presently anticipated working capital requirements for at least the next 18 months. The Company's estimate of the period of time the proceeds of this Offering will fund its working capital requirements is a forward-looking statement that is subject to risks and uncertainties. Actual results could differ from those indicated as a result of a number of factors, including the use of such proceeds to fund the acquisition of complementary businesses. The Company has no current plans, agreements or commitments and is not currently engaged in any negotiations with respect to any acquisitions. See "Use of Proceeds."

                                   BUSINESS

  Hall, Kinion & Associates, Inc. is a leading provider of specialized IT professionals on a contract and permanent basis in 14 technology centers located throughout the United States and in London. The Company provides its services primarily to high technology companies, such as software developers, computer systems manufacturers and telecommunications suppliers, primarily for use in their development of next generation products. These companies require highly skilled technical personnel in their engineering, product development and quality assurance functional areas (collectively, "R&D departments"). To meet the specialized needs of these clients, the Company provides its services through distinct Practice Groups organized around specific technologies (such as Windows, Unix or CAD) frequently used by such clients. The Company believes that this specialization enables it to respond rapidly to its clients and provide leading-edge technology assignments for its IT professionals. In 1996, the Company placed contract and permanent professionals with a broad range of high technology clients, including Borland, Cisco Systems, Microsoft, Oracle and numerous emerging growth technology clients, with no single client representing more than 5.0% of net revenues. With the TeamAlliance Acquisition in December 1996, the Company expanded its client base and service offerings to include traditional IT professional services to IS departments for corporate clients. The Company believes that the IS business complements its core R&D business and allows the Company to further leverage its specialized service offerings and its national presence.

INDUSTRY BACKGROUND

  The high technology industry continues to experience substantial growth as constant innovation, such as open and distributed computing, client/server technology, the Internet, relational databases and object-oriented programming, shortens product lifecycles and accelerates the demand for computer-related products. These trends, combined with the intense competition faced by high technology companies, have put considerable pressure on such companies to shorten the time-to-market of their products. The development of these next generation products often requires highly specialized technical talent which may not be available internally. This need for IT professionals is particularly critical during the months or year before release of a new software or hardware product. As a result, these high technology companies are frequently utilizing supplemental sources of IT professionals with expertise in current technologies.

  As high technology companies continue to develop and introduce new technologies and systems, businesses are attempting to integrate and implement these systems into their already complex computing environments. As these systems are being deployed on an enterprise-wide basis and on multiple hardware and software platforms, the process of systems design and implementation has become more complex. As a result, IS departments are faced with a similar challenge of finding qualified IT professionals to design, develop, deploy and maintain their systems. Frequently, however, qualified IT professionals do not exist in-house or it may be impractical to redeploy and retrain in-house personnel. Consequently, IS departments, like high technology companies, are increasingly seeking to augment their staffs with IT professionals skilled in the management and operation of such systems.

  Despite increased demand for IT professionals, there continues to be a shortage of IT professionals proficient in the most current computer languages and applications. For example, according to the U.S. Department of Education, the number of students graduating annually from United States universities with bachelor degrees in computer and information sciences has decreased approximately 43% from 42,000 in 1986 to 24,000 in 1994. Due to the high demand for their services, many IT professionals have a variety of opportunities in the job market. While the majority choose to pursue full-time employment, an increasing number are attracted to the benefits of working on a contract basis. Such benefits include more flexible work schedules, accelerating cash compensation and the opportunity to work with emerging and challenging technologies in a variety of industries.

  To address their increasing demand for contract and permanent IT professionals, both R&D departments of technology companies and IS departments of large corporations are turning to IT professional services companies to augment their existing operations. In July 1996, Dataquest estimated that the size of the IT professional services market in the United States in 1995 was $44.3 billion. Dataquest estimated that this market will grow at a compound annual rate of approximately 15.0%, reaching approximately $89.2 billion by the year 2000. Technology-dependent companies are increasingly utilizing outside consultants to: (i) meet critical product deadlines;
(ii) focus on their core businesses; (iii) access specialized technical skills; (iv) better match staffing levels to current needs; and (v) reduce the costs of recruiting, training and terminating employees.

BUSINESS STRATEGY

  The Company's objective is to (i) provide efficient and high quality contract and permanent IT professional services to R&D departments of high technology clients and IS departments of corporate clients and (ii) become the "agent of choice" for IT professionals. To achieve this objective, the Company focuses on the following key elements of its business strategy:

  . FOCUS ON TECHNOLOGY-DRIVEN CLIENTS. Historically, the Company has focused on providing its services primarily to R&D departments of high technology companies. As a result, the Company frequently provides services for critical projects such as the development of next generation software and hardware products. These projects require IT professionals with more highly specialized skill sets than traditional supplemental IT personnel, enabling the Company to realize higher margins for its services. In addition, because many technology companies are concentrated in certain regional markets across the United States, such as Silicon Valley, the Research Triangle and Austin, Texas, the Company is able to effectively market its services nationally through a limited network of regional markets. To complement its core R&D business, the Company recently acquired TeamAlliance which has broadened its service offerings to include providing IT professionals to IS departments of corporate clients. This acquisition enables the Company both to cross-recruit IT professionals and to facilitate the introduction of its R&D service offerings to new regional markets.

  . PROVIDE SPECIALIZED IT SERVICES THROUGH DISTINCT PRACTICE GROUPS. The core of the Company's operating model is the "Practice Group." The Company has organized its Contract Services Division into Practice Groups focused on specialized technologies (such as Windows, Unix and CAD) frequently used by its clients. To a more limited extent, the Company has begun to focus its Permanent Placement Division and revenue generating employees within the IS Practice Group in a similarly specialized manner. While the Company has multiple Practice Groups in many of its regional markets, each Practice Group operates relatively autonomously and compensates its revenue generating employees based on the performance of the particular Practice Group. These Practice Groups enable account managers and technical recruiting agents to focus on and develop a better understanding of client requirements and the different skill levels of the Company's IT professionals. This organization is also designed to allow for quicker and more efficient placement, to require fewer interviews of IT professionals and ultimately to result in the provision of better qualified candidates.

  . LEVERAGE PERMANENT PLACEMENT BUSINESS. While a significant percentage of the Company's net revenues in 1996 were generated by its contract services, permanent placements remain an important component of the Company's overall business strategy. By offering both contract services and permanent placements, the Company is able to provide more comprehensive personnel services to its clients and pursue cross-selling opportunities. In 1996, the Company provided contract services to approximately 250 of its clients for whom it also provided permanent placements. In addition, the permanent placement business is typically a more expedient means to achieve profitability in the opening of new regional markets than contract services. Of the Company's nine regional markets existing prior to the TeamAlliance Acquisition, eight were initially developed with permanent placement services prior to adding contract services to such regional markets.

  . ATTRACT AND RETAIN QUALIFIED IT PROFESSIONALS. A key element of the Company's success has been its ability to attract and retain qualified IT professionals. The Company believes that it has developed a reputation among IT professionals for efficient and high quality placements by: (i) focusing on an IT professional's particular field of technical specialization; (ii) identifying and delivering high quality assignments involving leading-edge technologies; and (iii) providing access for IT professionals to cash compensation levels comparable to or higher than that of similarly skilled, full-time employees. The Company's goal is to become the "agent of choice" for IT professionals and the Company has developed programs to increase the retention of IT professionals, such as its Star Campaign and the granting of stock options under the Company's IT Professional Plan.

  . PROVIDE STRONG CORPORATE SUPPORT TO REGIONAL MARKETS. The Company commits significant resources in support of its regional markets while allowing them to operate with minimal centralized management. Practice groups in each regional market are responsible for their own profitability and management. In support of these Practice Groups, the Company provides centralized training, information systems and financial and accounting services. Managers from the corporate office regularly visit each regional market, monitor results of each Practice Group and oversee the addition of new employees. The Company also provides communication links through an extensive video conferencing system, allowing its corporate office to communicate with many of its regional markets on a frequent and more personal basis. Management and sales training is provided throughout the year on a weekly basis at its corporate headquarters in San Jose and at its training facility in Park City, Utah.

GROWTH STRATEGY

  In late 1994, the Company implemented a growth strategy intended to create a network of offices in regional markets, each comprised of multiple Practice Groups. Key elements of this strategy are to:

  . ADD PRACTICE GROUPS TO EXISTING REGIONAL MARKETS. The Company currently has 11 different types of Practice Groups and only one of the Company's 14 regional markets has more than four types of Practice Groups. As a result, the Company believes that there is a substantial opportunity to increase the number of Practice Groups within its existing regional markets. Historically, the Company has entered a new market with the Permanent Placement Division and then added additional Practice Groups to leverage that office's reputation and relationships and to take advantage of cross-selling opportunities. The Company will continue to implement a focused expansion of its Practice Groups in existing regional markets in order to meet the needs of new and existing clients.

  The following table illustrates the Practice Groups currently located in each of the Company's existing regional markets. Although the Company does not expect to add every Practice Group to each regional market, the Company believes that there are opportunities to add Practice Groups in each regional market, particularly those that have been recently entered.

                      PRACTICE GROUPS BY REGIONAL MARKET

                   SILICON                          SALT LAKE                                                     NEW YORK
                   VALLEY  SEATTLE PORTLAND PHOENIX   CITY    DENVER AUSTIN HOUSTON CHICAGO TAMPA ORLANDO RALEIGH   CITY   LONDON
             -----------------------------------------------------------------------------------------------------------------------
  CONTRACT
  SERVICES
             -----------------------------------------------------------------------------------------------------------------------
  HK WINDOWS          .       .       .                 .              .                                     .
             -----------------------------------------------------------------------------------------------------------------------
  HK UNIX             .
             -----------------------------------------------------------------------------------------------------------------------
  HK QA               .
             -----------------------------------------------------------------------------------------------------------------------
  HK CAD              .               .        .                       .               .
             -----------------------------------------------------------------------------------------------------------------------
  HK WRITERS          .
             -----------------------------------------------------------------------------------------------------------------------
  HK INTERNET                                                                                                        .
             -----------------------------------------------------------------------------------------------------------------------
  HK TECH SUPPORT     .
             -----------------------------------------------------------------------------------------------------------------------
  HK NET              .       .                .                .                                            .
             -----------------------------------------------------------------------------------------------------------------------
  HK IS                                                 .       .              .       .      .      .       .       .
             -----------------------------------------------------------------------------------------------------------------------

  PERMANENT
  PLACEMENT
  SERVICES
             -----------------------------------------------------------------------------------------------------------------------
  HK SOFTWARE         .       .       .        .        .       .      .       .                             .       .       .
             -----------------------------------------------------------------------------------------------------------------------
  HK HARDWARE                         .        .
             -----------------------------------------------------------------------------------------------------------------------

  . HIRE ADDITIONAL REVENUE-GENERATING EMPLOYEES FOR EXISTING PRACTICE GROUPS. The Company believes that there is potential for revenue growth from the addition of technical recruiting agents and account managers in existing Practice Groups. The addition of these employees represents increased opportunities to generate revenues by servicing a greater number of current and prospective clients and IT professionals. During 1996 and the first six months of 1997, the Company increased the number of revenue-generating employees from 123 to 275 employees. In large part, this internal expansion has been implemented according to a growth model based on the Company's experience expanding in regional markets with substantially similar characteristics. By using its growth model, decisions to make additional investments, such as increasing headcount, advertising expense and the number and type of Practice Groups, are determined based on objective performance criteria. The Company believes that its growth model provides its managers with an effective tool for executing and monitoring an expansion strategy and schedule.

  . OPEN ADDITIONAL LOCATIONS IN NEW REGIONAL TECHNOLOGY MARKETS. A key element of the Company's growth strategy is to continue to enter new regional high technology markets. The Company currently has Practice Groups in 14 regional markets, including Silicon Valley, the Research Triangle and certain other high technology markets. The Company is currently considering entering other technology markets, such as Atlanta, Boston and Dallas, and may in the future consider further international expansion beyond London.

  . ACQUIRE COMPLEMENTARY BUSINESSES. The Company intends to explore the potential acquisition of businesses that would provide it with: (i) new technology practices; (ii) strategically complementary businesses; (iii) new geographical presences; or (iv) international recruiting capabilities. For example, as a result of the TeamAlliance Acquisition, the Company expanded its Practice Groups to include traditional IS contract services and entered five new regional markets.

HALL KINION'S SERVICES

  The Company provides contract and permanent placement services for the critical needs of R&D departments of high technology companies and IS departments of corporate clients. In 1996, on a pro forma basis for the TeamAlliance Acquisition, approximately 87.2% and 12.8% of the Company's net revenues were derived from its Contract Services Division and Permanent Placement Division, respectively. In the first six months of 1997, approximately 87.7% and 12.3% of the Company's net revenues were derived from its Contract Services Division and Permanent Placement Division, respectively.

 CONTRACT SERVICES

  The Company's Contract Services Division provides supplemental IT professionals. In a typical R&D contract, an IT professional is contracted to a high technology client, usually in connection with a specific application or project. In a typical IS contract, an IT professional is contracted to an IS department for the implementation and maintenance of corporate computer systems. The Company's IT professionals usually work on assignments with a maturity of approximately three to nine months, with all work billed on an hourly basis and performed at the direction of the client.

  The Company has organized its Contract Services Division into seven types of Practice Groups focused on those technologies widely used by its high technology clients in the development of their products (HK Windows, HK QA, HK CAD, HK Unix, HK NET, HK Writers and HK Internet). In addition, through its HK Technology Support Practice Group, the Company offers its high technology clients access to IT professionals providing administrative support, data entry, help desk and customer support. The Company expects this Practice Group to represent a declining percentage of the Company's net revenues as the Company focuses on more specialized, higher margin Practice Groups. In conjunction with its TeamAlliance Acquisition in December 1996, the Company has also added an HK IS Practice Group, which provides IT professionals, programmers and analysts to corporate clients' IS departments.

  Set forth below is a table which describes the typical technology skill sets provided by the Company's IT professionals, as well as an example of a representative client assignment completed by such IT professionals.

  PRACTICE GROUP        TYPES OF IT PROFESSIONAL  REPRESENTATIVE HALL KINION
                                                       CLIENT ASSIGNMENT
--------------------------------------------------------------------------------
 HK Windows     Developers of Microsoft         IT professional developed a
                Windows 3.1, Windows NT,        portion of a GUI for database
                Windows 95 and Macintosh        software using Windows NT,
                providing services related      C++, OLE, DLL and DDE
                to: GUI, applications, device
                drivers, BIOS, RDBMS/CS, test
                development and diagnostics

--------------------------------------------------------------------------------
 HK Unix        Developers and engineers for
                the many types of Unix          IT professional participated
                providing services related      in the development of a
                to: GUI, application, device    system verification program
                driver, kernal, RDBMS/CS,       utilizing C, C++, Perl,
                test development, diagnostics   diagnostics and device driver
                and Realtime                    experience

--------------------------------------------------------------------------------
 HK QA          Software testers and test
                engineers for quality           IT professional was assigned
                assurance, including            as a software test engineer
                application testers,            leading the project to
                compatibility testers, black    develop QA scripts for fault
                and white box testers,          tolerance data transaction
                network testers, test           system using C and C++ in a
                automation, test developers     Windows environment
                and web application testers

--------------------------------------------------------------------------------
                                                IT professional with
 HK CAD         All levels of design and        mechanical engineering
                support for computer-aided      background helped design a
                design systems, including       handheld medical device using
                engineers, designers,           the 3D solid modeling tool
                drafters, engineering           Pro-E
                technicians, digital/analog
                hardware designers and ASIC
                designers

--------------------------------------------------------------------------------
 HK Writers     Technical writers of            IT professional documented
                software, computer and          online software installation
                networking systems              and user manuals for new
                documentation                   product release using
                                                RoboHelp, FrameViewer,
                                                Hyperhelp and Framemaker
                                                documentation tools

--------------------------------------------------------------------------------
 HK Net                                         IT professional serviced a
                Engineers providing services    client's software/hardware
                with respect to network         migration from a Windows 95
                design, engineering, support    to a Windows NT environment
                and administration, such as     utilizing Windows 95
                Unix system administrators,     troubleshooting and
                PC support engineers, PC        configuration skills to
                system administrators, NT       configure workstations and
                system administrators,          provide connectivity
                Macintosh system
                administrators, LAN/WAN
                analysts, CNE/CAN and DBA
                analysts

--------------------------------------------------------------------------------
HK Tech Support Windows and Macintosh           IT professional provided
                administrative support, data    Macintosh support to a
                entry, help desk, customer      client's engineering
                service, graphic designers,     department and developed
                desktop publishers,             multimedia presentations for
                illustrators, technicians and   software developer relations
                multimedia experts              using PowerPoint, MS Word and
                                                Excel

--------------------------------------------------------------------------------
 HK IS          Consultants, programmers and    IT professional with
                analysts for the MIS            extensive relational database
                environment, including system   skills delivered a mission-
                analysts, legacy systems,       critical project for systems
                mainframe applications,         integrity
                Oracle services, relational
                databases, Powerbuilder
                programmers, database
                administrators and client
                server analysts

--------------------------------------------------------------------------------
 HK Internet    Engineers providing services    A team of IT professionals
                with respect to Java, CGI       constructed a web site,
                (Common Gateway Interface),     facilitating delivery of
                HTML, Netscape server,          information to the general
                Microsoft server, Oracle        public
                server, Sybase server, Unix-
                based server software,
                Shockwave, VRML and ActiveX

PERMANENT PLACEMENT SERVICES

  The Company provides IT professionals for permanent placement with its corporate clients. The Company currently delivers such services in 11 of the Company's 14 regional markets. The Company recognizes revenue when the IT professional commences employment. The Company typically guarantees this placement for a period of 90 days. This placement fee is usually structured as a percentage of the IT professional's first-year annual compensation. While the Permanent Placement Division has historically offered its services to R&D departments of high technology firms, the Company has begun to leverage the client relationships from TeamAlliance to offer permanent placement services to IS departments. The Permanent Placement Division currently markets its services to the same client base as the Contract Services Division. The Company plans to develop distinct hardware and software Practice Groups within its Permanent Placement Division in certain regional markets.

HALL KINION'S OPERATING AND SALES APPROACH

CONTRACT SERVICES DIVISION

  Within the Contract Services Division, Technical Recruiting Agents ("TRAs") and Account Managers are typically organized and work in teams of four or more individuals within a Practice Group. This specialization enables TRAs and Account Managers to focus on and develop a better understanding of client requirements and the different skill levels of the Company's IT professionals. Each team is managed by one of its members who reports to the director of the Practice Group to which the team belongs. At each of the Company's offices, sales teams work together in an open environment. In general, TRAs and Account Managers are compensated through a combination of base salary and bonus incentives based on overall Practice Group performance and gross profit. The Company's team approach is designed to develop a culture that encourages teamwork and cross-selling among Practice Groups.

  Technical Recruiting Agents

  TRAs are responsible for recruiting and assessing the Company's IT professionals, understanding their preferences and capabilities and monitoring their availability, progress and job satisfaction. The Company's goal is for its TRAs to build long-term relationship with IT Professionals in their particular fields of specialization. Each experienced TRA is responsible for up to approximately 20 IT professionals under contract at any time and monitors the job status and availability of approximately 40 additional IT professionals. TRAs operate only within a particular division or Practice Group and are required to attend Company training programs to keep current on the latest technologies within their particular specialization. As of June 30, 1997, the Company employed 81 TRAs located throughout its regional markets.

  Account Managers

  Account Managers are responsible for relationships with the Company's clients. The Company's Account Managers do not form exclusive relationships with the Company's clients, but rather operate within a particular technical specialization. If an Account Manager learns of an opportunity at one of the Company's clients in a specialization outside his or her own, the Account Manager refers the lead to an Account Manager in the appropriate technological specialization. The Company believes that its organization based on specialization rather than client accounts enables Account Managers to develop relationships in different departments of clients and at different levels and to the transfer job requisitions to Account Managers familiar with the appropriate specialization, leading to quicker, more accurate placements. As of June 30, 1997, the Company employed approximately 78 Account Managers throughout its regional markets.

  IT Professionals

  A major challenge facing IT services companies is the identification and retention of highly qualified software engineers, computer programmers, technical writers and designers. The Company believes that it has developed a reputation among IT professionals for efficient and high quality placements by: (i) focusing on an IT professional's particular field of technical specialization; (ii) identifying and delivering high quality assignments involving leading-edge technologies and (iii) providing access for IT professionals to cash compensation levels comparable to or higher than that of similarly skilled, full-time employees. The Company's goal is to become the "agent of choice" for IT professionals and is developing programs to increase the retention of IT professionals such as the Star Campaign and the granting of stock options. The Star Campaign is designed to enable the Company to attract and retain the highest quality IT professionals available by providing these selected professionals with, among other things, advance notice of state-of-the-art assignments and perquisites, including participation in the Company's 401(k) plan, access to medical and dental benefits and Company stock options under the IT Professional Plan. See "--Business Strategy," "-- Competition" and "Management--IT Professional Plan."

PERMANENT PLACEMENT DIVISION

  Recruiters

  Recruiters are primarily responsible for establishing relationships with clients needing permanent IT professional services and matching the needs of the Company's clients with the preferences and skills of the Company's permanent placement job candidates. Recruiters frequently engage in other activities to enhance their knowledge of the IT industry and issues that are relevant to clients. Many Recruiters are members of industry trade organizations and participate with clients in Company-sponsored seminars. In addition, from time to time Recruiters will bring clients together to discuss mutual technical issues or challenges. The Company believes these types of activities strengthen client relationships and help to build alliances or partnerships. The Company employed a total of approximately 116 Recruiters as of June 30, 1997.

  Recruiters are paid primarily on a commission basis. The Company's compensation for Recruiters encourages communication and cooperation among Recruiters by sharing compensation among Recruiters involved in an individual placement. The Company establishes performance standards based on revenue generation and other factors, such as the number of sales calls completed by Recruiters.

CORPORATE SUPPORT SERVICES

  In support of its Practice Groups, the Company provides centralized training, information systems and financial and accounting services. Managers from the corporate office regularly visit each regional market, monitor results of each Practice Group and oversee the addition of new employees. Performance is measured at the division and Practice Group level and not at the office or regional market level. The Company believes that this management structure fosters synergy among divisions and Practice Groups, as well as cooperation and cross-referrals from regional market to regional market.

  In addition to administrative support functions, the Company makes substantial annual investments in training for its Vice Presidents, Directors, TRAs, Account Managers and Recruiters. The Company provides management and sales training throughout the year at its corporate headquarters in San Jose, California and at its training facility in Park City, Utah.

  The Company has developed a business growth model and related best practices training program. Developed from in-house historical data, the model consists of a set of detailed guidelines for use by the Company's divisions and Practice Groups to expand within the Company's regional markets. By using the growth model, decisions to make additional investments, such as increasing headcount, advertising expense and the number and type of Practice Groups, are determined based on objective performance criteria. The Company believes that the growth model provides its managers with an effective tool for executing and monitoring an expansion strategy and schedule. The Company applied the growth model to its entrance into the Austin, Denver and Phoenix regional markets during 1996.

CLIENTS

  The Company's R&D Contract Services and Permanent Placement clients are predominantly high technology companies and include software developers, computer systems manufacturers and telecommunications suppliers. In addition to technology companies, the Company's IS Practice Group provides services to financial services, pharmaceutical and industrial companies. In the last 12 months, the Company has provided services to approximately 1,600 clients in a variety of industries, including those listed below. The Company's largest client represented no more than 5.0% of the Company's net revenues in 1996. See "Risk Factors--Industry and Geographic Concentration."


               SOFTWARE                            COMPUTER SYSTEMS

         Adobe Systems, Inc.                       3Com Corporation
     Borland International, Inc.                 Apple Computer, Inc.
       Cable-Sat Systems, Inc.                    Creative Labs, Inc.
               cc:Mail                       Credence Systems Corporation
          Claris Corporation                          Diba, Inc.
  ENlighten Software Solutions, Inc.          Evans & Sutherland Computer
      Filoli Information Systems                      Corporation
 GT Interactive Software Corporation          HAL Computer Systems, Inc.
         Informix Corporation                   Net Frame Systems, Inc.
             IPC Software                         Oliver Design, Inc.
       Lotus Development Corp.                  Silicon Graphics, Inc.
       McAfee Associates, Inc.                  Sun Microsystems, Inc.
           Microsoft Corp.                 Tandem(R) Computers Incorporated
   Network Computing Devices, Inc.                Unisys Corporation
          Oracle Corporation                     Wyse Technology, Inc.
     The Perkin-Elmer Corporation
               Presidio
          Remedy Corporation                      TELECOMMUNICATIONS
            Resumix, Inc.
             Sybase, Inc.                Aspect Telecommunications Corporation
        Wall Data Incorporated                  AT&T Wireless Services
                                                  Cisco Systems, Inc.
                                            GTE Wireless Data Services; GTE
                                                       Mobilnet
          SOFTWARE INTERNET             International Tapetronics Corporation
                                              Jones Cyber Solutions, Ltd.
 Enterprise Integration Technologies         Magellan Communications, Inc.
      Exodus Communication, Inc.                   NEC America, Inc.
          ITOCHU Corporation                  Nextel Communications, Inc.
         Knight Ridder, Inc.                       On Command Video
      ON Technology Corporation                       P-Com, Inc.
            Web TV Network                                TCI
             Worlds Inc.                            Verifone, Inc.

            SEMICONDUCTOR                        MEDICAL TECHNOLOGIES

        Hitachi America, Ltd.             Abbott Diagnostics Division, Abbott
      Hitachi Computer Products                    Laboratories
    Kevex X-Ray Division of Kevex
          Instruments, Inc.                    Abbott Laboratories
     KLA Instruments Corporation                   ADAC Laboratories
            Motorola, Inc.                         Cemax-Icon, Inc.
        OZ Technologies, Inc.                       Genentech, Inc.
          Pioneer Technical                      Horizon Systems, Inc.
        Silicon Systems, Inc.                     Immunex Corporation
                                                      Pfizer, Inc.

                                                     MISCELLANEOUS

                                                    Comerica, Inc.
                                        Hughes Aerospace & Electronics Company
                                                   Minolta Co, Ltd.
                                                  Raytek Corporation
                                                Trimble Navigation Ltd.

COMPETITION

  The IT staffing industry is highly competitive and fragmented and has low barriers to entry. The Company competes for potential clients with providers of outsourcing services, systems integrators, computer systems consultants, other providers of IT staffing services and temporary personnel agencies. Many of the Company's current and potential competitors have longer operating histories, significantly greater financial and marketing resources, greater name recognition and a larger installed base of IT professionals and clients than the Company. In addition, many of these competitors, including numerous smaller privately held companies, may be able to respond more quickly to customer requirements and to devote greater resources to the marketing of services than the Company. Because there are relatively low barriers to entry, the Company expects that competition will increase in the future. Increased competition could result in price reductions, reduced margins or loss of market share, any of which could materially and adversely affect the Company's business, operating results and financial condition. Further, there can be no assurance that the Company will be able to compete successfully against current and future competitors or that competitive pressures faced by the Company will not have a material adverse effect on its business, operating results and financial condition. The Company believes that the principal factors relevant to competition in the IT staffing services industry are the recruitment and retention of highly qualified IT professionals, rapid and accurate response to client requirements and, to a lesser extent, price. The Company believes that it competes favorably with respect to these factors. See "Risk Factors--Highly Competitive Market."

EMPLOYEES

  As of June 30, 1997, approximately 1,100 IT professionals placed by the Company were providing contract services to the Company's clients. The Company's corporate staff at June 30, 1997 consisted of 348 full-time employees, of whom 81 are TRAs, 78 are Account Managers, 116 are Recruiters and 73 serve in various administrative and accounting capabilities. The Company is not a party to any collective bargaining agreements covering any of its employees, has never experienced any material labor disruption and is unaware of any current efforts or plans to organize its employees. The Company considers its relationships with its employees to be good. See "Risk Factors-- Ability to Attract and Retain Qualified IT Professionals."

PROPERTIES

  The Company's principal executive offices are currently located in Cupertino, California and occupy an aggregate of approximately 16,375 square feet of office space pursuant to a sublease that expires in August 2000. The Company also leases or subleases offices for its operations in Austin, Texas; Chicago, Illinois; Denver, Colorado; Houston, Texas; London, England; New York, New York; Orlando, Florida; Phoenix, Arizona; Portland, Oregon; Raleigh, North Carolina; Sandy, Utah; Seattle, Washington; and Tampa, Florida. In addition, the Company owns a training facility located in Park City, Utah.

  The table below indicates as of June 30, 1997, the location of the Company's offices and the month and years in which they were opened by the Company or
TeamAlliance:

                                OFFICES                               OPENED
      ----------------------------------------------------------- --------------
      Cupertino (San Jose), California........................... July 1987
        Capitola................................................. January 1993
        Fremont.................................................. January 1994
        Mountain View............................................ August 1996
        Foster City.............................................. January 1997
      Salt Lake City, Utah....................................... August 1993
      Seattle, Washington........................................ November 1994
      Chicago, Illinois.......................................... January 1995
      Tampa, Florida............................................. March 1995
      Portland, Oregon........................................... July 1995
      Orlando, Florida........................................... August 1995
      Denver, Colorado........................................... November 1995
      New York, New York......................................... February 1996
      Austin, Texas.............................................. April 1996
      Phoenix, Arizona........................................... July 1996
      Raleigh, North Carolina.................................... September 1996
      London, England............................................ November 1996
      Houston, Texas............................................. December 1996

LEGAL PROCEEDINGS

  The Company is from time to time engaged in or threatened with litigation in the ordinary course of its business. The Company is not currently a party to any material litigation.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The following table sets forth certain information regarding the executive officers and directors of the Company as of the date of this Prospectus:

             NAME            AGE                       POSITION
   ------------------------  --- -----------------------------------------------------
   Brenda C. Hall..........   44 Chief Executive Officer and Director
   Paul H. Bartlett........   36 President and Director
   Martin A. Kropelnicki...   31 Vice President, Chief Financial Officer and Secretary
   Rita S. Hazell..........   31 Vice President, R&D Contract Services
   Craig J. Silverman......   36 Vice President, Permanent Placement
   Mordecai Levine.........   38 Vice President, IS Contract Services
   Todd J. Kinion (2)......   35 Director
   Kathleen D. LaPorte (1).   35 Director
   Jon H. Rowberry (1)(2)..   50 Director

--------
(1) Member of Audit Committee

(2) Member of Compensation Committee

  BRENDA C. HALL co-founded the Company and has been a director since the Company's incorporation in 1991. From December 1992 to the present, Ms. Hall has served as Chief Executive Officer of the Company. Ms. Hall served as President and Assistant Secretary of the Company from December 1991 to October 1996 and from December 1991 to September 1996, respectively. From August 1981 to June 1987, Ms. Hall was general manager of a Snelling & Snelling franchise, a personnel services company.

  PAUL H. BARTLETT joined the Company in October 1996 as President. Mr. Bartlett has served as a director of the Company since January 1996. Prior to joining the Company, Mr. Bartlett was affiliated with the Sprout Group, a venture capital firm, from February 1991 until October 1996, having served as a general partner before joining the Company. Mr. Bartlett received an A.B. degree in economics from Princeton University and an M.B.A degree from the Stanford Graduate School of Business.

  MARTIN A. KROPELNICKI joined the Company in February 1997 as Vice President, Chief Financial Officer and Secretary. Prior to joining the Company, Mr. Kropelnicki was a Director at Deloitte & Touche Consulting Group-ICS, a consulting firm, from February 1996 to February 1997. From June 1989 to February 1996, Mr. Kropelnicki held various positions, most recently as a Director in the financial organization at Pacific Gas & Electric Company, a natural gas and electric utility. Mr. Kropelnicki holds a B.A. degree and an M.A. degree in business economics from San Jose State University.

  RITA S. HAZELL has served as Vice President, R&D Contract Services since April 1996. Prior to assuming her current position, Ms. Hazell served in a variety of positions, including Director, R&D Contract Services and Manager, R&D Contract Services, since joining the Company in September 1993. From November 1987 to September 1993, Ms. Hazell served as a manager for Oxford & Associates, Inc., a technical contract services firm.

  CRAIG J. SILVERMAN joined the Company in April 1996 as Vice President, Permanent Placement. Prior to joining the Company, Mr. Silverman served as Vice President, Sales at Strategic Mapping, Inc., a software development company, from September 1989 to February 1996.


  MORDECAI LEVINE joined the Company in December 1996 as Vice President, IS Contract Services. Since March 1994, Mr. Levine has served as Chief Operating Officer of TeamAlliance. From January 1991 to February 1994, Mr. Levine served as President of Berkeley Software, Inc., a software development company. Mr. Levine received a B.A. degree in economics from Brandeis University and an M.B.A. degree from the University of Chicago Graduate School of Business.

  TODD J. KINION co-founded the Company and has served as a director of the Company since the Company's incorporation in 1991. Since August 1996, Mr. Kinion has been a private investor. Mr. Kinion served as Vice President, Recruitment Services of the Company from December 1995 to August 1996. Prior to that time, Mr. Kinion served as Chief Financial Officer and Treasurer of the Company from December 1991 to December 1995. Mr. Kinion also served as Secretary from December 1991 to February 1997. Mr. Kinion holds a B.A. degree in political science from the University of California at Santa Barbara.

  KATHLEEN D. LAPORTE has served as a director of the Company since November 1996. From January 1993 to the present, Ms. LaPorte has been affiliated with the Sprout Group, a venture capital firm, and has served as a general partner since December 1993. From September 1987 to December 1992, Ms. LaPorte was a principal of Asset Management Company, a venture capital firm. Ms. LaPorte currently serves on the Board of Directors of Onyx Pharmaceuticals, Inc., FemRx, Inc., Lynx Therapeutics, Inc. and a number of privately held companies. Ms. LaPorte holds a B.S. degree in biology from Yale University and an M.B.A. degree from the Stanford Graduate School of Business.

  JON H. ROWBERRY has served as a director of the Company since August 1996. Mr. Rowberry currently serves as President and Chief Operating Officer of the Franklin Covey ("Franklin"), a provider of time management products and training. Prior to assuming his current positions, Mr. Rowberry was Chief Financial Officer of Franklin from August 1995 to August 1996. From 1985 to 1995, Mr. Rowberry was employed in several executive positions with Adia S.A. and Adia Services, Inc., providers of personnel services. Mr. Rowberry currently serves on the Board of Directors of Franklin. Mr. Rowberry holds a B.S. degree in accounting from Brigham Young University.

  The Company's Board of Directors will be divided into three classes upon the closing of this Offering. The initial term of the Class I directors expires at the Company's annual meeting of stockholders in 1998; the initial term of the Class II directors expires at the Company's annual meeting of stockholders in 1999; and the initial term of the Class III directors expires at the Company's annual meeting of stockholders in 2000. Thereafter, the term of each class of directors shall be three years. All directors hold office until the annual meeting of stockholders at which their respective class is subject to reelection and until their successors are duly elected and qualified, or until their earlier resignation or removal. Except for grants of stock options, directors of the Company generally do not receive any compensation for their services as directors. See "--1997 Stock Option Plan."

  Under the employment agreement between the Company and Paul H. Bartlett, the Company will nominate Mr. Bartlett for election as a member of its Board of Directors as long as he remains employed, and Brenda C. Hall has agreed to cause her shares of the Company's stock to be voted in favor of Mr. Bartlett's election. See "--Employment Agreements; Termination of Employment and Change in Control Arrangements."

  Officers serve at the discretion of the Board and are elected annually. There are no family relationships among the directors or officers of the Company.

COMMITTEES OF THE BOARD OF DIRECTORS

  On May 23, 1997, the Board of Directors established a Compensation Committee and an Audit Committee. The Compensation Committee makes recommendations concerning the salaries and incentive compensation of employees of, and IT professionals to, the Company and will administer the IT Professional Stock Option Plan, and the 1997 Stock Option Plan. See "--IT Professional Plan" and "--1997 Stock Option Plan." The Audit Committee is responsible for reviewing the results and scope of audits and other services provided by the Company's independent auditors.

EXECUTIVE COMPENSATION

  The following table sets forth in summary form information concerning the compensation awarded to, earned by, or paid for services rendered to the Company in all capacities during 1996 by: (i) the Company's Chief Executive Officer; (ii) the Company's next two most highly compensated executive officers whose salary and bonus for such year exceeded $100,000 and who served as executive officers of the Company at December 31, 1996; and (iii) two additional individuals for whom disclosure would have been provided pursuant to (ii) above but for the fact that such individuals were not serving as executive officers of the Company on December 31, 1996 (collectively, the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                    LONG-TERM
                                                  COMPENSATION
                    ANNUAL COMPENSATION (2)          AWARDS
                    ------------------------- ---------------------
      NAME AND                                SECURITIES UNDERLYING  ALL OTHER
PRINCIPAL POSITION   SALARY (3)     BONUS          OPTIONS (#)      COMPENSATION
(1)                 ------------------------- --------------------- ------------
   -----------------   -
Brenda C. Hall....   $    313,231 $    60,000             0                 0
 Chief Executive
 Officer
Keith Corbin (4)..        163,077     106,000             0                 0
 Former Chief
 Financial Officer
 and Assistant
 Secretary
Todd J. Kinion
 (5)..............        108,820       7,989             0            36,132 (6)
 Former Vice
 President and
 Secretary
Rita S. Hazell
 (7)..............         85,500     109,229             0                 0
 Vice President,
 R&D Contract
 Services
Craig J. Silverman
 (8)..............         63,750      71,412        50,000                 0
 Vice President,
 Permanent
 Placement

--------
(1) Paul H. Bartlett joined the Company as President in October 1996. His annual base salary is currently set at $240,000.

    Mordecai Levine joined the Company as Vice President, IS Contract Services in December 1996 and his annual base salary is currently set at $125,000.

    Martin A. Kropelnicki joined the Company as Vice President, Chief Financial Officer and Secretary in February 1997 and his annual base salary is currently set at $150,000.

(2) The aggregate amount of all other compensation in the form of perquisites and other personal benefits does not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus for each officer.

(3) Salary includes amounts deferred under the Company's 401(k) Plan.

(4) Mr. Corbin was Chief Financial Officer and Assistant Secretary of the Company through December 1996 and currently provides consulting services to the Company.

(5) Mr. Kinion was Vice President and Secretary of the Company until August 1996 and February 1997, respectively.

(6) Represents monthly payments of $9,033 paid to Mr. Kinion commencing September 1996 pursuant to the terms and conditions of a settlement agreement between Mr. Kinion and the Company. See "Certain Transactions."

(7) Ms. Hazell joined the Company in September 1993 and has served as Vice President, R&D Contract Services since April 1996. Her annual base salary is currently set at $125,000.

(8) Mr. Silverman joined the Company as Vice President, Permanent Placement in April 1996. His annual base salary is currently set at $100,000.

OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth each grant of stock options made during 1996 to each of the Named Executive Officers.

                                    INDIVIDUAL GRANTS
                            ----------------------------------
                                                                  POTENTIAL
                                                               REALIZABLE VALUE
                                                                  AT ASSUMED
                                                               ANNUAL RATES OF
                 NUMBER OF   PERCENT OF                          STOCK PRICE
                 SECURITIES TOTAL OPTIONS                      APPRECIATION FOR
                 UNDERLYING  GRANTED TO   EXERCISE             OPTION TERM (3)
                  OPTIONS   EMPLOYEES IN  PRICE PER EXPIRATION ----------------
    NAME (1)      GRANTED    FISCAL YEAR  SHARE (2)    DATE      5%      10%
---------------- ---------- ------------- --------- ---------- ------- --------
Brenda C. Hall..        0        --           --          --       --       --
Keith Corbin....        0        --           --          --       --       --
Todd J. Kinion..        0        --           --          --       --       --
Rita S. Hazell..        0        --           --          --       --       --
Craig J.
 Silverman (4)..   50,000        2.7%       $1.50    05/02/06  $47,167 $119,531

--------

(1) Except for Mr. Silverman, no other Named Executive Officer received an option grant in 1996. In October 1996, the Company granted an option to Paul H. Bartlett to purchase 974,000 shares of Common Stock at $4.00 per share. Mr. Bartlett is 50% vested in such shares and will vest in the balance of the shares in a series of 24 monthly installments commencing on January 1, 1998. In December 1996, the Company granted options to Mordecai Levine to purchase 92,000 shares of Common Stock at $5.10 per share.
    Mr. Levine is vested in 52,000 shares, vests in 8,000 shares upon the completion of one year of service from the date of grant and vests in the balance of the shares in equal monthly installments over the 48 months of service beginning December 2, 1997. In February 1997, the Company granted an option to Martin A. Kropelnicki to purchase 175,000 shares at $10.00 per share. Mr. Kropelnicki's option vests with respect to 20% of the shares upon the completion of one year of service from the grant date and vests with respect to the balance of the shares in a series of 48 monthly installments thereafter. See "--Employment Agreements; Termination of Employment and Change in Control Arrangements."

(2) The option was granted at an exercise price equal to the fair market value of the Company's Common Stock, as determined by the Board of Directors on the date of grant. The exercise price may be paid in cash, in shares of the Company's Common Stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. The Company may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares, together with any federal and state income tax liability incurred by the optionee in connection with such exercise.

(3) The 5% and 10% assumed rates of appreciation are mandated by rules of the Securities and Exchange Commission. The potential realizable value is calculated based on the term of the option at its time of grant (10 years) and is calculated by assuming that the stock price on the date of grant as determined by the Board of Directors appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is sold on the last day of its term for the appreciated price. There can be no assurance provided to any Named Executive Officer or any other holder of the Company's securities that the actual stock price appreciation over the 10-year term will be at the assumed 5% and 10% levels or at any other defined level.

(4) Mr. Silverman's option was granted on May 2, 1996 and is immediately exercisable. The shares purchasable thereunder are subject to repurchase by the Company at the original exercise price paid per share upon the optionee's cessation of service prior to vesting in such shares. The repurchase right lapses and the optionee vests as to 25% of the option shares upon completion of one year of service from the date of grant and the balance in a series of equal monthly installments over the next 36 months of service thereafter. The option shares will vest upon an acquisition of the Company by merger or asset sale, unless the Company's repurchase right with respect to the unvested option shares is transferred to the acquiring entity. The option has a maximum term of 10 years, subject to earlier termination in the event of the optionee's cessation of employment or service with the Company.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

  The following table sets forth information with respect to the value of stock options held as of December 31, 1996 by each of the Named Executive Officers. There were no stock option exercises by such individuals during 1996.

                         FISCAL YEAR END OPTION VALUES

                             NUMBER OF SECURITIES
                                  UNDERLYING             VALUE OF UNEXERCISED
                              UNEXERCISED OPTIONS        IN-THE-MONEY OPTIONS
                              AT FISCAL YEAR END        AT FISCAL YEAR END (1)
                           --------------------------- -------------------------
           NAME            EXERCISABLE   UNEXERCISABLE EXERCISABLE UNEXERCISABLE
-------------------------- -----------   ------------- ----------- -------------
Brenda C. Hall............        0              0             0            0
Keith Corbin..............   46,048         92,096      $221,030     $442,061
Todd J. Kinion............        0              0             0            0
Rita S. Hazell............   24,000         36,000       115,200      172,800
Craig J. Silverman........   50,000 (2)          0       180,000            0

--------
(1) Based on the estimated fair market value of the Company's Common Stock as of December 31, 1996 of $5.10 per share, less the exercise price payable upon exercise of such options.

(2) The option is immediately exercisable. The shares purchasable thereunder are subject to repurchase by the Company at the original exercise price paid per share upon the optionee's cessation of service prior to vesting in such shares. The repurchase right lapses and the optionee vests as to 25% of the option shares upon completion of one year of service from the date of grant and the balance in a series of equal monthly installments over the next 36 months of service thereafter. None of the shares issuable upon exercise of such option were vested as of December 31, 1996.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Prior to the formation of the Compensation Committee in January 1997, the Company's Board of Directors ("Board") established levels of compensation for the Company's executive officers. Brenda C. Hall, Paul H. Bartlett and Keith Corbin participated in deliberations of the Board regarding executive compensation during 1996. The Company's Compensation Committee currently consists of Todd J. Kinion and Jon H. Rowberry. Mr. Rowberry was not at any time during 1996 or at any other time an officer or employee of the Company. Mr. Kinion served as Vice President and Secretary of the Company until August 1996 and February 1997, respectively. See "Management--Executive Officers and Directors."

1997 STOCK OPTION PLAN

  The Company's 1997 Stock Option Plan (the "1997 Plan") was adopted by the Board of Directors on May 23, 1997, subject to stockholder approval, as the successor to the Company's 1996 Stock Option Plan (the "1996 Plan"). The total number of shares of Common Stock authorized for issuance under the 1997 Plan consists of (i) the 1,464,186 shares subject to outstanding options under the 1996 Plan as of June 30, 1997, (ii) an additional 300,000 shares of Common Stock and (iii) an additional number of shares of Common Stock equal to 3% of the number of shares of Common Stock outstanding on the first day of 1998, 1999 and 2000. As of June 30, 1997, no shares had been issued under the 1997 Plan. Shares of Common Stock subject to outstanding options, including options granted under the 1996 Plan, which expire or terminate prior to exercise will be available for future issuance under the 1997 Plan.

  Under the 1997 Plan, employees, officers, directors and independent consultants may, at the discretion of the plan administrator, be granted options to purchase shares of Common Stock at an exercise price not less than 85% of the fair market value of such shares on the grant date. Non-employee members of the Board will also be eligible for automatic option grants under the 1997 Plan.

  The 1997 Plan will be administered by the Board or the Compensation Committee of the Board after this Offering. The plan administrator has complete discretion to determine which eligible individuals are to receive option grants, the number of shares subject to each such grant, the status of any granted option as either an incentive option or a non-statutory option under the federal tax laws, the vesting schedule to be in effect for each option grant and the maximum term for which each granted option is to remain outstanding. In no event, however, may any one participant in the 1997 Plan acquire shares of Common Stock under the 1997 Plan in excess of 500,000 shares each calendar year over the term of the Plan.

  The exercise price for options granted under the 1997 Plan may be paid in cash or in outstanding shares of Common Stock. Options may also be exercised on a cashless basis through the same-day sale of the purchased shares. The plan administrator may also permit the optionee to pay the exercise price through a promissory note payable in installments over a period of years. The amount financed may include any federal or state income and employment taxes incurred by reason of the option exercise.

  The plan administrator has the authority to effect, from time to time, the cancellation of outstanding options under the 1997 Plan in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of the Common Stock on the new grant date.

  In the event the Company is acquired by merger, consolidation or asset sale, each option outstanding at the time under the 1997 Plan will terminate to the extent not assumed by the acquiring entity. In addition, the plan administrator generally has the discretion to accelerate the vesting of options.

  Under the automatic grant program, each individual who first joins the Board as a non-employee director after the date of this Offering will receive at that time, an automatic option grant for 20,000 shares of Common Stock. The optionee will vest in the automatic option grant in a series of four annual installments over the optionee's period of Board service, beginning one year from the grant date. Each option will have an exercise price equal to the fair market value of the Common Stock on the automatic grant date and a maximum term of ten years, subject to earlier termination following the optionee's cessation of Board service.

  The Board may amend or modify the 1997 Plan at any time. The 1997 Plan will terminate on May 22, 2007, unless sooner terminated by the Board.

IT PROFESSIONAL PLAN

  The Company's IT Professional Stock Option Plan (the "IT Professional Plan") was adopted by the Board of Directors on May 23, 1997. The Company has reserved 350,000 shares of Common Stock for issuance under the IT Professional Plan, plus an additional number of shares equal to 1.5% of the number of shares of Common Stock outstanding on the first day of each calendar year beginning January 1, 1998. As of the date of this Prospectus, no shares had been issued under the IT Professional Plan and no options were outstanding. Shares of Common Stock subject to outstanding options which expire or terminate prior to exercise will be available for future issuance under the IT Professional Plan.

  Under the IT Professional Plan, independent consultants may, at the discretion of the plan administrator, be granted options to purchase shares of Common Stock at an exercise price not less than 85% of the fair market value of such shares on the grant date.

  The IT Professional Plan will be administered by the Board or the Compensation Committee of the Board after this Offering. The plan administrator has complete discretion to determine which eligible individuals are to receive option grants, the number of shares subject to each such grant, the vesting schedule to be in effect for each option grant and the maximum term for which each granted option is to remain outstanding. The plan administrator has the authority to effect, from time to time, the cancellation of outstanding options under the IT Professional Plan in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of the Common Stock on the new grant date.

  The exercise price for options granted under the IT Professional Plan may be paid in cash or in outstanding shares of Common Stock. Options may also be exercised on a cashless basis through the same-day sale of the purchased shares.

  In the event the Company is acquired by merger, consolidation or asset sale, each option outstanding at the time under the IT Professional Plan will terminate to the extent not assumed by the acquiring entity. In addition, the plan administrator generally has the discretion to accelerate the vesting of options.

  The Board may amend or modify the IT Professional Plan at any time. The IT Professional Plan will terminate on May 22, 2007, unless sooner terminated by the Board.

EMPLOYEE STOCK PURCHASE PLAN

  The Company expects to adopt before this Offering an Employee Stock Purchase Plan (the "Purchase Plan"), subject to approval by the stockholders. A total of 150,000 shares of Common Stock will be reserved for issuance under the Purchase Plan. The Purchase Plan, which is intended to qualify under Section 423 of the Internal Revenue Code, will be implemented by six-month offerings commencing after the closing of this Offering. The Purchase Plan will be administered by the Compensation Committee of the Board. Employees will be eligible to participate if they are employed by the Company for more than 20 hours per week and have been employed by the Company for at least ninety days. The Purchase Plan permits eligible employees to purchase Common Stock through payroll deductions, which may not exceed 10% of an employee's cash compensation, nor more than 1,000 shares per participant on any purchase date. The price of stock purchased under the Purchase Plan will be 85% of the lower of the fair market value of the Common Stock at the beginning of the six-month offering period or on the purchase date. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment with the Company. Each outstanding purchase right will be exercised immediately prior to a merger or consolidation. The Board may amend or terminate the Purchase Plan immediately after the close of any purchase date. However, the Board may not, without stockholder approval, materially increase the number of shares of Common Stock available for issuance. The Purchase Plan will in all events terminate in May 2007.

EMPLOYMENT AGREEMENTS; TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

  In October 1996, the Company entered into an employment agreement with Paul
H. Bartlett. Under the agreement, Mr. Bartlett will be employed as the Company's President, reporting to its Chief Executive Officer. The agreement provides for an annual base salary of $240,000. Mr. Bartlett is also eligible for an annual bonus, subject to a maximum limitation of 25% of his annual base salary. In addition, the Company granted to Mr. Bartlett an immediately exercisable stock option to purchase 974,000 shares of Common Stock at an exercise price of $4.00 per share, subject to certain repurchase rights of the Company. Mr. Bartlett is 50% vested in such shares and will vest in the balance of the shares in a series of 24 monthly installments commencing January 1, 1998. In addition, all unvested option shares automatically vest upon the occurrence of certain events, including a merger of the Company after which 50% or less of the surviving corporation's voting securities are owned by the Company's stockholders, a sale by the Company of all or substantially all of its assets, or a constructive discharge of Mr. Bartlett. Either the Company or Mr. Bartlett may terminate Mr. Bartlett's employment with the Company at any time by giving the other party 30 days prior written notice. If Mr. Bartlett is terminated other than for cause or disability, or if Mr. Bartlett is constructively discharged, Mr. Bartlett will receive his salary for an additional 12 months from the date of termination, provided he does not engage in certain competitive activities. Under the employment agreement, the Company will nominate Mr. Bartlett for election as a member of its Board of Directors as long as he remains employed, and Brenda C. Hall has agreed to cause her shares of the Company's stock to be voted in favor of Mr. Bartlett's election.

  In December 1996, the Company entered into an employment agreement with Mordecai Levine in connection with the TeamAlliance Acquisition which provides for a base salary of $125,000. For the period ending on the first, second and third anniversary of Mr. Levine's employment with the Company, he is eligible to receive a monthly bonus based upon gross margin dollars generated by the IS Contract Services, which bonus aggregated $46,000 for the first six months of 1997. In addition, the Company granted to Mr. Levine stock options to purchase 92,000 shares of Common Stock of the Company at an exercise price of $5.10 per share subject to certain repurchase rights of the Company. Mr. Levine is currently vested in 52,000 of such shares, and he will vest in an additional 8,000 shares on December 2, 1997, with the balance of the shares vesting in a series of 48 equal monthly installments commencing December 2, 1997. Upon Mr. Levine's exercise of such options, the Company has agreed to pay to him an amount equal to the aggregate exercise price of such options. Either the Company or Mr. Levine may terminate Mr. Levine's employment with the Company at any time and for any reason by giving the other party written notice. If Mr. Levine voluntarily terminates employment with the Company for good cause or is terminated other than for cause, he will receive his salary and bonus for an additional six months from the date of termination.

  In March 1997, the Company entered into an employment agreement with Brenda
C. Hall, which provides for a base salary of $260,000. Ms. Hall is also eligible for an annual bonus subject to a maximum limitation of 75% of her annual base salary. Either the Company or Ms. Hall may terminate Ms. Hall's employment with the Company at any time by giving the other party 30 days prior written notice. If Ms. Hall is terminated other than for cause or is constructively discharged, and provided that she does not engage in certain competitive activities, Ms. Hall will receive her base salary for an additional 24 months from the date of termination, and the Company will pay for her COBRA continuation coverage until the date that is the earlier of 12 months after her termination or the date on which her COBRA eligibility ceases.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

  Pursuant to the Company's Certificate of Incorporation and under Delaware law, directors of the Company are not liable to the Company or its stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for dividend payments or stock repurchase illegal under Delaware law or any transaction in which a director has derived an improper personal benefit.

  The Company intends to enter into indemnification agreements with its directors and executive officers.

                             CERTAIN TRANSACTIONS

  In January 1996, Brenda C. Hall, the Company's Chief Executive Officer and a director of the Company, and Todd J. Kinion, a former officer and a current director of the Company, borrowed from the Company $3.0 million and $2.0 million, respectively, pursuant to certain secured promissory notes. Each of these promissory notes bears interest at an annual rate of the lesser of 6.91% or the maximum amount permitted by law and become due and payable in January 2001 or upon the occurrence of certain events. The promissory notes were initially secured by an aggregate of 2,000,000 shares of Common Stock owned by Ms. Hall and Mr. Kinion. Pursuant to the terms of certain pledge agreements, on each of July 30, 1996 and January 30, 1997, an aggregate of 400,000 such shares were released. The promissory notes are currently secured by an aggregate of 1,200,000 shares of Common stock (720,000 shares owned by Ms. Hall and 480,000 shares owned by Mr. Kinion). Ms. Hall and Mr. Kinion may pay their promissory notes by tendering to the Company 480,000 and 320,000 shares of Common Stock, respectively. Ms. Hall and Mr. Kinion have agreed to tender such shares in payment of their respective promissory notes upon completion of this Offering.

  In January 1996, the Company sold an aggregate of 1,600,000 shares of Series A Preferred Stock, at a price of $6.25 per share, and in connection therewith warrants to purchase an aggregate of up to 250,000 shares of Common Stock, at an exercise price of $0.01 per share, to three entities affiliated with the Sprout Group ("Sprout"). In connection with the purchase of the Series A Preferred Stock, Brenda C. Hall, Todd J. Kinion and Sprout were granted certain registration rights with regard to the shares of Common Stock held by Ms. Hall and Mr. Kinion, the shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock and the shares of Common Stock issuable upon exercise of the warrants. The Company also sold warrants to purchase an aggregate of up to 242,215 shares of Common Stock, at an exercise price of $0.01 per share, to Sprout, which warrants are exercisable only in the event that (i) Ms. Hall does not tender at least 480,000 shares of the Company's Common Stock held by her in full payment of the secured promissory note issued by her or (ii) Mr. Kinion does not tender at least 320,000 shares of the Company's Common Stock held by him in full payment of the secured promissory note issued by him. In connection with this transaction, Paul H. Bartlett, a general partner of Sprout at the time, was appointed a director of the Company in January 1996 and was subsequently succeeded by Kathleen D. LaPorte, a general partner of Sprout, when Mr. Bartlett joined the Company as President in October 1996. In addition, Ms. Hall and Mr. Kinion entered into a Voting Trust Agreement with the Company, which has been subsequently amended in connection with the settlement agreement and general release entered into between the Company and Mr. Kinion and which terminates upon the occurrence of certain events, including the consummation of the sale of the shares offered hereby. See "Management--Employment Agreements; Termination of Employment and Change in Control Arrangements."

  In July 1996, the Company granted Jon H. Rowberry, a non-employee member of the Board of Directors, an option to acquire 25,000 of shares of Common Stock of the Company at an exercise price of $4.00 per share. This option vests over five years.

  In August 1996, the Company granted to Rita S. Hazell, Vice President, R&D Contract Services, a loan in the principal amount of $100,000 plus interest. Such loan is secured by a deed of trust in favor of the Company on the real property purchased partially with such borrowed funds. The principal amount of the loan and any accrued interest thereon will be forgiven by the Company ratably over four years so long as Ms. Hazell remains employed by the Company.

  In October 1996, the Company entered into a settlement agreement and general release with Todd J. Kinion, a former officer and a current director of the Company, which obligates the Company to make monthly payments of $9,033 to him until the earlier of February 29, 1998 or the occurrence of certain events. A lump sum payment of $11,239, representing full payment of all unpaid bonus obligations and business expense reimbursements, was made to Mr. Kinion in connection with the settlement agreement. In addition, as part of the terms of the settlement agreement, Mr. Kinion agreed to deposit 1,795,100 of the shares of Common Stock he holds with Ms. Hall, as trustee of the voting trust (the "Voting Trust") created pursuant to that certain Voting Trust Agreement dated January 30, 1996 among the Company, Brenda C. Hall, and Mr. Kinion and agreed to amend the Voting Trust to grant Ms. Hall as voting trustee, the right to vote such shares in all matters with certain exceptions. The Voting Trust Agreement and the Voting Trust created thereby terminate upon the occurrence of certain events including the consummation of the sale of the shares offered hereby.

  Keith Corbin resigned from the Company as Chief Financial Officer effective December 31, 1996, pursuant to a consulting and settlement agreement, which obligates the Company to make monthly payments to Mr. Corbin of $13,333 per month through May 1997 and $3,333 per week from May 1997 through August 1997 provided that he continues to provide services to the Company and is not terminated for cause. In addition, as part of the terms of the consulting and settlement agreement, Mr. Corbin's incentive stock option will continue to vest through August 1997 provided that he continues to provide services to the Company and is not terminated for cause.

  In December 1996, a wholly owned subsidiary of the Company acquired certain assets of TeamAlliance Technology Partners, L.P. ("TA") and related entities for a total purchase price of approximately $8.6 million pursuant to an Asset Purchase Agreement dated as of November 26, 1996 by and among the Company, TA Acquisition Company, TA, TeamAlliance Technology Partners, Inc., Team Visions, Inc., certain limited liability companies affiliated with TA, Richard F. Harmon, Mordecai Levine and Frederick Lenz. Messrs. Harmon and Levine are officers and directors of TeamAlliance Technology Partners, Inc., the General Partner of TA. In connection with the TeamAlliance Acquisition, Messrs. Harmon and Levine each entered into an Employment Agreement with the Company and were granted options to acquire shares of Common Stock of the Company. See "Management--Employment Agreements, Termination of Employment and Change in Control Arrangements."

  The Company entered into employment agreements with each of Paul H. Bartlett and Brenda C. Hall in October 1996 and March 1997, respectively. See "Management--Employment Agreements, Termination of Employment and Change in Control Arrangements."

  In June 1997, Richard Harmon terminated his employment with the Company. Mr. Harmon served as Vice President, Internet Services of the Company from December 1996. Pursuant to the terms of the employment agreement entered into between the Company and Mr. Harmon in December 1996 in connection with the TeamAlliance Acquisition, the Company is obligated to continue to pay Mr. Harmon his base annual salary of $125,000 and annual bonus of not less than $75,000 for 180 days following his termination. In addition, pursuant to the terms of the employment agreement, the Company paid to Mr. Harmon $265,200, the amount equal to the aggregate exercise price of the 52,000 stock options he exercised in July 1997.

  The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been otherwise obtained from unaffiliated third parties. All future transactions, including loans (if any), between the Company and its officers, directors and principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors of the Board of Directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                      PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of June 30, 1997, and as adjusted to reflect the sale of the shares of Common Stock offered hereby, by:
(i) each person (or group of affiliated persons) who is known by the Company to own beneficially more than 5% of the Company's Common Stock; (ii) each of the Company's directors; (iii) each of the Named Executive Officers; (iv) all current executive officers and directors as a group and (v) each Selling Stockholder. Unless otherwise indicated below, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their shares of Common Stock, subject to community property laws where applicable. Except as otherwise provided below, the address of each person listed below is c/o Hall, Kinion & Associates, Inc., 19925 Stevens Creek Boulevard, Cupertino, CA 95014.

                         BENEFICIAL OWNERSHIP              BENEFICIAL OWNERSHIP
                             PRIOR TO THE      NUMBER OF    AFTER THE OFFERING
                             OFFERING (1)     SHARES TO BE         (1)
  NAME AND ADDRESS OF    -------------------- SOLD IN THE  --------------------
   BENEFICIAL OWNER       SHARES   PERCENTAGE   OFFERING    SHARES   PERCENTAGE
-----------------------  --------- ---------- ------------ --------- ----------
Brenda C. Hall (2).....  3,432,800    47.2%     210,000    3,182,800    35.5%
Todd J. Kinion (3).....  1,994,100    27.4%     131,666    1,827,434    20.5%
 36 Playa Boulevard
 La Selva Beach, CA
  95076
Entities Affiliated
 with the Sprout Group
 (4)                     1,911,666    25.4%     416,667    1,494,999    16.3%
3000 Sand Hill Road
 Bldg. 4, Suite 270
 Menlo Park, CA 94025-
  7114
Kathleen D. LaPorte
 (5)...................  1,911,666    25.4%     416,667    1,494,999    16.3%
 3000 Sand Hill Road
 Bldg. 4, Suite 270
 Menlo Park, CA 94025-
  7114
Paul H. Bartlett (6)...    974,000    11.8%                  974,000     9.8%
Keith Corbin (7).......     92,096     1.3%                   92,096     1.0%
Craig J. Silverman (8).     50,000       *                    50,000       *
Rita S. Hazell (9).....     24,000       *                    24,000       *
Jon H. Rowberry (10)...     25,000       *                    25,000       *
All executive officers
 and directors as a
 group (9 persons)
 (11)..................  8,687,566    98.4%                7,839,233    74.3%
Other Selling
 Stockholders
-------------
Dean Call Voting Trust
 (12)..................    399,996     5.5%      40,000      359,996     4.0%
Kinion Voting Trust
 (13)..................    199,000     2.7%      35,000      164,000     1.8%
Richard Swanson........     10,000       *       10,000            0       0
 c/o Camerlengo & John-
  son
 500 Airport Blvd.,
  Suite 230
 Burlingame, CA 94010
Camerlengo & Johnson...      5,000       *        5,000            0       0
 500 Airport Blvd.,
  Suite 230
 Burlingame, CA 94010

--------
  * Less than 1%.

 (1) Percentage of beneficial ownership is calculated assuming 7,266,952 shares of Common Stock were outstanding on June 30, 1997. This percentage also includes Common Stock of which such individual or entity has the right to acquire beneficial ownership within 60 days of June 30, 1997, including but not limited to the exercise of an option; however, such Common Stock shall not be deemed outstanding for the purpose of computing the percentage owned by any other individual or entity. The number of shares outstanding after this Offering includes the 1,666,667 shares of Common Stock being offered for sale by the Company in this Offering, and assumes no exercise of the Underwriters' over-allotment option. See "Underwriting."

 (2) Includes 399,996 shares held by the Dean Call Voting Trust and 28,500 shares held by Virgil Hall. Ms. Hall is co-trustee of the Dean Call Voting Trust and Virgil Hall is Ms. Hall's spouse. Excludes 1,795,100 shares held by Todd J. Kinion and deposited into the Voting Trust over which Ms. Hall has voting power pursuant to the terms of the settlement agreement between the Company and Mr. Kinion; such Voting Trust terminates upon the occurrence of certain events, including the consummation of the sale of shares offered hereby. Also excludes 480,000 shares pledged in connection with a secured promissory note executed by Ms. Hall. See "Certain Transactions." If the over-allotment is exercised in full, Ms. Hall will sell an additional 113,175 shares.

 (3) Includes 199,000 shares held by the Kinion Voting Trust, but excludes 320,000 shares pledged in connection with a secured promissory note executed by Mr. Kinion. If the overallotment is exercised in full, Mr. Kinion will sell an additional 75,450 shares. See "Certain Transactions."

 (4) Includes 1,488,882, 151,625 and 21,159 shares of Common Stock held by Sprout Growth II, L.P. ("Sprout II"), DLJ Capital Corporation ("DLJ") and Sprout CEO Fund, L.P. ("Sprout CEO"), respectively. Also includes warrants to purchase 224,004, 22,812 and 3,184 shares of Common Stock held by Sprout II, DLJ and Sprout CEO, respectively. Excludes warrants to purchase an aggregate of up to 242,215 shares of Common Stock, which are exercisable only in the event that Ms. Hall does not tender at least 480,000 shares or Mr. Kinion does not tender at least 320,000 shares in full payment of their respective promissory notes. See "Certain Transactions." DLJ is the general partner of Sprout CEO. Ms. LaPorte, a director of the Company, is a general partner of the Sprout Group. Ms. LaPorte disclaims beneficial ownership of the shares held by such entities, except to the extent of her pecuniary interest therein. Ms. LaPorte may be deemed to exercise voting and investment power over the shares held by affiliates of the Sprout Group. If the overallotment is exercised in full, Sprout II, DLJ and Sprout CEO will sell an additional 188,625 shares.

 (5) Includes shares described in Note (4) above. Ms. LaPorte, a director of the Company, disclaims beneficial ownership of the shares held by such entities, except to the extent of her pecuniary interest therein.

 (6) Represents shares in the form of stock options exercisable within 60 days of June 30, 1997.

 (7) Includes 46,048 shares in the form of stock options exercisable within 60 days of June 30, 1997.

 (8) Represents shares in the form of stock options exercisable within 60 days of June 30, 1997.

 (9) Ms. Hazell holds an option to purchase an aggregate of 60,000 shares of Common Stock, of which 24,000 shares are exercisable within 60 days of June 30, 1997.

(10) Represents shares in the form of stock options exercisable within 60 days of June 30, 1997. Mr. Rowberry's mailing address is c/o Franklin Covey, 2200 West Parkway Boulevard, Salt Lake City, Utah 84119.

(11) Includes warrants to purchase 250,000 shares of Common Stock and 1,308,000 shares in the form of stock options exercisable within 60 days of June 30, 1997.

(12)See Note 2 above.

(13)See Note 3 above.

                         DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company will consist of 100,000,000 shares of Common Stock, par value $0.001 per share, and 10,000,000 shares of Preferred Stock, par value $0.001 per share, after giving effect to the amendment of the Company's Certificate of Incorporation to delete references to Series A Preferred Stock which will occur upon conversion of such Preferred Stock into Common Stock upon the closing of this Offering and the subsequent authorization of shares of undesignated Preferred Stock as described below.

  The following summary of certain provisions of the Common Stock and Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Amended and Restated Certificate of Incorporation, which is included as an exhibit to the Registration Statement of which this Prospectus is a part, and by the provisions of applicable law.

COMMON STOCK

  As of June 30, 1997, there were 6,400,288 shares of Common Stock outstanding that were held of record by approximately 16 stockholders, as well as options and warrants to purchase an aggregate of approximately 2,688,186 shares of Common Stock. The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to outstanding shares of Preferred Stock, if any, the holders of Common Stock are entitled to receive ratably such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior liquidation rights of Preferred Stock, if any then outstanding. The Common Stock has no preemptive conversion rights or other subscription rights. There are not redemption or sinking funds provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable, and the shares of Common Stock to be outstanding upon completion of this Offering will be fully paid and non-assessable.

PREFERRED STOCK

  As of June 30, 1997, there were 1,600,000 shares of Series A Preferred Stock of the Company outstanding. Such shares of Series A Preferred Stock will be converted into Common Stock upon the closing of this Offering, with a conversion rate that adjusts based on the per share price of the Common Stock in this Offering. If the per share offering price is $12.50, or more, each share of Series A Preferred Stock will convert into one share of Common Stock. If the per share offering price is less than $12.50, each share of Series A Preferred Stock will instead convert into that number of shares of Common Stock equal to $12.50 divided by the per share offering price. If the per share offering price is $12.00, the 1,600,000 shares of outstanding Series A Preferred Stock will convert into 1,666,667 shares of Common Stock, representing a conversion rate of approximately 1.0416 to one. If the per share offering price is $11.00, the Series A Preferred Stock will convert into 1,818,182 shares of Common Stock, representing a conversion rate of approximately 1.1363 to one.

  Effective upon the closing of this Offering and the conversion of outstanding Series A Preferred Stock into Common Stock, the Company's Certificate of Incorporation will authorize 10,000,000 shares of Preferred Stock. The Board of Directors has the authority to issue the Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others. The Company has no present plan to issue Preferred Stock.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW

Certificate of Incorporation and Bylaws

  Upon completion of this Offering, the Company's Amended and Restated Certificate of Incorporation (the "Certificate") and Bylaws will contain provisions that could have the effect of delaying, deferring or preventing an unsolicited change in control of the Company, which may adversely affect the market price of the Common Stock or the ability of shareholders to participate in a transaction in which they might otherwise receive a premium for their shares over the then-current market price. Such provisions also may have the effect of preventing changes in the management of the Company. These provisions provide that all stockholder action must be taken at an annual or special meeting of the stockholders, that only the Board of Directors may call special meetings of the stockholders and that the Board of Directors be divided into three classes to serve for staggered three-year terms. In addition, the Certificate authorizes the Board of Directors to issue up to 10,000,000 shares of preferred stock ("Preferred Stock") without stockholder approval and on such terms as the Board of Directors may determine. Although no shares of Preferred Stock are currently outstanding and the Company has no present plans to issue any shares of Preferred Stock, the rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of any Preferred Stock that may be issued in the future. See "Risk Factors--Effect of Certain Charter Provisions; Anti-Takeover Effects of Certificate of Incorporation, Bylaws and Delaware Law."

 Delaware Takeover Statute

  The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203"), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

  Section 203 defines business combination to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or
(v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

REGISTRATION RIGHTS

  After this Offering, the holders of 5,702,687 shares of Common Stock (5,325,437 if the over-allotment is exercised in full) and the holders of warrants to purchase 250,000 shares of Common Stock will be entitled upon expiration of lock-up agreements with the Underwriters to certain rights with respect to the registration of such shares under the Securities Act. Under the terms of the agreement between the Company and the holders of such registrable securities, if the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders exercising registration rights, such holders are entitled to notice of such registration and are entitled to include shares of such Common Stock therein. Certain of such stockholders benefiting from these rights may also require the Company to file a registration statement under the Securities Act at the Company's expense with respect to their shares of Common Stock, and the Company is required to use its diligent reasonable efforts to effect such registration. Further, holders may require the Company to file additional registration statements on Form S-3 at the Company's expense. These rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in such registration in certain circumstances.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Common Stock is U.S. Stock Transfer. Its telephone number is (818) 502-1404.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this Offering, the Company will have 8,933,619 shares of Common Stock outstanding (assuming no exercise of the Underwriters' over-allotment option, of options or of warrants). Of these shares, the 2,515,000 shares sold in this Offering will be freely tradeable without restriction or further registration under the Securities Act, except that any shares purchased by "affiliates" of the Company, as that term is defined under the Securities Act ("Affiliates"), may generally only be sold in compliance with the limitations of Rule 144 described below.

SALES OF RESTRICTED SHARES

  Upon completion of this Offering, the remaining 6,418,619 shares of Common Stock are deemed "restricted securities" under Rule 144. Of these shares, 28,550 shares will be eligible for sale in the public market upon the effective date of the registration statement filed in connection with this Offering in reliance on Rule 144(k) of the Securities Act. Beginning 180 days after the date of this Prospectus (or earlier with the consent of Montgomery Securities), upon the expiration of transfer restrictions specified in existing agreements with the Company or lock-up agreements with the representatives of the underwriters, approximately 6,343,981 shares will be eligible for sale in reliance upon Rule 144 or Rule 701 promulgated under the Securities Act, some of which will be subject to the volume and other resale limitations of Rule 144, other than the one year holding period. The remaining shares are eligible for sale in the public market more than 180 days after the date of this Prospectus.

  In general, under Rule 144 of the Securities Act as currently in effect, beginning 90 days after this Offering, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year (including the holding period of any prior owner other than an Affiliate), including a person who may be deemed an Affiliate of the Company, is entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of the Company's Common Stock or (ii) the average weekly trading volume of the Company's Common Stock in the over the counter market during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales under Rule 144 are also subject to certain manner of sales provisions, notice requirements and the availability of current public information about the Company. Any person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who owns shares within the definition of "restricted securities" under Rule 144 that were purchased from the Company (or any affiliate) at least two years, would be entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provision, public information requirements or notice requirements. However, the transfer agent may require an opinion of counsel that a proposed sale of shares comes within the terms of Rule 144 of the Securities Act prior to effecting a transfer of such shares. Rule 701 under the Securities Act provides that shares of Common Stock acquired on the exercise of outstanding options may be resold by persons other than Affiliates, beginning 90 days after the date of this Prospectus, subject only to the manner of sale provisions of Rule 144, and by Affiliates, beginning 90 days after the date of this Prospectus, subject to all provisions of Rule 144 except its one year minimum holding period.

  Prior to this Offering, there has been no public market for the Common Stock of the Company and no predictions can be made of the effect, if any, that the sale or availability for sale of shares of additional Common Stock will have on the market price of the Common Stock. Nevertheless, sales of substantial amounts of such shares in the public market, or the perception that such sales could occur, could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities.

OPTIONS

  As of June 30, 1997, options to purchase a total of 2,438,186 shares of Common Stock were outstanding. See "--Lock-up Agreements." In addition, 300,000 shares were available for future grant under the 1997 Plan as of June 30, 1997. Shares of Common Stock subject to outstanding options, including options granted under the 1996 Plan, which expire or terminate prior to exercise will be available or future issuance under the 1997 Plan. An additional number of shares of Common Stock equal to 3% of the number of shares of Common Stock outstanding on the first day of 1998, 1999 and 2000 will also become available for future grant under the 1997 Plan. Furthermore, 150,000 shares have been reserved for issuance under the Purchase Plan and 350,000 shares have been reserved for issuance under the IT Professional Plan. "Management--1997 Stock Option Plan," "IT Professional Plan" "--Employee Stock Purchase Plan," and Note 8 to Consolidated Financial Statements.

  Rule 701 under the Securities Act provides that shares of Common Stock acquired on the exercise of outstanding options may be resold by persons other than Affiliates, beginning 90 days after the date of this Prospectus, subject only to the manner of sale provisions of Rule 144, and by Affiliates, beginning 90 days after the date of this Prospectus, subject to all provisions of Rule 144 except its one year minimum holding period. The Company intends to file one or more registration statements on Form S-8 under the Securities Act to register all shares of Common Stock subject to outstanding stock options and Common Stock issued or issuable pursuant to the Company's 1997 Plan. The Company expects to file the registration statement on or shortly after the effectiveness of this Offering covering 3,238,186 shares of Common Stock subject to outstanding stock options or reserved for issuance under the 1997 Plan, IT Professional Plan and Employee Stock Purchase Plan as well as stock options granted outside such plans. Such registration statements are expected to become effective upon filing. Shares covered by these registration statements will thereupon be eligible for sale in the public markets, subject to the lock-up agreements, if applicable.

LOCK-UP AGREEMENTS

  All officers and directors and certain holders of Common Stock and holders of options and warrants to purchase Common Stock have agreed pursuant to certain "lock-up" agreements that they will not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise dispose of, directly or indirectly, any shares of Common Stock or any securities convertible or exercisable or exchangeable for Common Stock, or enter into any swap or similar agreement that transfers, in whole or in part, the economic risk of ownership of the Common Stock for a period 180 days after the transfer or date of this Prospectus without the prior written consent of Montgomery Securities. All other holders of Common Stock and options to purchase common Stock have agreed pursuant to existing agreements with the Company not to sell or otherwise transfer or dispose of any Common Stock for a period of 180 days after the effective date of this Offering.

                                 UNDERWRITING

  The underwriters named below (the "Underwriters"), represented by Montgomery Securities, Robert W. Baird & Co. Incorporated and The Robinson-Humphrey Company, Inc. (the "Representatives"), have severally agreed, subject to the terms and conditions set forth in the underwriting agreement (the "Underwriting Agreement"), by and between the Company and the Underwriters to purchase from the Company and the Selling Stockholders the aggregate number of shares of Common Stock indicated below opposite their respective names, at the initial public offering price less the underwriting discount set forth on the cover page of this Prospectus. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters are committed to purchase all of the shares of Common Stock, if they purchase any.

                                                                        NUMBER
                              UNDERWRITERS                             OF SHARES
                              ------------                             ---------
   Montgomery Securities..............................................
   Robert W. Baird & Co. Incorporated.................................
   The Robinson-Humphrey Company, Inc. ...............................
                                                                       ---------
     Total............................................................ 2,515,000
                                                                       =========

  The Representatives have advised the Company and the Selling Stockholders that the Underwriters initially propose to offer the Common Stock to the public on the terms set forth on the cover page of this Prospectus. The Underwriters may allow selected dealers a concession of not more than $ per share; and the Underwriters may allow, and such dealers may reallow, a concession of not more than $ per share to certain other dealers. After the initial public offering, the offering price and other selling terms may be changed by the Representatives. The Common Stock is offered subject to receipt and acceptance by the Underwriters, and to certain other conditions, including the right to reject orders in whole or in part.

  The Selling Stockholders have granted an option to the Underwriters, exercisable during the 30-day period after the date of this Prospectus, to purchase up to a maximum of 377,250 additional shares of Common Stock, respectively, to cover over-allotments, if any, at the same price per share as the initial shares to be purchased by the Underwriters. To the extent that the Underwriters exercise such option, the Underwriters will be committed, subject to certain conditions, to purchase such additional shares in approximately the same proportion as set forth in the above table. The Underwriters may purchase such shares only to cover over-allotments made in connection with this Offering.

  The Company, the Selling Stockholders and the Company's executive officers and directors have agreed that for a period of 180 days after the date of this Prospectus they will not, without the prior written consent of Montgomery Securities, directly or indirectly offer for sale, sell, solicit an offer to sell, contract or grant an option to sell, pledge, transfer, establish an open put equivalent position or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable or exercisable for or convertible into shares of Common Stock. The Company has also agreed not to issue, offer, sell, grant options to purchase or otherwise dispose of any of the Company's equity securities for a period of 180 days after the effective date of this Offering without the prior written consent of Montgomery Securities, other than pursuant to the 1997 Stock Option Plan, IT Professional Plan and the Employee Stock Purchase Plan and certain issuances in connection with acquisitions of businesses. In evaluating any request for a waiver of the 180-day lock-up period, Montgomery Securities will consider, in accordance with their customary practice, all relevant facts and circumstances at the time of the request, including, without limitation, the recent trading market for the Common Stock, the size of the request and, with respect to a request by the Company to issue additional equity securities, the purpose of such an issuance. See "Shares Eligible for Future Sale."

  In connection with the Offering, certain Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common

Stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M under the Securities and Exchange Act of 1934, pursuant to which such persons may bid for or purchase Common Stock for the purpose of stabilizing its market price. The Underwriters also may create a short position for the account of the Underwriters by selling more Common Stock in connection with the Offering than they are committed to purchase from the Company and, in such case, may purchase Common Stock in the open market following completion of the Offering to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short position, up to 377,250 shares of Common Stock, by exercising the Underwriters' over-allotment option referred to above. In addition, Montgomery Securities, may impose "penalty bids" under contractual arrangements with the Underwriters whereby it may reclaim from an Underwriter (or dealer participating in the offering) for the account of the other Underwriters, the selling concession with respect to Common Stock that is distributed in the Offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Common Stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.

  The Representatives have informed the Company that the Underwriters do not expect to make sales of Common Stock offered by this Prospectus to accounts over which they exercise discretionary authority in excess of 5% of the number of shares of Common Stock offered hereby.

  The Underwriting Agreement provides that the Company and the Selling Stockholders will indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments the Underwriters may be required to make in respect thereof.

  Prior to this Offering, there has been no public market for the Common Stock. Consequently, the initial public offering price for the Common Stock will be determined by negotiations between the Company and the Representatives. Among the factors to be considered in such negotiations will be prevailing market conditions, the results of operations of the Company in recent periods, the market capitalizations and stages of development of other companies that the Company and the Representatives believe to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development and other factors deemed relevant. See "Risk Factors--No Prior Trading Market for Common Stock; Potential Volatility of Stock Price."

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed upon for the Company by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Menlo Park, California. Certain legal matters in connection with this Offering will be passed upon for the Underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

  The consolidated financial statements of the Company as of December 31, 1996 and for each of the three years in the period ended December 31, 1996, and the consolidated financial statements of TeamAlliance as of December 1, 1996 and for the eleven-month period then ended appearing in this Prospectus and the related financial statement schedule included elsewhere in the Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their reports appearing herein and elsewhere in the Registration Statement, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements of TeamAlliance as of December 31, 1994 and 1995, and for the period from inception (May 1, 1994) through December 31, 1994 and for the year ended December 31, 1995 included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. 20549, a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules to the Registration Statement. For further information with respect to the Company and such Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed as a part of the Registration Statement. Statements contained in this Prospectus concerning the contents of any contract or any other document referred to are not necessarily complete; reference is made in each instance to the copy of such contract or document filed as an exhibit to the Registration Statement. Each such statement is qualified in all respects by such reference to such exhibit. The Registration Statement, including exhibits and schedules thereto, may be inspected without charge at the Commission's principal office in Washington, D.C., and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of all or any part of such materials may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's web site is http://www.sec.gov.

  The Company intends to furnish its stockholders with annual reports containing financial statements audited by independent public accountants and with quarterly reports for the first three fiscal quarters of each fiscal year containing unaudited financial information.

                 INDEX TO CONSOLIDATED AND PRO FORMA COMBINING
                              FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
HALL, KINION & ASSOCIATES, INC. AND SUBSIDIARIES:
  Independent Auditors' Report............................................  F-2
  Consolidated Balance Sheets at December 31, 1995 and 1996 and June 30,
   1997 (Unaudited).......................................................  F-3
  Consolidated Statements of Income for the Years Ended December 31, 1994,
   1995 and 1996 and the Six Months Ended June 30, 1996 and 1997
   (Unaudited)............................................................  F-4
  Consolidated Statements of Stockholders' Equity (Deficit) for the Years
   Ended December 31, 1994, 1995 and 1996 and the Six Months Ended June
   30, 1997 (Unaudited)...................................................  F-5
  Consolidated Statements of Cash Flows for the Years Ended December 31,
   1994, 1995 and 1996 and the Six Months Ended June 30, 1996 and 1997
   (Unaudited)............................................................  F-6
  Notes to Consolidated Financial Statements..............................  F-7
TEAMALLIANCE TECHNOLOGY PARTNERS, L.P. AND SUBSIDIARIES:
  Report of Independent Public Accountants................................ F-16
  Independent Auditors' Report............................................ F-17
  Consolidated Balance Sheets at December 31, 1994 and 1995 and December
   1, 1996................................................................ F-18
  Consolidated Statements of Income for the Period from Inception (May 1,
   1994) through December 31, 1994 and for the Year Ended December 31,
   1995 and for the Period from January 1, 1996 through December 1, 1996.. F-19
  Consolidated Statement of Changes in Partners' Capital for the Period
   from Inception (May 1, 1994) through December 31, 1994 and for the Year
   Ended December 31, 1995 and for the Period from January 1, 1996 through
   December 1, 1996....................................................... F-20
  Consolidated Statements of Cash Flows for the Period from Inception (May
   1, 1994) through December 31, 1994, for the Year Ended December 31,
   1995 and for the Period from January 1, 1996 through December 1, 1996.. F-21
  Notes to Consolidated Financial Statements.............................. F-22
UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF INCOME:
  Pro Forma Condensed Combining Statement of Income for the Year Ended
   December 31, 1996 (Unaudited).......................................... F-27
  Notes to Unaudited Pro Forma Condensed Combining Statement of Income for
   the Year Ended December 31, 1996....................................... F-28

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Hall, Kinion & Associates, Inc.:

  We have audited the accompanying consolidated balance sheets of Hall, Kinion & Associates, Inc. and Subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of income, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such financial statements present fairly, in all material respects, the financial position of Hall, Kinion & Associates, Inc. and Subsidiaries as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

San Jose, California
May 16, 1997

                HALL, KINION & ASSOCIATES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                    DECEMBER 31,                     JUNE 30,
                               ----------------------   JUNE 30,       1997
                                  1995       1996         1997       PRO FORMA
                               ---------- -----------  -----------  -----------
                                                       (UNAUDITED)  (UNAUDITED)
                                                                     (NOTE 1)
           ASSETS
Current Assets:
  Cash and equivalents.......  $    4,000 $    56,000  $   161,000
  Accounts receivable, net of
   allowance for doubtful
   accounts of $296,000 in
   1995, and $403,000 in 1996
   and $354,000 in 1997......   4,270,000   7,621,000   10,814,000
  Prepaid expenses and other
   current assets............      72,000     490,000      491,000
  Prepaid income taxes.......         --      786,000      190,000
  Deferred income taxes......     279,000     340,000      612,000
                               ---------- -----------  -----------
    Total current assets.....   4,625,000   9,293,000   12,268,000
Property and equipment, net..     834,000   4,431,000    4,959,000
Goodwill, net................         --    9,054,000    8,903,000
Deferred IPO costs...........         --          --       403,000
Other assets.................     221,000     216,000      293,000
                               ---------- -----------  -----------
    Total assets.............  $5,680,000 $22,994,000  $26,826,000
                               ========== ===========  ===========
LIABILITIES AND STOCKHOLDERS'
       EQUITY (DEFICIT)
Current Liabilities:
  Cash overdraft.............  $  338,000 $ 1,229,000  $ 1,187,000
  Line of credit.............   1,734,000     418,000    3,828,000
  Accounts payable...........     957,000   1,516,000    1,969,000
  Accrued salaries,
   commissions and related
   payroll taxes.............   1,550,000   2,255,000    3,093,000
  Accrued liabilities........      15,000   1,301,000      656,000
  Income taxes payable.......     145,000         --           --
  Current portion of long-
   term debt.................         --    2,385,000    2,385,000
                               ---------- -----------  -----------
    Total current
     liabilities.............   4,739,000   9,104,000   13,118,000
Long-term debt...............         --    6,738,000    5,998,000
                               ---------- -----------  -----------
    Total liabilities........   4,739,000  15,842,000   19,116,000
                               ---------- -----------  -----------
Commitments and contingencies
 (Notes 6 and 10)
Redeemable convertible
 preferred stock; 1,600,000
 shares authorized, issued,
 and outstanding (liquidation
 preference $20,000,000, Note
 7)..........................         --    9,900,000    9,900,000  $       --
                               ---------- -----------  -----------  -----------
Stockholders' Equity
 (deficit):
  Common stock; 10,000,000
   shares authorized; shares
   outstanding: 1995--
   6,282,000; 1996--
   6,339,000; 1997--6,400,000
   (8,000,000 pro forma).....      81,000     357,000      521,000   10,421,000
  Stockholder notes
   receivable................         --   (5,323,000)  (5,496,000) (5,496,000)
  Accumulated translation
   adjustment................         --       (3,000)       9,000        9,000
  Retained earnings..........     860,000   2,221,000    2,776,000    2,776,000
                               ---------- -----------  -----------  -----------
    Total stockholders'
     equity (deficit)........     941,000  (2,748,000)  (2,190,000)   7,710,000
                               ---------- -----------  -----------  -----------
Total liabilities and
 stockholders' equity
 (deficit)...................  $5,680,000 $22,994,000  $26,826,000  $26,826,000
                               ========== ===========  ===========  ===========

                See notes to consolidated financial statements.

                HALL, KINION & ASSOCIATES, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                    SIX MONTHS ENDED
                                YEAR ENDED DECEMBER 31,                 JUNE 30,
                          -------------------------------------  ------------------------
                             1994         1995         1996         1996         1997
                          -----------  -----------  -----------  -----------  -----------
                                                                       (UNAUDITED)
Net revenues:
  Contract services.....  $14,222,000  $25,660,000  $42,254,000  $19,039,000  $37,422,000
  Permanent placement...    1,746,000    3,725,000    8,317,000    3,701,000    5,269,000
                          -----------  -----------  -----------  -----------  -----------
    Net revenues........   15,968,000   29,385,000   50,571,000   22,740,000   42,691,000
Cost of contract
 services...............   10,728,000   19,209,000   30,342,000   13,639,000   25,933,000
                          -----------  -----------  -----------  -----------  -----------
Gross profit............    5,240,000   10,176,000   20,229,000    9,101,000   16,758,000
Selling, general and
 administrative
 expenses...............    4,978,000    8,869,000   17,412,000    7,569,000   15,596,000
Other operating
 expenses...............          --           --       821,000          --           --
                          -----------  -----------  -----------  -----------  -----------
    Total operating
     expenses...........    4,978,000    8,869,000   18,233,000    7,569,000   15,596,000
                          -----------  -----------  -----------  -----------  -----------
Income from operations..      262,000    1,307,000    1,996,000    1,532,000    1,162,000
                          -----------  -----------  -----------  -----------  -----------
Other income (expense):
  Interest income.......          --           --       434,000      207,000      172,000
  Interest expense......     (122,000)    (122,000)     (65,000)     (29,000)    (345,000)
  Other expenses, net...      (81,000)     (34,000)         --         5,000      (24,000)
                          -----------  -----------  -----------  -----------  -----------
    Total other income
     (expenses), net....     (203,000)    (156,000)     369,000      183,000     (197,000)
                          -----------  -----------  -----------  -----------  -----------
Income before income
 taxes..................       59,000    1,151,000    2,365,000    1,715,000      965,000
Income taxes............       26,000      469,000    1,004,000      687,000      410,000
                          -----------  -----------  -----------  -----------  -----------
Net income..............  $    33,000  $   682,000  $ 1,361,000  $ 1,028,000  $   555,000
                          ===========  ===========  ===========  ===========  ===========
Net income per share....  $       --   $      0.09  $      0.15  $      0.11  $      0.06
                          ===========  ===========  ===========  ===========  ===========
Shares used in per share
 computation............    7,227,000    7,272,000    9,351,000    8,941,000    9,503,000
                          ===========  ===========  ===========  ===========  ===========


                See notes to consolidated financial statements.

                HALL, KINION & ASSOCIATES, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                             COMMON STOCK    STOCKHOLDER  ACCUMULATED
                          ------------------    NOTES     TRANSLATION  RETAINED
                           SHARES    AMOUNT  RECEIVABLE   ADJUSTMENT   EARNINGS     TOTAL
                          --------- -------- -----------  ----------- ---------- -----------
BALANCES, January 1,
 1994...................  6,282,000 $ 81,000 $       --     $   --    $  145,000 $   226,000
Net income..............        --       --          --         --        33,000      33,000
                          --------- -------- -----------    -------   ---------- -----------
BALANCE, December 31,
 1994...................  6,282,000   81,000         --         --       178,000     259,000
Net income..............        --       --          --         --       682,000     682,000
                          --------- -------- -----------    -------   ---------- -----------
BALANCE, December 31,
 1995...................  6,282,000   81,000         --         --       860,000     941,000
Notes to stockholders
 secured by stock.......        --       --   (5,000,000)       --           --   (5,000,000)
Interest on stockholder
 notes receivable.......        --       --     (317,000)       --           --     (317,000)
Issuance of common stock
 in connection with
 acquisition............     52,000  260,000         --         --           --      260,000
Exercise of stock
 options................      5,000    6,000      (6,000)       --           --          --
Compensation charge for
 acceleration of the
 vesting of stock
 options................        --    10,000         --         --           --       10,000
Accumulated translation
 adjustment.............        --       --          --      (3,000)         --       (3,000)
Net income..............        --       --          --         --     1,361,000   1,361,000
                          --------- -------- -----------    -------   ---------- -----------
BALANCES, December 31,
 1996...................  6,339,000  357,000  (5,323,000)    (3,000)   2,221,000  (2,748,000)
Exercise of stock
 options (Unaudited)....     61,000  164,000         --         --           --      164,000
Interest on stockholder
 notes receivable
 (Unaudited)............        --       --     (173,000)       --           --     (173,000)
Accumulated translation
 adjustment (Unaudited).        --       --          --      12,000          --       12,000
Net income (Unaudited)..        --       --          --         --       555,000     555,000
                          --------- -------- -----------    -------   ---------- -----------
BALANCES, June 30, 1997
 (Unaudited)............  6,400,000 $521,000 $(5,496,000)   $ 9,000   $2,776,000 $(2,190,000)
                          ========= ======== ===========    =======   ========== ===========


                See notes to consolidated financial statements.

                HALL, KINION & ASSOCIATES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 SIX MONTHS ENDED
                              YEAR ENDED DECEMBER 31,                JUNE 30,
                         -----------------------------------  ------------------------
                           1994        1995         1996         1996         1997
                         ---------  -----------  -----------  -----------  -----------
                                                                    (UNAUDITED)
Cash flows from
 operating activities:
 Net income............. $  33,000  $   682,000  $ 1,361,000  $ 1,028,000  $   555,000
 Adjustments to
  reconcile net income
  to net cash provided
  by (used for)
  operating activities:
  Depreciation and
   amortization.........    86,000      208,000      448,000      160,000      570,000
  Deferred income taxes.  (103,000)    (173,000)     (61,000)         --      (272,000)
  Compensation expense
   on stock options.....       --           --        10,000          --           --
  Interest on
   stockholder notes
   receivable...........       --           --      (317,000)    (144,000)    (173,000)
  Changes in assets and
   liabilities:
   Accounts receivable..  (639,000)  (2,410,000)  (3,352,000)    (695,000)  (3,193,000)
   Prepaid expenses and
    other assets........   114,000       25,000     (482,000)     (28,000)     (61,000)
   Prepaid income taxes.       --           --      (786,000)         --       596,000
   Accounts payable and
    accrued expenses....   265,000    1,411,000    1,754,000      621,000      807,000
   Income taxes payable.    64,000       64,000     (145,000)     (45,000)         --
                         ---------  -----------  -----------  -----------  -----------
    Net cash provided by
     (used for)
     operating
     activities.........  (180,000)    (193,000)  (1,570,000)     897,000   (1,171,000)
                         ---------  -----------  -----------  -----------  -----------
Cash flows from
 investing activities:
 Purchase of property
  and equipment.........  (332,000)    (634,000)  (2,581,000)    (414,000)    (963,000)
 Deposits for property
  and equipment.........       --      (192,000)     122,000      (93,000)         --
 Cash paid for business
  acquisition...........       --           --    (4,323,000)         --           --
                         ---------  -----------  -----------  -----------  -----------
    Net cash used for
     investing
     activities.........  (332,000)    (826,000)  (6,782,000)    (507,000)    (963,000)
                         ---------  -----------  -----------  -----------  -----------
Cash flows from
 financing activities:
 Cash overdraft, net....  (155,000)     272,000      891,000     (332,000)     (42,000)
 Line of credit, net....   768,000      801,000   (1,316,000)  (1,735,000)   3,410,000
 Note payable
  repayments............  (122,000)    (122,000)         --           --           --
 Borrowings on debt.....       --           --     4,000,000          --           --
 Repayments of debt.....       --           --       (71,000)         --      (740,000)
 Proceeds from sale of
  common stock..........       --           --           --           --        14,000
 Proceeds from sale of
  preferred stock, net
  of issuance costs.....       --           --     9,900,000    9,900,000          --
 Stockholder notes
  receivable............       --           --    (5,000,000)  (5,000,000)         --
 Deferred IPO Costs.....       --           --           --           --      (403,000)
                         ---------  -----------  -----------  -----------  -----------
    Net cash provided by
     financing
     activities.........   491,000      951,000    8,404,000    2,833,000    2,239,000
                         ---------  -----------  -----------  -----------  -----------
Net increase (decrease)
 in cash and
 equivalents............   (21,000)     (68,000)      52,000    3,223,000      105,000
Cash and equivalents,
 beginning of period....    93,000       72,000        4,000        4,000       56,000
                         ---------  -----------  -----------  -----------  -----------
Cash and equivalents,
 end of period.......... $  72,000  $     4,000  $    56,000  $ 3,227,000  $   161,000
                         =========  ===========  ===========  ===========  ===========

                See notes to consolidated financial statements.

               HALL, KINION & ASSOCIATES, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996 AND SIX MONTHS ENDED JUNE 30,
                              1996 AND 1997

  (INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED JUNE 30, 1996
                          AND 1997 IS UNAUDITED)

1. BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

  Business--Hall, Kinion & Associates, Inc. ("the Company") is an information technology staffing company specializing in placing high technology personnel on both a contract and permanent basis. In April 1994, The Stellar Group, Inc. and Kinion Hall, companies under common ownership, were merged into the Company in a transaction treated similarly to a pooling-of-interests. The accompanying financial statements include the results of the combined companies from January 1, 1994. In December 1996, the Company acquired certain assets of TeamAlliance Technology Partners, L.P. (Note 2).

  Principles of Consolidation--The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

  Certain Significant Risks and Uncertainties--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such management estimates include the allowance for doubtful accounts receivable and certain accruals. Actual results could differ from those estimates.

  The Company operates in a dynamic industry, and accordingly, can be affected by a variety of factors. For example, management of the Company believes that changes in any of the following areas could have a negative effect on the Company in terms of its future financial position and results of operations: ability to obtain additional financing, regulatory changes, uncertainty relating to the performance of the U.S. economy, competition, demand for the Company's services, litigation or other claims against the Company, and the hiring, training and retention of key employees.

  The Company's financial instruments that are exposed to credit risk are primarily cash and equivalents and accounts receivable. The Company places its cash with what it believes are high credit quality financial institutions. In granting credit, the Company routinely evaluates the financial strength of its customers.

  Cash and Equivalents--The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash equivalents, consisting primarily of money market funds and bank accounts, are stated at cost which approximates fair value.

  Property and Equipment--Property and equipment are stated at cost and depreciated on a straight-line basis over the estimated useful lives of the assets, generally three to twenty-five years. Leasehold improvements are amortized over the shorter of the estimated life of the asset or the lease term.

  Goodwill--Goodwill representing the cost in excess of the fair value of net assets acquired related to the acquisition of TeamAlliance (Note 2) is being amortized on a straight-line basis over a thirty-year period. Accumulated amortization equaled $25,000 at December 31, 1996. The Company calculates the recoverability of goodwill on a quarterly basis based upon estimated undiscounted future cash flows.

  Revenue Recognition--Revenue from contract placements is recognized as services are performed. Revenue from permanent placements is recognized upon commencement of employment.

  Other Operating Expenses--Other operating expenses include certain non-recurring charges including litigation settlement and related costs and severance costs.

               HALL, KINION & ASSOCIATES, INC. AND SUBSIDIARIES

YEAR ENDED DECEMBER 31, 1994, 1995 AND 1996 AND SIX MONTHS ENDED JUNE 30, 1996
                                 AND 1997

  (INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED JUNE 30, 1996
                          AND 1997 IS UNAUDITED)


  Income Taxes--The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, which requires an asset and liability approach of accounting for income taxes. The Company's tax filing year ends on June 30.

  Stock-Based Compensation--The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25 (APB 25), Accounting for Stock Issued to Employees.

  Net Income Per Share--Net income per share is based on the weighted average number of common and dilutive common equivalent shares (common stock options using the treasury stock method) during the periods presented. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, all stock issued and options to purchase shares of common stock granted by the Company at a price less than the initial filing price during the twelve months preceding the initial public offering date (using the treasury stock method and an assumed public offering price of $12.00 per share) have been included in the computation of common and common equivalent shares outstanding for all periods presented. Pro forma net income per share is not presented for 1996 as it does not differ from historical net income per share.

  Unaudited Interim Financial Information--The unaudited interim financial information as of June 30, 1997 and for the six months ended June 30, 1996 and 1997 has been prepared on the same basis as the audited financial statements. In the opinion of management, such unaudited information includes all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of this interim information. Operating results for the six months ended June 30, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997.

  Unaudited Pro Forma Information--Unaudited pro forma information in the accompanying consolidated balance sheet reflects the conversion of each of the outstanding shares of Series A redeemable preferred stock into 1.041667 shares of common stock at an assumed public offering price of $12.00 per share, and the related decrease in the number of shares of authorized preferred stock, upon the closing of the initial public offering (see Notes 7 and 8).

  Fiscal Year--The Company's fiscal year ends on the Sunday closest to December 31. For convenience, the fiscal year-end is referred to herein as December 31. Fiscal years 1994, 1995 and 1996 all consisted of 52 weeks.

RECENTLY ISSUED ACCOUNTING STANDARD

  In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" (SFAS 128). The Company is required to adopt SFAS 128 in the fourth quarter of fiscal 1997 and will restate at that time earnings per share (EPS) data for prior periods to conform with SFAS 128. Earlier application is not permitted.

  SFAS 128 replaces current EPS reporting requirements and requires a dual presentation of basic and diluted EPS. Basic EPS excludes dilution and is computed by dividing net income attributable to common stockholders by the weighted average of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. However, the SEC rules regarding share issuances and option and other rights granted to acquire shares prior to an initial public offering, as stated above, are still applicable and such amounts are included in both basic and diluted EPS.

               HALL, KINION & ASSOCIATES, INC. AND SUBSIDIARIES

YEAR ENDED DECEMBER 31, 1994, 1995 AND 1996 AND SIX MONTHS ENDED JUNE 30, 1996
                                 AND 1997

  (INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED JUNE 30, 1996
                          AND 1997 IS UNAUDITED)

  Pro forma amounts for basic and diluted EPS assuming SFAS 128 had been in effect for the periods presented are as follows:

                                                                   SIX MONTHS
                                            YEARS ENDED DEC. 31, ENDED JUNE 30,
                                            -------------------- ---------------
                                             1994   1995   1996   1996    1997
                                            ------ ------ ------ ------- -------
   Basic EPS...............................  $ --   $0.09  $0.15   $0.12   $0.06
   Diluted EPS.............................  $ --   $0.09  $0.15   $0.11   $0.06

2. ACQUISITION

  In December 1996, the Company completed the acquisition of certain assets of TeamAlliance Technology Partners, L.P. and its related limited liability companies ("TeamAlliance"), a provider of staffing services to information technology companies. The acquisition was accounted for as a purchase. The consolidated financial statements of the Company include the results of operations of TeamAlliance for the month of December 1996. The total consideration for this purchase was $9,424,000 including $949,000 of costs attributable to the acquisition. Terms of the acquisition included a cash payment of $4,168,000 at the date of acquisition and the issuance of 52,000 shares of Company common stock valued at $260,000. In addition, the Company has agreed to pay the sellers an aggregate of $4,200,000 in three future annual installments as follows: October 31, 1997--$1,250,000; October 31, 1998--$1,250,000; and October 31, 1999--$1,700,000. In addition, payments for the limited liability companies are being made in twelve monthly installments aggregating $502,000 and are included in accrued liabilities.

  Had the acquisition of TeamAlliance been completed at the beginning of 1996, the Company's pro forma revenues, net income and earnings per share for 1996 would have been approximately $65,091,000, $475,000, and $0.05. Had the acquisition of TeamAlliance been completed at the beginning of 1995, the Company's pro forma revenues, net loss and loss per share for 1995 would have been approximately $39,574,000, $(95,000), and $(0.01). Pro forma adjustments reflect the elimination of TeamAlliance revenues for offices not acquired by the Company, the interest on the cash paid in the acquisition and the amortization of goodwill as well as the dilution attributable to the shares issued and stock options granted.

3. PROPERTY AND EQUIPMENT

  Property and equipment consists of:

                                                DECEMBER 31,         JUNE 30,
                                            ----------------------  ----------
                                               1995        1996        1997
                                            ----------  ----------  ----------
   Property and equipment.................. $1,206,000  $3,071,000  $3,986,000
   Land and building.......................        --    2,047,000   2,047,000
   Leasehold improvements..................     38,000      99,000     137,000
                                            ----------  ----------  ----------
                                             1,244,000   5,217,000   6,170,000
   Accumulated depreciation and
    amortization...........................   (410,000)   (786,000) (1,211,000)
                                            ----------  ----------  ----------
                                            $  834,000  $4,431,000  $4,959,000
                                            ==========  ==========  ==========

  In October 1996, the Company purchased land, building and furniture in Park City, Utah to serve as a training facility. The purchase price consisted of cash of $1,000,000 and a seller-financed mortgage note payable

               HALL, KINION & ASSOCIATES, INC. AND SUBSIDIARIES

YEAR ENDED DECEMBER 31, 1994, 1995 AND 1996 AND SIX MONTHS ENDED JUNE 30, 1996
                                 AND 1997

  (INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED JUNE 30, 1996
                          AND 1997 IS UNAUDITED)

in the amount of $1,147,000. The note bears interest at a fixed rate of 8.75% per annum and is payable in monthly installments of principal and interest through 2026.

4. DEBT

  The Company has a term loan and revolving line of credit facility enabling the Company to borrow a stated percentage of eligible accounts receivable up to a maximum of $12,000,000. Borrowings under this facility in the form of the term loan bear interest at the bank's prime rate (8.25% at December 31, 1996) plus one percent, and borrowings under the revolving line of credit bear interest at the bank's prime rate plus one-half percent. All borrowings under this facility are collateralized by substantially all of the assets of the Company. During the period from June 30, 1997 to June 30, 1998, the Company is required to maintain an interest-bearing deposit at the bank averaging $3,000,000. If the average balance falls below this amount in any of the four quarters covered by this period, the Company has agreed to pay the bank $5,000 for such quarter. At December 31, 1996, in connection with the acquisition of TeamAlliance, the Company borrowed $4,000,000 under the term loan facility and $418,000 under the revolving line of credit. Commencing in January 1997, the term loan requires monthly installments of $83,000 plus interest; the revolving line of credit requires monthly payments of interest only. At June 30, 1997, the Company had $3,828,000 outstanding under the revolving line of credit.

  The facility contains certain covenants requiring the Company to maintain a minimum level of profitability and net worth and maintain specific ratios of working capital and current portion of debt to operating cash flow. The Company was not in compliance with all covenants as of December 31, 1996; however, such noncompliance at that date has been waived by the bank.

  Debt consists of the following at December 31, 1996:

      Bank term loan, due 1998....................................  $ 4,000,000
      Present value of installments due in connection with
       acquisition of TeamAlliance (discounted at 8.34%) (Note 2).    3,977,000
      Mortgage note payable (Note 3)..............................    1,146,000
                                                                    -----------
                                                                      9,123,000
      Current portion of debt.....................................   (2,385,000)
                                                                    -----------
      Long-term debt..............................................  $ 6,738,000
                                                                    ===========

  Future payment requirements in connection with debt are: 1997, $2,385,000; 1998, $2,037,000; 1999, $2,583,000; 2000, $1,011,000; 2001, $12,000;
thereafter, $1,095,000.

5. EMPLOYEE BENEFIT PLAN

  The Company has a 401(k) profit-sharing plan covering substantially all employees with at least 90 days of continuous service. Employees may contribute up to 15% of their eligible compensation to a maximum amount as provided under the Internal Revenue Code. At the discretion of the Board of Directors, the Company may match employee contributions. For 1994 and 1995, the Company contributed approximately $9,000 and $37,000, respectively. The Company has accrued $55,000 for a matching contribution in 1996.

               HALL, KINION & ASSOCIATES, INC. AND SUBSIDIARIES

YEAR ENDED DECEMBER 31, 1994, 1995 AND 1996 AND SIX MONTHS ENDED JUNE 30, 1996
                                 AND 1997

  (INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED JUNE 30, 1996
                          AND 1997 IS UNAUDITED)


6. LEASE COMMITMENTS

  The Company leases its office facilities under various noncancellable operating leases which expire through 2002. Rent expense included in operating expenses for 1994, 1995 and 1996 was approximately $170,000, $295,000 and $802,000, respectively. Future minimum payments under all operating leases at December 31, 1996 are as follows:

   Years Ending December 31,
   -------------------------
   1997.............................................................. $1,387,000
   1998..............................................................  1,311,000
   1999..............................................................  1,148,000
   2000..............................................................    784,000
   2001..............................................................    504,000
   Thereafter........................................................    190,000
                                                                      ----------
      Total.......................................................... $5,324,000
                                                                      ==========

7. REDEEMABLE CONVERTIBLE PREFERRED STOCK

  In January 1996, the Company completed the sale of 1,600,000 shares of Series A redeemable preferred stock for an aggregate price of $10,000,000 less costs of approximately $100,000 associated with the issuance.

  Significant terms of the redeemable preferred stock are as follows:

    Conversion--Each share of preferred stock may be converted into common stock at any time at the option of the preferred stockholder or automatically upon consummation of a public offering of common stock with an offering price of at least $12.50 per share and $20,000,000 in the aggregate. Each preferred share may be converted to one share of common stock subject to adjustments as defined in the agreement.

    Dividends--Noncumulative cash dividends at the rate of $0.56 per share per annum payable in preference to any declaration or payment of any dividend on common stock if and when declared by the Board of Directors.

    Liquidation Preference--In the event of any liquidation, dissolution or winding up of the Company, the holders of the preferred shares are entitled to receive, prior and in preference to any distributions to holders of common stock, an amount per share equal to the greater of:

    . $12.50 per preferred share plus any and all declared but unpaid dividends,

    . $6.25 per preferred share plus $1.56 per share for each 12 months that have passed since January 26, 1996, compounded annually, plus any and all declared but unpaid dividends, or

    . The amount that would be distributable to each share of common stock assuming the conversion of all such Series A preferred stock on a one-for-one basis plus any and all declared but unpaid dividends.

    Redemption--Beginning on January 26, 2000, the preferred shares may be redeemed at the liquidation preference amount. The Company may elect to redeem the preferred stock in three equal annual installments.

               HALL, KINION & ASSOCIATES, INC. AND SUBSIDIARIES

YEAR ENDED DECEMBER 31, 1994, 1995 AND 1996 AND SIX MONTHS ENDED JUNE 30, 1996
                                 AND 1997

  (INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED JUNE 30, 1996
                          AND 1997 IS UNAUDITED)


8. STOCKHOLDERS' EQUITY

  CAPITAL STOCK--The Company is authorized to issue 11,600,000 shares of capital stock consisting of 10,000,000 shares of common stock and 1,600,000 shares of preferred stock.

  STOCKHOLDER NOTES RECEIVABLE--On January 30, 1996, the Company loaned to its two principal common stockholders, an aggregate of $5,000,000 under non-recourse promissory notes collateralized by a total of 1,600,000 shares of the Company's common stock. Each promissory note bears interest at 6.91% per annum and principal and interest are due and payable on January 30, 2001 or earlier in the event, among other things, the Company were sold or merged resulting in a change in control, the Company were to consummate a public offering of its common stock, or the respective stockholder voluntarily terminates employment with the Company. At maturity, or earlier in the event of acceleration, the two principal common stockholders may tender at least an aggregate of 800,000 shares of Common Stock (the number of shares to be based upon the then fair market value) as full payment of the principal and interest due on the promissory notes.

  STOCK OPTIONS--The Company's 1996 Stock Option Plan (the Plan), as amended authorizes the issuance of up to 2,300,000 shares of common stock for the grant of incentive or nonqualified stock options to key employees, nonemployees, directors and consultants who provide services to the Company. Under the Plan, options are generally granted at fair market value at the date of grant as determined by the Board of Directors. Such options are immediately exercisable and vest over periods ranging from two to five years and expire up to ten years from the grant date. Prior to the adoption of the Plan, the Company was authorized to grant options to purchase 625,000 shares of common stock. These options become exercisable over periods ranging from three to five years and expire up to ten years from the grant date. In 1996, the Company issued 974,000 options outside of the Plan to an employee of which 50% were vested at year ended December 31, 1996 and 50% will vest ratably over 24 months commencing January 1998 with acceleration clauses. Option activity is as follows:

                                                                    WEIGHTED
                                                       NUMBER       AVERAGE
                                                      OF SHARES  EXERCISE PRICE
                                                      ---------  --------------
   Balance, January 1, 1995..........................       --       $  --
   Granted (weighted average fair value of $26,000)..   454,000      $ 0.30
   Canceled..........................................   (13,000)     $ 0.30
                                                      ---------
   Balance, December 31, 1995 (none exercisable).....   441,000      $ 0.30
   Granted (weighted average fair value of
    $1,054,000)...................................... 1,828,000      $ 4.07
   Canceled..........................................   (63,000)     $ 3.00
   Exercised.........................................    (5,000)     $ 1.26
                                                      ---------
   Balance, December 31, 1996........................ 2,201,000      $ 3.35
   Granted...........................................   342,000      $10.00
   Canceled..........................................   (59,000)     $ 4.10
   Exercised.........................................   (46,000)     $ 0.30
                                                      ---------
   Balance, June 30, 1997............................ 2,438,000      $ 4.33
                                                      =========

               HALL, KINION & ASSOCIATES, INC. AND SUBSIDIARIES

YEAR ENDED DECEMBER 31, 1994, 1995 AND 1996 AND SIX MONTHS ENDED JUNE 30, 1996
                                 AND 1997

  (INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED JUNE 30, 1996
                          AND 1997 IS UNAUDITED)


  Additional information regarding options outstanding as of December 31, 1996 is as follows:

                                            OPTIONS OUTSTANDING
                                           ---------------------
                                                                 OPTIONS EXERCISABLE
                                             WEIGHTED            --------------------
                                             AVERAGE    WEIGHTED             WEIGHTED
                                            REMAINING   AVERAGE              AVERAGE
      RANGE OF                   NUMBER    CONTRACTUAL  EXERCISE   NUMBER    EXERCISE
   EXERCISE PRICES             OUTSTANDING LIFE (YEARS)  PRICE   EXERCISABLE  PRICE
   ---------------             ----------- ------------ -------- ----------- --------
       $0.30.................     418,000      8.63      $0.30      140,000   $0.30
       $1.50.................      94,000      9.35      $1.50       94,000   $1.50
       $4.00.................   1,366,000      9.74      $4.00    1,366,000   $4.00
       $5.10.................     323,000      9.92      $5.10      323,000   $5.10
                                ---------                         ---------
                                2,201,000      9.54      $3.35    1,923,000   $3.79
                                =========                         =========

  At December 31, 1996 and June 30, 1997, 1,068,000 and 785,000 options, respectively, were available for future grant.

  ADDITIONAL STOCK PLAN INFORMATION--As discussed in Note 1, the Company continues to account for its stock-based awards using the intrinsic value method in accordance with APB 25, Accounting for Stock Issued to Employees and its related interpretations. Accordingly, no compensation expense has been recognized in the financial statements for employee stock arrangements.

  Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, (SFAS 123) requires the disclosure of pro forma net income and earnings per share had the Company adopted the fair value method as of the beginning of fiscal 1995. Under SFAS 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which affect the calculated values. The Company's calculations were made using the Black-Scholes option pricing model with the following weighted average assumptions: expected life, 12 months following vesting; volatility, zero in 1995 and 1996; risk free interest rates, 6.5% in 1995 and 1996; and no dividends during the expected term. The Company's calculations are based on a multiple option valuation approach and forfeitures are recognized as they occur. If the computed fair values of the 1995 and 1996 awards had been amortized to expense over the vesting period of the awards, pro forma net income and pro forma net income per share would have been $678,000, $0.09 per share, and $1,087,000, $0.12 per share, in 1995 and 1996, respectively.

  COMMON STOCK WARRANTS--Common stock warrants have been issued in conjunction with the issuance of the preferred stock in January 1996. At December 31, 1996, the Company had outstanding warrants to purchase 250,000 shares of common stock at $0.01 per share. In addition, the Company has outstanding warrants held by the preferred stockholder to purchase up to 242,000 shares of common stock at $0.01 per share in the event the Company's two principal stockholders tender less than an aggregate of 800,000 common shares as full satisfaction of their outstanding notes.

               HALL, KINION & ASSOCIATES, INC. AND SUBSIDIARIES

YEAR ENDED DECEMBER 31, 1994, 1995 AND 1996 AND SIX MONTHS ENDED JUNE 30, 1996
                                 AND 1997

  (INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED JUNE 30, 1996
                          AND 1997 IS UNAUDITED)


9. INCOME TAXES

  The provision for income taxes consists of the following:

                                                  YEAR ENDED DECEMBER 31,
                                               --------------------------------
                                                 1994       1995        1996
                                               ---------  ---------  ----------
   Current:
     Federal.................................. $  96,000  $ 494,000  $  808,000
     State....................................    33,000    148,000     257,000
                                               ---------  ---------  ----------
                                                 129,000    642,000   1,065,000
                                               ---------  ---------  ----------
   Deferred:
     Federal..................................   (76,000)  (134,000)    (41,000)
     State....................................   (27,000)   (39,000)    (20,000)
                                               ---------  ---------  ----------
                                                (103,000)  (173,000)    (61,000)
                                               ---------  ---------  ----------
                                               $  26,000  $ 469,000  $1,004,000
                                               =========  =========  ==========

  The Company's effective tax rate differs from the federal statutory rate as follows:

                                                               1994  1995  1996
                                                               ----- ----- -----
   Income tax expense at statutory rate....................... 34.0% 34.0% 34.0%
   State income taxes, net of federal benefit.................  6.8   6.3   6.5
   Other items, net...........................................  3.3   0.4   2.0
                                                               ----- ----- -----
                                                               44.1% 40.7% 42.5%
                                                               ===== ===== =====

  The components of net deferred tax assets are as follows:

                                                               DECEMBER 31,
                                                             ------------------
                                                               1995      1996
                                                             --------  --------
   Deferred tax assets--
    Accruals and reserves recognized in different periods... $350,000  $364,000
   Deferred tax liabilities--accrual to cash conversion.....  (71,000)  (24,000)
                                                             --------  --------
   Net deferred tax assets.................................. $279,000  $340,000
                                                             ========  ========

10. CONTINGENCIES

  The Company is party to various legal actions in the normal course of business. Although the ultimate outcome of these matters is not presently determinable, management believes that the resolution of all such pending matters will not have a material adverse effect on the Company's financial position or results of operations.

                HALL, KINION & ASSOCIATES, INC. AND SUBSIDIARIES

 YEAR ENDED DECEMBER 31, 1994, 1995 AND 1996 AND SIX MONTHS ENDED JUNE 30, 1996
                                 AND 1997

(INFORMATION AS OF JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND
                            1997 IS UNAUDITED)


11. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

  The following provides additional information concerning supplemental disclosures of cash flow activities:

                                                             SIX MONTHS ENDED
                                 YEAR ENDED DECEMBER 31,         JUNE 30,
                              -----------------------------  -----------------
                                1994     1995      1996        1996     1997
                              -------- -------- -----------  -------- --------
   Cash paid during the
    period for:
     Income taxes............ $ 49,000 $577,000 $ 1,956,000  $431,000 $ 86,000
     Interest ...............  115,000  117,000      46,000    29,000  345,000
   Noncash investing and
    financing activities:
     Purchase of land,
      building and furniture
      for note payable.......      --       --    1,147,000       --       --
     Exercise of stock
      options................      --       --        6,000       --       --
     Common Stock issued.....      --       --          --        --   150,000
     Effect of business
      acquisition:
       Intangible assets and
        equipment acquired...      --       --  $ 9,424,000       --       --
       Installment
        obligations issued...      --       --   (4,047,000)      --       --
       Common stock issued...      --       --     (260,000)      --       --
       Accrued expenses in
        connection with
        acquisition..........      --       --     (794,000)      --       --
                                                -----------
         Cash paid for
          business
          acquisition........                   $ 4,323,000
                                                ===========

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To TeamAlliance Technology Partners, L.P.:

  We have audited the accompanying consolidated balance sheets of TeamAlliance Technology Partners, L.P. and Subsidiaries as of December 31, 1994 and 1995, and the related statements of income, changes in partners' capital and cash flows for the period from inception (May 1, 1994) through December 31, 1994 and for the year ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TeamAlliance Technology Partners, L.P. and Subsidiaries as of December 31, 1994 and 1995, and the results of its operations and its cash flows for the period from inception (May 1, 1994) through December 31, 1994 and for the year ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

New York, New York
October 30, 1996 (except with
 respect to Note 10, as to which the
 date is December 4, 1996)

                         INDEPENDENT AUDITORS' REPORT

To TeamAlliance Technology Partners, L.P. and Subsidiaries:

  We have audited the accompanying consolidated balance sheet of TeamAlliance Technology Partners, L.P. and Subsidiaries as of December 1, 1996, and the related consolidated statements of income, changes in partners' capital and cash flows for the period from January 1, 1996 through December 1, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of TeamAlliance Technology Partners, L.P. and Subsidiaries, as of December 1, 1996 and the results of their operations and their cash flows for the above-stated period then ended in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

San Jose, California
May 20, 1997

            TEAMALLIANCE TECHNOLOGY PARTNERS, L.P. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                    DECEMBER 31,
                                                 -------------------
                                                                     DECEMBER 1,
                                                   1994      1995       1996
                                                 -------- ---------- -----------
ASSETS
Current Assets:
 Cash..........................................  $ 67,155 $   86,296 $  224,822
 Accounts receivable, net of allowance for
  doubtful accounts of $0, $84,529 and
  $165,903, respectively.......................   581,585  3,031,537  2,687,122
 Prepaid expenses and other....................    14,373    134,998     22,900
                                                 -------- ---------- ----------
      Total current assets.....................   663,113  3,252,831  2,934,844
Fixed assets, net..............................    18,489    199,326    240,722
Organization costs, net of accumulated amorti-
 zation of $1,110 and $12,120 and $103,938, re-
 spectively....................................    10,491     91,788        --
Other assets...................................     9,250     28,130     24,380
                                                 -------- ---------- ----------
      Total assets.............................  $701,343 $3,572,075 $3,199,946
                                                 ======== ========== ==========
LIABILITIES AND PARTNERS' CAPITAL
Current Liabilities:
 Short term borrowings.........................  $    --  $2,227,963 $2,148,958
 Accounts payable and accrued expenses.........   528,088    803,891  1,043,885
 Related party loans payable and advances......    18,525    120,000     39,940
 Obligation under capital lease................       --      95,904        --
                                                 -------- ---------- ----------
      Total current liabilities................   546,613  3,247,758  3,232,783
Related party loans payable and advances--long
 term..........................................       --      29,941        --
Partners' Capital:
 General Partner...............................    77,365    128,354    (16,418)
 Limited Partner...............................    77,365    166,022    (16,419)
                                                 -------- ---------- ----------
      Total partners' capital..................   154,730    294,376    (32,837)
                                                 -------- ---------- ----------
      Total liabilities and partners' capital..  $701,343 $3,572,075 $3,199,946
                                                 ======== ========== ==========


   The accompanying notes are an integral part of these financial statements.

            TEAMALLIANCE TECHNOLOGY PARTNERS, L.P. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                       PERIOD FROM
                                        INCEPTION                 PERIOD FROM
                                      (MAY 1, 1994)             JANUARY 1, 1996
                                         THROUGH    YEAR ENDED      THROUGH
                                      DECEMBER 31,   DECEMBER     DECEMBER 1,
                                          1994       31, 1995        1996
                                      ------------- ----------- ---------------
Revenues.............................  $1,674,949   $14,191,153   $19,198,731
Expenses:
 Direct costs of revenues............     969,560     9,090,526    13,775,073
 Selling, general and administrative
  expenses...........................     473,857     3,426,972     4,346,927
 Legal fees related to sale (see Note
  9).................................         --            --        151,657
 Interest and financing costs........         248       311,786       505,983
 Write-off of organization costs.....         --         54,900        91,788
                                       ----------   -----------   -----------
Income before provision for income
 taxes...............................     231,284     1,306,969       327,303
Provision for income taxes...........      10,554        27,323        22,830
                                       ----------   -----------   -----------
Net income...........................  $  220,730   $ 1,279,646   $   304,473
                                       ==========   ===========   ===========



   The accompanying notes are an integral part of these financial statements.

            TEAMALLIANCE TECHNOLOGY PARTNERS, L.P. AND SUBSIDIARIES

             CONSOLIDATED STATEMENT OF CHANGES IN PARTNERS' CAPITAL

                                                GENERAL   LIMITED
                                                PARTNER   PARTNER     TOTAL
                                                --------  --------  ----------
Initial Contribution, May 1, 1994.............. $ 15,000  $ 15,000  $   30,000
Net Income.....................................  110,365   110,365     220,730
Distributions..................................  (48,000)  (48,000)    (96,000)
                                                --------  --------  ----------
   Balances, December 31, 1994.................   77,365    77,365     154,730
Net Income.....................................  540,989   738,657   1,279,646
Distributions.................................. (490,000) (650,000) (1,140,000)
                                                --------  --------  ----------
   Balances, December 31, 1995.................  128,354   166,022     294,376
Net Income ....................................  213,914    90,559     304,473
Distributions ................................. (358,686) (273,000)   (631,686)
                                                --------  --------  ----------
   Balances, December 1, 1996 ................. $(16,418) $(16,419) $  (32,837)
                                                ========  ========  ==========



   The accompanying notes are an integral part of these financial statements.

            TEAMALLIANCE TECHNOLOGY PARTNERS, L.P. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                               PERIOD FROM                        PERIOD FROM
                            INCEPTION (MAY 1,                   JANUARY 1, 1996
                              1994) THROUGH      YEAR ENDED         THROUGH
                            DECEMBER 31, 1994 DECEMBER 31, 1995 DECEMBER 1, 1996
                            ----------------- ----------------- ----------------
Cash flows from operating
 activities:
 Net Income...............      $ 220,730        $ 1,279,646       $ 304,473
 Adjustments to reconcile
  net income to net cash
  provided (used) by
  operating activities:
  Depreciation and
   amortization...........          6,117             44,396          82,759
  Write-off of
   organization costs.....            --              54,900          91,788
  (Increase) decrease in
   accounts receivable....       (581,585)        (2,449,952)        344,415
  (Increase) decrease in
   prepaid expenses and
   other..................        (14,373)          (120,625)        112,098
  (Increase) decrease in
   other assets...........         (9,250)           (18,880)          3,750
  Increase in accounts
   payable and accrued
   expenses...............        528,088            275,803         239,994
                                ---------        -----------       ---------
    Net cash provided
     (used) by operating
     activities...........        149,727           (934,712)      1,179,277
                                ---------        -----------       ---------
Cash flows from investing
 activities:
 Acquisition of fixed
  assets..................        (23,496)          (129,673)       (124,155)
 Increase in organization
  costs...................        (11,601)          (153,305)            --
                                ---------        -----------       ---------
    Net cash used by in-
     vesting activities...        (35,097)          (282,978)       (124,155)
                                ---------        -----------       ---------
Cash flows from financing
 activities:
 Increase (decrease) in
  short term borrowings,
  net.....................            --           2,227,963         (79,005)
 Proceeds from related
  party loans and
  advances................         18,525            256,079             --
 Repayments of related
  party loans and
  advances................            --             (70,595)       (110,001)
 Repayments of obligation
  under capital leases....            --             (36,616)        (95,904)
 Initial contribution.....         30,000                --              --
 Distributions to
  partners................        (96,000)        (1,140,000)       (631,686)
                                ---------        -----------       ---------
    Net cash provided
     (used) by financing
     activities...........        (47,475)         1,236,831        (916,596)
                                ---------        -----------       ---------
Increase in cash..........         67,155             19,141         138,526
Cash--Beginning of period.            --              67,155          86,296
                                ---------        -----------       ---------
Cash--End of period.......      $  67,155        $    86,296       $ 224,822
                                =========        ===========       =========

SUPPLEMENTAL INFORMATION

Interest and other
 financing costs paid.....      $     --         $   309,949       $ 491,204
Income taxes paid.........            --               7,712          22,830
Non-cash investing and
 financing activities
 Capital lease
  obligations.............            --             132,521             --
 Payment of debt with
  fixed assets............            --              54,069             --

   The accompanying notes are an integral part of these financial statements.

            TEAMALLIANCE TECHNOLOGY PARTNERS, L.P. AND SUBSIDIARIES

    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE PERIOD FROM INCEPTION
                                (MAY 1, 1994)
  THROUGH DECEMBER 31, 1994, FOR THE YEAR ENDED DECEMBER 31, 1995 AND FOR THE
             PERIOD FROM JANUARY 1, 1996 THROUGH DECEMBER 1, 1996

1. ORGANIZATION AND NATURE OF BUSINESS

  TeamAlliance Technology Partners, L.P. (the "Partnership") was formed on May 1, 1994 by TeamAlliance Technology Partners, Inc. (the "General Partner") and Team Visions, Inc. (the "Limited Partner") for the purpose of providing temporary and permanent personnel in the high technology industries. TeamAlliance Technology Partners, L.P. and its general partner formed numerous limited liability companies throughout the United States in which their respective ownership interest is 99% and 1% and whose period of duration is thirty years. (The Partnership and limited liability companies collectively are herein referred to as the "Company.")

  Pursuant to the terms of the Partnership Agreement between TeamAlliance Technology Partners, Inc. and Team Visions, Inc., the Partnership shall continue until December 31, 2006 unless terminated prior to that date.

  The consolidated financial statements included herein do not reflect a reduction to income nor a liability to the minority owner (TeamAlliance Technology Partners, Inc.) of the limited liability companies as such amount has been deemed to be immaterial.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of consolidation--The consolidated financial statements include the accounts of TeamAlliance Technology Partners, L.P. and its majority owned and controlled limited liability companies (subsidiaries). All material intercompany transactions have been eliminated (see Note 1 relating to minority interest).

  Revenue recognition--Revenue relating to the placement of temporary personnel is recognized upon performance of the service. Revenue relating to the placement of permanent personnel is recognized when the individual commences employment.

  Fixed Assets--Fixed assets are recorded at cost and primarily consists of computer equipment. Depreciation is provided for under the double declining method over an expected useful life of 5 years. Assets under the capital lease obligation are capitalized and depreciated using the straight line method over 3 years.

  Fixed Assets are comprised of the following:

                                           DECEMBER 31, DECEMBER 31, DECEMBER 1,
                                               1994         1995        1996
                                           ------------ ------------ -----------
    Computer Equipment....................   $23,496      $225,120    $353,893
    Furniture & Fixtures..................        --         6,500       6,500
                                             -------      --------    --------
                                              23,496       231,620     360,393
   Less: Accumulated depreciation.........    (5,007)      (32,294)   (119,671)
                                             -------      --------    --------
                                             $18,489      $199,326    $240,722
                                             =======      ========    ========

  The gross and net book value of assets under the capital lease obligation was $132,521 and $126,999 at December 31, 1995 and nil at December 1, 1996.

  Organization costs--Organization costs are amortized under the straight-line method over a period of five years.

  Advertising and promotion expenses--The cost of advertising and promotion is expensed when incurred.

  Software--The cost to develop internally used software is expensed as incurred.

            TEAMALLIANCE TECHNOLOGY PARTNERS, L.P. AND SUBSIDIARIES

     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE PERIOD FROM INCEPTION
                                 (MAY 1, 1994)
  THROUGH DECEMBER 31, 1994, FOR THE YEAR ENDED DECEMBER 31, 1995 AND FOR THE
       PERIOD FROM JANUARY 1, 1996 THROUGH DECEMBER 1, 1996--(CONTINUED)


  Direct cost of revenues--Direct cost of revenues consist of payroll and the related benefits costs for the placement of temporary personnel.

  Income Taxes--The Partnership and limited liabilities companies are not taxable entities for federal and state income tax purposes. Accordingly, for financial reporting purposes, no recognition has been given to income taxes related to such operations. The tax on company's income is borne by the individual partners and members through the allocation of taxable income or loss. Such taxable income or loss may vary substantially from net income or net loss reported in the consolidated statements of income. Income taxes reflected in the accompanying financial statements consist predominantly of unincorporated business taxes. The Company has adopted the cash basis of accounting for income tax purposes. A deferred tax liability results from timing differences in the recognition of income and expenses between financial statement income and taxable income, which was not material.

  Concentration of credit risks--The Company operates throughout the United States, with approximately one half of its revenues generated from companies in the New York Metropolitan area. The Company grants credit to its customers, who are principally in the financial services and technology industries.

  Use of estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

3. ACCOUNTS RECEIVABLE FINANCING

  On March 7, 1995 the Company entered into an agreement to sell, on a revolving basis, an undivided interest in a designated pool of accounts receivable relating to its temporary placement business. The factoring charge (administration fee) amounts to 2% of the receivables sold. In addition, interest is charged (financing fee) at 0.4% of the total receivables sold which remain unpaid by the customer for 1 day but less than 31 days plus an additional 0.5% of the receivables which remain unpaid for 31 days but not more than 60 days. After 60 days, the Company is obligated to repurchase the unpaid receivables. The rights, title and interest in receivables sold remain with the lender until the termination of the agreement. Upon termination of this agreement, amounts of receivables not yet paid by the Company's customers are returned to the Company for payment. The amount of accounts receivables outstanding under this agreement has been reflected as short term borrowings in the accompanying financial statements. The average amount of borrowings and average interest rate for the year while this agreement was in effect was approximately $1,850,000 and 16%, respectively, for 1995 and $3,268,000 and 15%, respectively, for the period from January 1, 1996 through December 1, 1996.

  In connection with this agreement, the Company has agreed to maintain a certain level of positive tangible net worth as defined by the agreement. At December 31, 1995 the Company was not in compliance with this covenant. In October 1996, the Company obtained a waiver regarding compliance with this covenant through December 31, 1996, and amended the covenant, commencing January 1, 1997, to make it less restrictive and to include a net worth covenant based upon financial statements prepared in accordance with generally accepted accounting principles.

4. LOANS AND ADVANCES PAYABLE

  The Company is indebted to the limited partner in the amount of approximately $39,940 relating to borrowings from the partner and from payments made by the partner on behalf of the Company relating to the purchase of computer equipment. The loan bears interest at 8% per annum and is due through January 1, 1997.

            TEAMALLIANCE TECHNOLOGY PARTNERS, L.P. AND SUBSIDIARIES

     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE PERIOD FROM INCEPTION
                                 (MAY 1, 1994)
  THROUGH DECEMBER 31, 1994, FOR THE YEAR ENDED DECEMBER 31, 1995 AND FOR THE
       PERIOD FROM JANUARY 1, 1996 THROUGH DECEMBER 1, 1996--(CONTINUED)


5. OBLIGATION UNDER CAPITAL LEASE

  During 1995 the Company leased certain computer equipment and software under a capital lease agreement at an interest rate of approximately 15%. The lease was paid in 1996. The debt was secured by the assets underlying the agreement.

6. COMMITMENTS AND CONTINGENCIES

  Operating Leases--The Company leases office space under operating leases and subleases expiring through January 2001. Future minimal rental payments under these agreements are as follows:

   1997................................................................ $139,000
   1998................................................................  139,000
   1999................................................................  139,000
   2000................................................................  139,000
   2001................................................................   12,000
                                                                        --------
                                                                        $568,000
                                                                        ========

  Rent expense, net of subrental income of $76,500 in 1995, was approximately $41,000, $180,000 and $155,000 in 1994, 1995 and 1996, respectively.

  Letter of Credit--The Company issued an irrevocable standby letter of credit in the amount of $420,000, which expired on March 7, 1997 as security of its liability resulting from the Accounts Receivable Financing (see Note 3). The letter of credit is guaranteed by an individual who is the sole stockholder of the limited partner. The Company has agreed to indemnify and hold harmless the guarantor in connection with his guarantee.

7. RELATED PARTY TRANSACTIONS

  The Company leased space to a company affiliated with the limited partner at the rate of $8,500 per month which commenced in March 1995 and terminated in February 1996. In addition, companies affiliated with the limited partner conduct educational seminars for the training and support of Company employees, which amounted to approximately $78,000, $173,000 and $7,000 in 1994, 1995 and 1996, respectively and has been reflected in selling, general and administrative expenses in the accompanying statements of income.

  Companies either wholly or partially owned by stockholders of the general partner performed services in connection with the placement of temporary personnel. These amounts totaled approximately $37,000, $69,000 and nil in 1994, 1995 and 1996, respectively.

  The Company incurred approximately $40,000 in 1995 and $42,000 in 1996 of legal fees relating to the general partner. These amounts were treated as distributions to the general partner.

            TEAMALLIANCE TECHNOLOGY PARTNERS, L.P. AND SUBSIDIARIES

     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE PERIOD FROM INCEPTION
                                 (MAY 1, 1994)
  THROUGH DECEMBER 31, 1994, FOR THE YEAR ENDED DECEMBER 31, 1995 AND FOR THE
         PERIOD FROM JANUARY 1, 1996 TO DECEMBER 1, 1996--(CONTINUED)


8. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

  Accounts payable and accrued expenses consist of the following:

                                                     DECEMBER 31,
                                                   ----------------- DECEMBER 1,
                                                     1994     1995      1996
                                                   -------- -------- -----------
      Accrued payroll and benefits................ $402,625 $488,616 $  411,524
      Accrued taxes other than income.............   10,554   30,165     15,818
      Accrued commissions.........................   48,466   22,959     60,644
      Accrued professional services...............   16,430  105,522    242,837
      Sales tax payable...........................   18,902   49,696     55,881
      Other.......................................   31,111  106,933    257,181
                                                   -------- -------- ----------
                                                   $528,088 $803,891 $1,043,885
                                                   ======== ======== ==========

9. MAJOR CUSTOMERS

  During 1994 one customer accounted for 15% of revenues.

10. SUBSEQUENT EVENT

  On November 26, 1996, the Partnership and six of its majority-owned limited liability companies entered into an Asset Purchase Agreement whereby they sold to TA Acquisition Corporation, a wholly owned subsidiary of Hall, Kinion and Associates, Inc. ("Hall Kinion"), the assets and the business of the Partnership and a majority of its limited liability companies. The consideration received by the Partnership includes $4,168,000 in cash and 52,000 shares of common stock of Hall Kinion upon closing, $1,250,000 on October 31, 1997, $1,250,000 on October 31, 1998 and $1,700,000 on October 31,
1999. Payments to be received after closing are conditioned upon the continued employment of shareholders of the General Partner. Upon completion of this transaction, the operating activities of the Partnership will be significantly less than that reflected in the accompanying financial statements.

             HALL, KINION & ASSOCIATES, INC. AND SUBSIDIARIES AND
            TEAMALLIANCE TECHNOLOGY PARTNERS, L.P. AND SUBSIDIARIES

         UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL INFORMATION

  On December 2, 1996, Hall, Kinion & Associates, Inc. (the "Company" or "HK") acquired certain assets of TeamAlliance Technology Partners, L.P. and Subsidiaries ("TA") including the assets of related regional limited liability corporations (the LLC's) of which TA was a majority owner. The following unaudited pro forma condensed combining financial information reflects this business combination which has been accounted for under the purchase method of accounting.

  The unaudited pro forma condensed combining financial information should be read in conjunction with the accompanying notes to the pro forma condensed combining financial information and in conjunction with the historical consolidated financial statements and the related notes thereto of the Company and the historical financial statements and related notes thereto of TA included herein.

  The unaudited pro forma condensed combining statement of income combines the Company's results of operations for the year ended December 31, 1996 with the operating results of TA for the comparable periods and have been prepared as if the merger was completed as of January 1, 1996. The unaudited pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have occurred had the merger been consummated at the beginning of the period prescribed, nor is it necessarily indicative of future operating results.

              HALL, KINION & ASSOCIATES, INC. AND SUBSIDIARIES AND
            TEAMALLIANCE TECHNOLOGY PARTNERS, L.P. AND SUBSIDIARIES

               PRO FORMA CONDENSED COMBINING STATEMENT OF INCOME
                                  (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                           YEAR ENDED DECEMBER 31, 1996
                                       -----------------------------------------
                                                          PRO FORMA    PRO FORMA
                                         HK       TA     ADJUSTMENTS   COMBINED
                                       -------  -------  -----------   ---------
                                         (A)      (B)
Net revenues.........................  $50,571  $19,199    $(4,679)(c)  $65,091
Cost of revenues.....................   30,342   13,775     (3,263)(d)   40,854
                                       -------  -------    -------      -------
Gross profit.........................   20,229    5,424     (1,416)      24,237
Operating expenses...................   18,233    4,499       (192)(e)   22,540
                                       -------  -------    -------      -------
Income from operations...............    1,996      925     (1,224)       1,697
Other income (expense):
  Interest income....................      434      --         --           434
  Interest expense...................      (65)    (506)      (563)(f)   (1,134)
  Other expenses, net................      --       (92)        14 (g)      (78)
                                       -------  -------    -------      -------
    Total other income (expense),
     net.............................      369     (598)      (549)        (778)
                                       -------  -------    -------      -------
Income before income taxes...........    2,365      327     (1,773)         919
Income taxes.........................    1,004       23       (583)(h)      444
                                       -------  -------    -------      -------
Net income...........................  $ 1,361  $   304    $(1,190)     $   475
                                       =======  =======    =======      =======
Net income per share:
  Primary............................  $  0.15                          $  0.05
                                       =======                          =======
  Fully diluted......................  $  0.15                          $  0.05
                                       =======                          =======
Shares used in per share computation:
  Primary............................    9,351                            9,351
                                       =======                          =======
  Fully diluted......................    9,371                            9,371
                                       =======                          =======

 See notes to unaudited pro forma condensed combining statement of income.

     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENTS OF INCOME

                   FOR THE YEAR ENDED DECEMBER 31, 1996

  (a) The amounts for HK are derived from audited financial statements and include the activity of TA from December 2, 1996 (date of acquisition).

  (b) The amounts for TA are derived from audited financial statements and include activity from January 1, 1996 through December 1, 1996.

  (c) Elimination of revenues related to the regional LLC's that were not acquired by HK on December 2, 1996.

  (d) Elimination of cost of revenues related to the regional LLC's that were not acquired by HK on December 2, 1996.

  (e) Adjustments to operating expenses:

                                                                    YEAR ENDED
                                                                   DECEMBER 31,
                                                                       1996
                                                                   ------------
     Expenses associated with regional LLC's not acquired.........  $(721,000)
     Compensation and bonuses of former TA General Partners in
      lieu of distributions.......................................    424,000
     Amortization of acquired goodwill, over 30 years.............    256,000
     Legal fees associated with purchase of TA....................   (151,000)
                                                                    ---------
                                                                    $(192,000)
                                                                    =========

  (f) Additional interest expense associated with the use of cash or additional borrowings for the purchase of TA.

  (g) The elimination of other expenses related to the regional LLC's that were not acquired by HK on December 2, 1996.

  (h) Additional corporate income taxes at a rate of 48% net of state tax deductions, as TA was a partnership taxed at the individual partner's level prior to acquisition, netted with tax benefits realized from amortization of acquired goodwill.

                             [PHOTOGRAPH OF GLOBE]
                                   SAN JOSE
                                   AUSTIN
                                   CHICAGO
                                   DENVER
                                   HOUSTON
                                   LONDON
                                   NEW YORK
                                   ORLANDO
                                   PHOENIX
                                   PORTLAND
                                   RALEIGH
                                   SALT LAKE CITY
                                   SEATTLE
                                   TAMPA

HALL KINION:

Hall Kinion is a leading provider of IT Professionals for the next generation of technology with offices in 14 major technology centers located throughout the United States and London. Our practice groups provide services in specialized areas of technical expertise.

CONTRACT SERVICES

Our team of account managers and technical recruiting agents focuses on the specialized needs of our customers to better ensure that only the most qualified personnel are matched to contract positions.

CAD
MIS
INTERNET
NET
QA
UNIX
WINDOWS
WRITERS

RECRUITING SERVICES

Our network of specialized IT professionals and knowledge of the industry enable us to more quickly and efficiently place direct hires for our clients.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  No dealer, sales representative or any other person has been authorized to give any information or to make any representations in connection with the Offering other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, any of the Selling Stockholders or any of the Underwriters. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy the securities offered hereby to any person or by anyone in any jurisdiction in which it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.
                              -------------------
                               TABLE OF CONTENTS
                              -------------------

                                                                            Page
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    7
The Company...............................................................   12
Use of Proceeds...........................................................   13
Dividend Policy...........................................................   13
Capitalization............................................................   14
Dilution..................................................................   15
Selected Consolidated and Pro Forma Consolidated Financial Data...........   16
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   17
Business..................................................................   24
Management................................................................   35
Certain Transactions......................................................   43
Principal and Selling Stockholders........................................   45
Description of Capital Stock..............................................   47
Shares Eligible for Future Sale...........................................   50
Underwriting..............................................................   52
Legal Matters.............................................................   53
Experts...................................................................   54
Additional Information....................................................   54
Index to Consolidated Financial Statements................................  F-1

  Until     , 19   (25 days after the date of this Prospectus), all dealers
effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                               2,515,000 SHARES


                            [LOGO OF HALL KINION]

                                 COMMON STOCK

                               ----------------
                                  PROSPECTUS
                               ----------------

                             Montgomery Securities

                             Robert W. Baird & Co.
                                 Incorporated

                      The Robinson-Humphrey Company, Inc.

                                       , 1997

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fees.

   SEC Registration fee............................................... $ 11,394
   NASD fee...........................................................    5,260
   Nasdaq National Market listing fee.................................    1,000
   Printing and engraving expenses....................................  155,000
   Legal fees and expenses............................................  350,000
   Accounting fees and expenses.......................................  290,000
   Blue sky fees and expenses.........................................   15,000
   Transfer agent fees................................................   10,000
   Miscellaneous fees and expenses....................................   62,346
                                                                       --------
     Total............................................................ $900,000
                                                                       ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article VII, Section 6, of the Registrant's Bylaws provides for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. The Registrant's Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty as directors to the Company and its stockholders. This provision in the Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Registrant intends to enter into Indemnification Agreements with its officers and directors, a form of which is attached as Exhibit 10.1 hereto and incorporated herein by reference. The Indemnification Agreements provide the Registrant's officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law. Reference is made to Section 8 of the Underwriting Agreement contained in Exhibit 1.1 hereto, indemnifying officers and directors of the Registrant against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  The following is a summary of transactions by the Registrant during the last three years preceding the date hereof involving sales of the Registrant's securities that were not registered under the Securities Act.

    1. On January 30, 1996, the Registrant issued and sold 1,600,000 shares of its Series A Preferred Stock to a group of three investors for aggregate cash consideration of $10,000,000.00.

    2. On January 30, 1996, the Registrant issued and sold warrants to purchase an aggregate of 250,000 shares of its Common Stock at an exercise price of $0.01 per share to the same group of three investors referenced in 1 above. No cash consideration was paid for these warrants.

    3. On January 30, 1996, the Registrant issued and sold warrants to purchase an aggregate of 242,215 shares of its Common Stock at an exercise price of $0.01 per share to the same group of three investors referenced in 1 and 2 above. The consideration paid for these warrants was $30.00.

    4. On December 2, 1996, in connection with the TeamAlliance Acquisition, the Registrant issued 52,000 shares of its Common Stock to TeamAlliance Technology Partners, L.P. and Subsidiaries as part of the consideration paid by the Registrant for certain assets purchased.

    5. On June 6, 1997, the Registrant issued an aggregate of 15,000 shares of its Common Stock to Richard E. Swanson and Camerlengo & Johnson pursuant to the terms of a settlement agreement.

    6. The Registrant has issued and sold 51,088 shares (assuming no exercise of stock options after June 30, 1997) of its Common Stock to employees pursuant to exercises of options under its 1996 Stock Option Plan.

    7. The Registrant has granted options to purchase an aggregate of 1,464,186 shares of Common Stock to employees of the Company under its 1996 Stock Option Plan and 974,000 shares of Common Stock to an employee and director of the Company outside of 1996 Stock Option Plan.

  The issuances described in Items 15(1)-(5) were deemed exempt from registration under the Securities Act in reliance on Section 4(2) of such Act as transactions by an issuer not involving any public offering. In addition, the recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access, through their relationships with the Registrant, to information about the Registrant. The issuances described in Items 15(6)-(7) were deemed exempt from registration under the Securities Act in reliance upon 701 promulgated under the Securities Act or Section 4(2) of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits

 EXHIBIT
   NO.                                 DESCRIPTION
 -------                               -----------
   1.1   Form of Underwriting Agreement.
  *2.1   Agreement and Plan of Merger dated  , 1997, for the merger of Hall,
         Kinion & Associates, Inc., a California corporation into Hall, Kinion
         & Associates, Inc., a Delaware corporation (the "Registrant").
  +2.2   Asset Purchase Agreement dated November 26, 1996, among the Registrant and the other parties named therein.
  +3.1   Certificate of Incorporation of the Registrant.
  *3.2   Form of Restated Certificate of Incorporation to be filed upon the closing of the Offering made pursuant to this Registration Statement.
  +3.3   Bylaws of the Registrant.
   4.1   Reference is made to Exhibits 3.1, 3.2 and 3.3.
  +4.2   Investors' Rights Agreement, dated January 26, 1996, among the
         Registrant, certain stockholders and investors named therein.
  +4.3   Right of First Refusal and Co-Sale Agreement, dated January 30, 1996, among the Registrant, certain stockholders and investors named therein.
  *4.4   Specimen Common Stock certificate.
  *5.1   Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian,
         LLP.

 EXHIBIT
   NO.                                 DESCRIPTION
 -------                               -----------
  +9.1   Dean Call Voting Trust Agreement, dated January 15, 1996, among Brenda
         Hall, Virgil Hall and the stockholders of the Registrant named therein.
  +9.2   Kinion Voting Trust Agreement, dated January 17, 1996, among Todd
         Kinion and the stockholders of the Registrant named therein.
  +9.3   Amended and Restated Voting Trust Agreement, dated October 29, 1996, among the Registrant, Brenda C. Hall and Todd J. Kinion.
 +10.1   Form of Indemnification Agreement to be entered into between the
         Registrant and its directors and certain officers.
 *10.2   1997 Stock Option Plan and forms of agreements thereunder.
 *10.3   Employee Stock Purchase Plan.
 +10.4   Pledge Agreement, dated January 30, 1996, among the Registrant, Brenda
         Hall and the investors named therein.
 +10.5   Pledge Agreement, dated January 30, 1996, among the Registrant, Todd
         Kinion and the investors named therein.
 +10.6   Secured Promissory Note, dated January 30, 1996, made by Brenda Hall in favor of the Registrant.
 +10.7   Secured Promissory Note, dated January 30, 1996, made by Todd Kinion in favor of the Registrant.
 +10.8   Escrow Agreement, dated January 30, 1996, among the Registrant, Brenda
         Hall and the other parties named therein.
 +10.9   Escrow Agreement, dated January 30, 1996, among the Registrant, Todd
         Kinion and the other parties named therein.
 +10.10  Series A Preferred Stock and Warrant Purchase Agreement, dated January
         30, 1996, among the Registrant, certain stockholders and investors named therein.
 *10.11  Employment Agreement, dated October 18, 1996, between the Registrant and Paul Bartlett.
 *10.12  Stock Option Agreement, dated October 18, 1996, between the Registrant and Paul Bartlett.
 +10.13  Settlement Agreement and General Release, dated October 29, 1996 among the Registrant, Brenda Hall, as Voting Trustee of the Voting Trust,
         and Todd Kinion.
 +10.14  Employment Agreement, dated December 2, 1996, between the Registrant and Mordecai Levine.
 +10.15  Employment Agreement, dated December 2, 1996, between the Registrant and Richard Harmon.
 +10.16  Consulting and Settlement Agreement, dated February 28, 1997, between the Registrant and Keith Corbin.
  10.17  Loan & Security Agreement (Accounts and Inventory), dated April 26,
         1995, between the Registrant and Comerica Bank-California (the "Loan &
         Security Agreement"); Addendum to Loan & Security Agreement; Second
         Addendum to Loan & Security Agreement; Modification to Loan & Security
         Agreement, dated December 20, 1995; Second Modification to Loan &
         Security Agreement, dated October 21, 1996; Borrower's Authorization dated October 16, 1996; Borrowers Authorization dated October 21,
         1996; and Guaranty, dated April 26, 1995.
 +10.18  Assumption and Assignment of Sublease, dated December 2, 1996, between the Registrant and TeamAlliance Technology Partners, L.P.
 +10.19  Standard Sublease, dated March 1, 1997, between the Registrant and
         Seagate Technology, Inc.
 +10.20  Employment Agreement, dated May 23, 1997, between the Registrant and
         Brenda C. Hall.
 +10.21  Agreement to Tender Shares dated May 23, 1997, between the Registrant and Brenda C. Hall.

 EXHIBIT
   NO.                                 DESCRIPTION
 -------                               -----------
 +10.22  Agreement to Tender Shares, dated May 23, 1997, between the Registrant and Todd J. Kinion.
  10.23  Promissory Note Secured by Deed of Trust, dated August 5, 1996, made by Rita S. Hazell and Quentin D. Hazell in favor of the Registrant.
  10.24  Settlement Agreement with Mutual Release, dated May, 1997, between
         Richard E. Swanson and the Registrant, Brenda C. Hall and Todd J.
         Kinion.
  11.1   Computation of Earnings Per Share.
 +21.1   Subsidiary of the Registrant.
  23.1   Consent of Independent Auditors (see page II-7).
  23.2   Consent of Independent Public Accountants (see page II-8).
 *23.3   Consent of Counsel. Reference is made to Exhibit 5.1.
 +24.1   Power of Attorney.
  27.1   Financial Data Schedule.

--------

+ Previously filed.
* To be filed by amendment.

  (b) Financial Statement Schedules

    Schedule II--Valuation and Qualifying Accounts

  Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

  The Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Delaware General Corporation Law, the Certificate of Incorporation or the Bylaws of the Registrant, the Underwriting Agreement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cupertino, State of California, on this 10th day of July, 1997.

                                          HALL, KINION & ASSOCIATES, INC.


                                          By   /s/ Paul H. Bartlett
                                            ___________________________________
                                                   Paul H. Bartlett
                                                       President

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS AMENDMENT TO REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

                   *                    Chief Executive Officer,   July 10, 1997
 ______________________________________  Chairman of the Board
             Brenda C. Hall              (Principal Executive
                                         Officer) and Director

      /s/ Martin A. Kropelnicki         Chief Financial Officer    July 10, 1997
 ______________________________________  and Vice President
         Martin A. Kropelnicki           (Principal Financial
                                         and Accounting Officer)

          /s/ Paul H. Bartlett          President and Director     July 10, 1997
 ______________________________________
             Paul H. Bartlett

                   *                    Director                   July 10, 1997
 ______________________________________
             Todd J. Kinion

                   *                    Director                   July 10, 1997
 ______________________________________
          Kathleen D. LaPorte

                   *                    Director                   July 10, 1997
 ______________________________________
            Jon H. Rowberry

         /s/ Paul H. Bartlett
 *By: _________________________________
            Paul H. Bartlett
           (Attorney-in-Fact)

                                                                   EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

  We consent to the use in this Amendment No. 1 to Registration Statement No. 333-28365 of Hall, Kinion & Associates, Inc. on Form S-1 of our report dated May 16, 1997, appearing in the Prospectus, which is part of this Registration Statement, and of our report dated May 16, 1997 relating to the financial statement schedule appearing elsewhere in this Registration Statement.

  We also consent to the use in this Amendment No. 1 to Registration Statement No. 333-28365 of our report on TeamAlliance Technology Partners, L.P. dated May 20, 1997, appearing in the Prospectus, which is part of this Registration Statement.

  We also consent to the reference to us under the heading "Experts" in such Prospectus.

DELOITTE & TOUCHE LLP
San Jose, California

July 10, 1997

                                                                   EXHIBIT 23.2

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  As independent public accountants, we hereby consent to the use of our report (and to all references to our firm) included in or made a part of this Registration Statement (File No. 333-28365).

                                          ARTHUR ANDERSEN LLP

New York, New York

July 10, 1997

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors of Shareholders of Hall, Kinion & Associates, Inc.:

  We have audited the consolidated financial statements of Hall, Kinion & Associates, Inc. and Subsidiaries as of December 31, 1995 and 1996, and for each of the three years in the period ended December 31, 1996, and have issued our report thereon dated May 16, 1997 included elsewhere in this Registration Statement. Our audits also included the financial statement schedule of Hall, Kinion & Associates, Inc. listed in Item 16(b)II of this Registration Statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

DELOITTE & TOUCHE LLP
San Jose, California
May 16, 1997

                HALL, KINION & ASSOCIATES, INC. AND SUBSIDIARIES

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                             ADDITIONS
                                       ---------------------
                           BALANCE AT  CHARGED TO CHARGED TO
                          BEGINNING OF COSTS AND    OTHER                BALANCE AT
 DESCRIPTION                 PERIOD     EXPENSES   ACCOUNTS  DEDUCTIONS END OF PERIOD
 -----------              ------------ ---------- ---------- ---------- -------------
 Allowance for doubtful
  accounts:
 December 31,
   1994..................     $ 21        $100       $--        $ --        $121
   1995..................      121         175        --          --         296
   1996..................      296         145        31         (69)        403

                                 EXHIBIT INDEX

                                                                   SEQUENTIALLY
 EXHIBIT                                                             NUMBERED
   NO.                         DESCRIPTION                             PAGE
 -------                       -----------                         ------------
   1.1   Form of Underwriting Agreement.
  *2.1   Agreement and Plan of Merger dated  , 1997, for the
         merger of Hall, Kinion & Associates, Inc., a California
         corporation into Hall, Kinion & Associates, Inc., a
         Delaware corporation (the "Registrant").
  +2.2   Asset Purchase Agreement dated November 26, 1996, among
         the Registrant and the other parties named therein.
  +3.1   Certificate of Incorporation of the Registrant.
  *3.2   Form of Restated Certificate of Incorporation to be
         filed upon the closing of the Offering made pursuant to
         this Registration Statement.
  +3.3   Bylaws of the Registrant.
   4.1   Reference is made to Exhibits 3.1, 3.2 and 3.3.
  +4.2   Investors' Rights Agreement, dated January 26, 1996,
         among the Registrant, certain stockholders and
         investors named therein.
  +4.3   Right of First Refusal and Co-Sale Agreement, dated
         January 30, 1996, among the Registrant, certain
         stockholders and investors named therein.
  *4.4   Specimen Common Stock certificate.
  *5.1   Opinion of Gunderson Dettmer Stough Villeneuve Franklin
         & Hachigian, LLP.
  +9.1   Dean Call Voting Trust Agreement, dated January 15,
         1996, among Brenda Hall, Virgil Hall and the
         stockholders of the Registrant named therein.
  +9.2   Kinion Voting Trust Agreement, dated January 17, 1996,
         among Todd Kinion and the stockholders of the
         Registrant named therein.
  +9.3   Amended and Restated Voting Trust Agreement, dated
         October 29, 1996, among the Registrant, Brenda C. Hall
         and Todd J. Kinion.
 +10.1   Form of Indemnification Agreement to be entered into
         between the Registrant and its directors and certain
         officers.
 *10.2   1997 Stock Option Plan and forms of agreements
         thereunder.
 *10.3   Employee Stock Purchase Plan.
 +10.4   Pledge Agreement, dated January 30, 1996, among the
         Registrant, Brenda Hall and the investors named
         therein.
 +10.5   Pledge Agreement, dated January 30, 1996, among the
         Registrant, Todd Kinion and the investors named
         therein.
 +10.6   Secured Promissory Note, dated January 30, 1996, made
         by Brenda Hall in favor of the Registrant.
 +10.7   Secured Promissory Note, dated January 30, 1996, made
         by Todd Kinion in favor of the Registrant.
 +10.8   Escrow Agreement, dated January 30, 1996, among the
         Registrant, Brenda Hall and the other parties named
         therein.
 +10.9   Escrow Agreement, dated January 30, 1996, among the
         Registrant, Todd Kinion and the other parties named
         therein.

                                                                   SEQUENTIALLY
 EXHIBIT                                                             NUMBERED
   NO.                         DESCRIPTION                             PAGE
 -------                       -----------                         ------------
 +10.10  Series A Preferred Stock and Warrant Purchase
         Agreement, dated January 30, 1996, among the
         Registrant, certain stockholders and investors named
         therein.
 *10.11  Employment Agreement, dated October 18, 1996, between the Registrant and Paul Bartlett.
 *10.12  Stock Option Agreement, dated October 18, 1996, between the Registrant and Paul Bartlett.
 +10.13  Settlement Agreement and General Release, dated October
         29, 1996 among the Registrant, Brenda Hall, as Voting
         Trustee of the Voting Trust, and Todd Kinion.
 +10.14  Employment Agreement, dated December 2, 1996, between the Registrant and Mordecai Levine.
 +10.15  Employment Agreement, dated December 2, 1996, between the Registrant and Richard Harmon.
 +10.16  Consulting and Settlement Agreement, dated February 28,
         1997, between the Registrant and Keith Corbin.
  10.17  Loan & Security Agreement (Accounts and Inventory),
         dated April 26, 1995, between the Registrant and
         Comerica Bank-California (the "Loan & Security
         Agreement"); Addendum to Loan & Security Agreement;
         Second Addendum to Loan & Security Agreement;
         Modification to Loan & Security Agreement, dated
         December 20, 1995; Second Modification to Loan &
         Security Agreement, dated October 21, 1996; Borrower's
         Authorization dated October 16, 1996; Borrowers
         Authorization dated October 21, 1996; and Guaranty,
         dated April 26, 1995.
 +10.18  Assumption and Assignment of Sublease, dated December
         2, 1996, between the Registrant and TeamAlliance
         Technology Partners, L.P.
 +10.19  Standard Sublease, dated March 1, 1997, between the
         Registrant and Seagate Technology, Inc.
 +10.20  Employment Agreement, dated May 23, 1997, between the
         Registrant and Brenda C. Hall.
 +10.21  Agreement to Tender Shares dated May 23, 1997, between the Registrant and Brenda C. Hall.
 +10.22  Agreement to Tender Shares, dated May 23, 1997, between the Registrant and Todd J. Kinion.
  10.23  Promissory Note Secured by Deed of Trust, dated August
         5, 1996, made by Rita S. Hazell and Quentin D. Hazell
         in favor of the Registrant.
  10.24  Settlement Agreement with Mutual Release, dated May,
         1997, between Richard E. Swanson and the Registrant,
         Brenda C. Hall and Todd J. Kinion.
  11.1   Computation of Earnings Per Share.
 +21.1   Subsidiary of the Registrant.
  23.1   Consent of Independent Auditors (see page II-7).
  23.2   Consent of Independent Public Accountants (see page II-
         8).
 *23.3   Consent of Counsel. Reference is made to Exhibit 5.1.
 +24.1   Power of Attorney.
  27.1   Financial Data Schedule.

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+ Previously filed.
* To be filed by amendment.